SUBMITTED CONFIDENTIALLY TO THE DIVISION OF CORPORATION FINANCE, AUGUST 2, 2012

As filed with the Securities and Exchange Commission on                        , 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Fairway Group Holdings Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5411 (Primary Standard Industrial Classification Code Number)	74-1201087 (I.R.S. Employer Identification Number)

2284 12th Avenue
New York, New York 10027
(646) 616-8000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Herbert Ruetsch, Chief Executive Officer
Fairway Group Holdings Corp.
2284 12th Avenue
New York, New York 10027
(646) 616-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Paul Jacobs, Esq. Roy L. Goldman, Esq. Steven I. Suzzan, Esq. Fulbright & Jaworski L.L.P. 666 Fifth Avenue New York, New York 10103 Telephone (212) 318-3000 Fax (212) 318-3400	Nathalie Augustin, Esq. Senior Vice President—General Counsel Fairway Group Holdings Corp. 2284 12th Avenue New York, New York 10027 Telephone (646) 616-8070 Fax (212) 234-2603	Robert Evans III, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 Telephone (212) 848-4000 Fax (646) 848-8830

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Class A common stock, par value $0.001 per share	$	$

(1)
Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act.

(2)
Includes the offering price of shares of common stock that may be sold if the over-allotment option granted by the company to the underwriters is exercised.

          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                          , 2012

[    •    ] Shares

FAIRWAY GROUP HOLDINGS CORP.

Class A Common Stock

        This is the initial public offering of shares of our Class A common stock. Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price of our Class A common stock is expected to be between $             and $             per share. We will apply to list our Class A common stock on                           under the symbol "                           ".

        We have two classes of common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except voting and conversion rights. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to ten votes and is convertible at any time into one share of Class A common stock. The holders of our outstanding shares of Class B common stock will hold approximately         % of the voting power of our outstanding capital stock following this offering, and investment funds affiliated with Sterling Investment Partners, through their ownership of Class B common stock, will hold approximately         % of the voting power of our outstanding capital stock following this offering.

        We are an "emerging growth company," as that term is used in the Jumpstart Our Business Startups Act.

        Investing in our common stock involves risks. See "Risk Factors" on page 14.

        The underwriters have an option to purchase up to an additional                           shares of Class A common stock at the initial public offering price less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments of shares.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Fairway	$	$

        Delivery of the shares of Class A common stock will be made on or about                           , 2012.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	BofA Merrill Lynch	Jefferies	William Blair

The date of this prospectus is                           , 2012

[INSIDER COVER ART TO COME]

        We have not authorized anyone to provide you with information or to make any representations other than those contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Dealer Prospectus Delivery Obligation

        Until                                    , 2012 (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

i

BASIS OF PRESENTATION

        Our fiscal year is the 52- or 53-week period ending on the Sunday closest to March 31. Our last three completed fiscal years ended on March 28, 2010, April 3, 2011 and April 1, 2012. For ease of reference, we identify our fiscal years in this prospectus by reference to the calendar year in which the fiscal year ends. For example, "fiscal 2012" refers to our fiscal year ended April 1, 2012.

TRADEMARKS AND TRADE NAMES

        This prospectus includes our trademarks and service marks, FAIRWAY®, FAIRWAY "Like No Other Market"®, LIKE NO OTHER MARKET® and FAIRWAY WINES & SPIRITS®, which are protected under applicable intellectual property laws and are the property of Fairway. This prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols. We do not intend our use or display of other parties' trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

TERMS USED IN THIS PROSPECTUS

        As used in this prospectus, the term "Greater New York City metropolitan area" means New York City and the New York, New Jersey and Connecticut suburbs within a 50 mile radius of New York City. References to "stores in suburban areas" or similar expressions refer to stores located in the Greater New York City metropolitan area outside of the Borough of Manhattan in New York City. References to "Sterling Investment Partners" are to the investment funds managed by affiliates of Sterling Investment Partners that own shares of our common and preferred stock. The term "SKU" refers to inventory stock-keeping units. "Comparable store sales" refers to the percentage change in our same-store sales as compared to the prior comparable period. Our practice is to include sales from a store in same-store sales beginning on the first day of the fourteenth full month following the store's opening. This practice may differ from the methods that other food retailers use to calculate comparable or "same-store" sales. We define "store contribution margin" as gross profit less direct store expenses (excluding depreciation and amortization included in direct store expenses).

MARKET AND INDUSTRY DATA

        Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, such as the Buxton Company, Chain Store Guide LLC, Willard Bishop Consulting LLC, the Food Marketing Institute and other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. We have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors." These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

ii

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. You should read this entire prospectus, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," before deciding to invest in our Class A common stock. Some of the statements in this summary constitute forward-looking statements, with respect to which you should review the section of this prospectus entitled "Special Note Regarding Forward-Looking Statements." Except where the context otherwise requires or where otherwise indicated, (i) the terms "Fairway" "we," "us," "our," "our Company" and "our business" refer to Fairway Group Holdings Corp., together with its consolidated subsidiaries as a combined entity, and (ii) "issuer" refers to Fairway Group Holdings Corp. as the issuer of the Class A common stock in this offering, exclusive of any of its subsidiaries.

Our Company

        Fairway Market is a high-growth food retailer offering customers a differentiated one-stop shopping experience "Like No Other Market". Since beginning as a small neighborhood market in the 1930s, Fairway has established itself as a leading food retailing destination in the Greater New York City metropolitan area, an approximately $30 billion food retail market that is the largest in the United States. Our stores emphasize an unmatched selection of fresh, natural and organic products, prepared foods and hard-to-find specialty and gourmet offerings, along with a full assortment of conventional groceries. Our prices typically are lower than natural / specialty stores and competitive with conventional supermarkets. We believe that the combination of our broad product selection, in-store experience and value pricing creates a premier food shopping experience that appeals to a broad demographic.

        We operate 10 locations in the Greater New York City metropolitan area, three of which include Fairway Wine and Spirits stores. Three of our food stores, which we refer to as our "urban stores," are located in Manhattan, and the remainder, which we refer to as our "suburban stores," are located in New York (outside of Manhattan), New Jersey and Connecticut. We expect to open an additional food store in each of Manhattan and Westbury, New York in the remainder of calendar 2012.

        We believe our stores are among the most productive in the industry in net sales per store and net sales per square foot as a result of our distinctive merchandising strategies, value positioning and efficient operating structure. Through our focused efforts on expanding our store base, enhancing our customers' shopping experience and improving the value proposition we offer our customers, we have increased our net sales from $401.2 million in fiscal 2010 to $554.9 million in fiscal 2012, or 38.3%, and our Adjusted EBITDA from $23.9 million in fiscal 2010 to $35.8 million in fiscal 2012, or 49.8%, while significantly investing in corporate infrastructure to support our growth, including new store expansion. We had net losses of $7.1 million, $18.6 million and $11.9 million in fiscal 2010, fiscal 2011 and fiscal 2012, respectively. For a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss, see note 5 to the tables included in "—Summary Historical Consolidated Financial and Other Data."

        Fairway provides a highly differentiated one-stop shopping experience "Like No Other Market".

Our Competitive Strengths

        We believe the following strengths contribute to our success as a premier destination food retailer and position us for sustainable growth:

        Iconic brand.    We believe our Fairway brand has a well established reputation for delivering high-quality, value-priced fresh, specialty and conventional groceries. Fairway has served millions of passionate customers in the Greater New York City metropolitan area for more than 75 years, recording approximately 12.7 million customer transactions in fiscal 2012. We believe the Fairway brand is widely recognized throughout the Greater New York City metropolitan area and that the strength of the Fairway brand enhances our ability to: (i) attract a broad demographic of customers from a wider geographic radius than a conventional supermarket; (ii) source hard-to-find, unique gourmet and specialty foods; (iii) build a trusted connection with our customers that results in a high degree of loyalty; (iv) attract and retain highly talented employees; (v) secure attractive real estate locations; and (vi) successfully open new stores.

        Destination food shopping experience "Like No Other Market".    We provide our customers a differentiated one-stop shopping experience by offering a unique mix of product breadth, quality and value in a visually appealing in-store environment. Fairway creates a fun and engaging atmosphere in which customers select from an abundance of fresh foods and other high-quality products while interacting with our attentive and knowledgeable employees throughout the store. Customers will find in our stores a "specialty shop" orientation designed to recreate the best features of local specialty markets, such as a gourmet cheese purveyor, full service butcher shop, seafood market and bakery, all in one location. We believe the distinctive Fairway food shopping experience drives loyalty, referrals and repeat business.

        Distinctive merchandising strategy.    Our merchandising strategy is the foundation of our highly differentiated, one-stop shopping experience. We offer a unique product assortment generally not found in either conventional grocery stores or natural / specialty stores, consisting of a large variety of high-quality produce, meats and seafood, as well as gourmet, specialty and prepared foods and a full selection of everyday conventional groceries. High-quality perishables and prepared foods account for approximately 65% of our sales, compared to the more typical one-quarter to one-third of a conventional grocer's sales. Our Fairway-branded products represent a high-quality, value-oriented specialty alternative unlike the more typical generic, low-cost option presented by conventional food retailers. We believe that our distinctive merchandising strategy has enabled us to build a trusted connection with our customers.

        Powerful store format with industry leading productivity.    We believe our stores are among the most productive in the industry in net sales per store, net sales per square foot and store contribution margin. During fiscal 2012, for food stores open more than 13 full months, our net sales per store and net sales per selling square foot averaged $64.8 million and $1,859, respectively. In addition, during fiscal 2012, the contribution margin of our food stores open more than 13 full months was 12.3%. Our highly productive store format delivers attractive returns on investment due to the following key characteristics:

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  High-volume one-stop shopping destination.  Our distinctive merchandising strategy, locations in high density markets and iconic brand drive strong customer traffic to our stores. Our high volumes result in operating efficiencies and generate high inventory turnover, which enables us to maintain a fresher selection of quality perishables than most of our competitors, in turn helping to drive customer traffic and sales.

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  Attractive product mix.  Our broad assortment of high-quality fresh, natural and organic products and prepared foods, which account for approximately 65% of our sales, and specialty items, which account for approximately 7% of our sales, enhance gross margins and store productivity.

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  Direct-store delivery.  We believe that our "farm-to-shelf" time is shorter than that of many of our competitors. The majority of our perishables are delivered directly to our stores and not stored in a warehouse during the transport period. Direct-store distribution eliminates multiple logistical layers, reducing supply chain costs while enhancing product freshness.

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  Strong vendor relationships.  We have built valued, long-standing relationships with both large and small vendors that enable us to achieve attractive pricing on our broad merchandise offering.

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  Maximum merchandising flexibility.  We generally enable our merchandising teams to control our on-shelf product selection and positioning, rather than permitting vendors to do so through slotting fees. This permits us to offer the products customers want most and provides us with the flexibility to expand or contract our product offerings as demand warrants.

        Proven ability to replicate store model.    Since March 2009, we have successfully opened six new food stores, including three Fairway Wine and Spirits locations, more than doubling our store base. We leverage our well-developed corporate infrastructure, including our dedicated store opening team and flexible supply chain, to open in desirable locations using a disciplined approach to new store site selection.

        Our new suburban food store operating model is based primarily on a store size of approximately 60,000 gross square feet (approximately 40,000 selling square feet), a net cash investment, including store opening costs, of $15 million to $16 million, not all of which requires an immediate cash outlay, net sales after two years of $45 million to $55 million, a contribution margin at maturity of 10% to 13%, and an average payback period on our initial investment of 3 to 3.5 years. We anticipate that a majority of stores that we will open in the near term will be in suburban areas.

        Our new urban food store operating model is based primarily on a store size of approximately 40,000 gross square feet (approximately 25,000 selling square feet), a net cash investment, including store opening costs, of $17 million to $19 million, not all of which requires an immediate cash outlay, net sales after two years of $75 million to $85 million, a contribution margin at maturity of 17% to 20%, and an average payback period on our initial investment of less than two years.

        Passionate and experienced management team.    We are led by a management team with a proven track record, complemented by hands-on senior merchants and store operations managers who have broad responsibility for merchandising and store operations. Our senior merchants have an average of 32 years in the food retailing industry and an average of 14 years at Fairway, and we believe they are widely recognized as authorities in their product categories.

Our Growth Strategy

        We plan to pursue the following growth strategies:

        Open stores in existing and new markets.    For the next several years, we intend to grow our store base in the Greater New York City metropolitan area, primarily in suburban locations, at a rate of three to four stores annually. Over time, we also plan to expand Fairway's presence into new, high-density metropolitan markets. Based on demographic research conducted for us by the Buxton Company, a customer analytics research firm, we believe, based on these demographics, we have the opportunity to more than triple the number of stores in our existing marketing region of the Greater New York City metropolitan area, that the Northeast market (from New England to the District of Columbia) can support up to 90 stores and the U.S. market can support more than 300 additional stores (including stores in the Northeast) operating under our current format.

        Capitalize on consumer trends.    We believe that our differentiated format positions us to capitalize on evolving consumer preferences and other key trends currently shaping the food retail industry, which include:

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  Increasing focus on the customer shopping experience;

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  Increasing consumer focus on healthy eating; and

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  Increasing consumer interest in private label product offerings.

        Improve our operating margins.    We intend to improve our operating margins by leveraging our well-developed and scalable infrastructure and continuing to implement our key operating initiatives. We have made significant investments in management, information technology systems, infrastructure, compliance and marketing to enable us to pursue our growth plans without a significant increase in infrastructure spending. As we grow our store base, we will continue to use proprietary analytical, data driven techniques to optimize sales and profitability across our network.

Risks Affecting Our Business

        While we have set forth our competitive strengths above, food retail is a large and highly competitive industry, and our business involves many risks and uncertainties, including:

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  our ability to open new stores on a timely basis or at all;

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  our ability to achieve sustained sales and profitable operating margins at new stores;

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  the availability of financing to pursue our new store openings on satisfactory terms or at all;

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  our ability to compete effectively with other retailers;

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  our ability to maintain price competitiveness;

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  the geographic concentration of our stores;

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  ongoing economic uncertainty;

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  our ability to maintain or improve our operating margins;

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  ordering errors or product supply disruptions in the delivery of perishable products;

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  our ability to retain and attract senior management, key employees and qualified store-level employees;

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  rising costs of providing employee benefits, including increased healthcare costs and pension contributions due to unfunded pension liabilities; and

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  our ability to satisfy our ongoing capital needs and unanticipated cash requirements.

Investing in our Class A common stock involves substantial risk. The factors that could adversely affect our results and performance, including those identified above, are discussed under the heading "Risk Factors" immediately following this summary. Before you invest in our Class A common stock, you should carefully consider all of the information in this prospectus, including matters set forth under the heading "Risk Factors."

Exchange

        Prior to the completion of this offering, we will complete an internal recapitalization pursuant to which we will effect a [    •    ]-for-one stock split and reclassify our outstanding common stock into shares of Class B common stock. At the closing of this offering, we will issue [    •    ] shares of our Class B common stock, assuming an initial public offering price of $[    •    ] per share, which is the midpoint of the price range set forth on the cover of this prospectus, in exchange for the [    •    ] shares of our outstanding preferred stock that are not being redeemed with the proceeds of this offering. See "Use of Proceeds." For ease of reference, we collectively refer to the [    •    ]-for-one stock split, reclassification of our outstanding common stock into shares of Class B common stock and issuance of shares of Class B common stock in exchange for our preferred stock as the "Exchange." Upon completion of the Exchange, our authorized capital stock will consist of [    •    ] shares of Class A common stock, par value $0.001 per share, [    •    ] shares of Class B common stock, par value $0.001 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.001 per share. See "Description of Capital Stock."

Corporate Information

        The issuer was incorporated as a Delaware corporation on September 29, 2006. Our corporate headquarters is located at 2284 12th Avenue, New York, New York 10027. Our telephone number is (646) 616-8000. Our website address is http://www.fairwaymarket.com. The information on our website is not deemed, and you should not consider such information, to be part of this prospectus.

Implications of Being an Emerging Growth Company

        We qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. Accordingly, we have included only four, rather than five, years of selected financial data due to a change in our fiscal year, included detailed compensation information for only our three most highly compensated executive officers and not included a compensation discussion and analysis

(CD&A) of our executive compensation programs in this prospectus. In addition, for so long as we are an emerging growth company, we will not be required to:

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  have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act");

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  comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (the "PCAOB") regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

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  submit certain executive compensation matters to shareholder advisory votes, such as "say-on-pay" and "say-on-frequency;" and

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  disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO's compensation to median employee compensation.

        While we are an emerging growth company the JOBS Act also permits us to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to delay the adoption of new or revised accounting pronouncements applicable to public and private companies until such pronouncements become mandatory for private companies.

        We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1 billion or more in annual gross revenues; (ii) the end of fiscal 2018; (iii) our issuance, in a three year period, of more than $1 billion in non-convertible debt; and (iv) the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million on the last business day of our second fiscal quarter.

THE OFFERING

Class A common stock offered by us	shares.
Class A common stock to be outstanding immediately after this offering	shares.
Class B common stock to be outstanding immediately after this offering	shares.
Total Class A common stock and Class B common stock to be outstanding immediately after this offering	shares.
Underwriters' option to purchase additional shares of Class A common stock from the issuer	shares.
Use of proceeds

We estimate that our net proceeds from this offering will be approximately $[•] million, assuming an initial public offering price of $[•] per share, which is the midpoint of the price range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds that we receive from this offering for new store growth and other general corporate purposes, after redeeming [•] shares of our outstanding preferred stock at an aggregate redemption price of approximately $[•], [repaying approximately $[•] of our outstanding debt,] and paying $[•] to an affiliate of Sterling Investment Partners in connection with the termination of our management agreement with such affiliate. See "Use of Proceeds."

Risk factors

Investing in shares of our Class A common stock involves a high degree of risk. See "Risk Factors" beginning on page 14 of this prospectus for a discussion of factors you should carefully consider before investing in shares of our Class A common stock.

Voting rights	Shares of Class A common stock are entitled to one vote per share.
Shares of Class B common stock are entitled to ten votes per share.

Holders of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law. Investment funds affiliated with Sterling Investment Partners, which after our initial public offering will control more than [•]% of the voting power of our outstanding capital stock, will have the ability to control the outcome of all matters submitted to our stockholders for approval, including the election of our directors. See "Description of Capital Stock."

All outstanding shares of Class A common stock and Class B common stock will automatically convert into a single class of common stock when the number of outstanding shares of Class B common stock owned by Sterling Investment Partners represents less than 15% of the aggregate combined number of outstanding shares of Class A common stock and Class B common stock, and no additional shares of Class A common stock or Class B common stock will be issued thereafter.

Proposed symbol	" ".

        Unless otherwise indicated, all information in this prospectus relating to the number of shares of capital stock outstanding immediately after this offering:

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  gives effect to a [    •    ]-for-one stock split and the reclassification of our outstanding common stock into shares of Class B common stock;

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  gives effect to the issuance of [    •    ] shares of our Class B common stock, assuming an initial public offering price of $[    •    ] per share, which is the midpoint of the price range set forth on the cover of this prospectus, in exchange for the [    •    ] shares of our outstanding preferred stock that are not being redeemed with a portion of the proceeds of this offering;

  •
  assumes the effectiveness of our amended and restated certificate of incorporation and amended and restated bylaws;

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  excludes an aggregate of [    •    ] shares of our Class A common stock reserved for future grants under our 2012 Equity Incentive Plan; and

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  assumes (i) no exercise by the underwriters of their option to purchase up to [    •    ] additional shares of Class A common stock from the issuer; and (ii) an initial public offering price of $[    •    ] per share, the midpoint of the initial public offering price range indicated on the cover of this prospectus.

Summary Historical Consolidated Financial and Other Data

        The following tables summarize our financial data as of the dates and for the periods indicated. We have derived the summary consolidated financial data for the fiscal years ended March 29, 2009, March 28, 2010, April 3, 2011 and April 1, 2012 from our audited consolidated financial statements for such years. Our audited consolidated financial statements as of April 3, 2011 and April 1, 2012 and for the fiscal years ended March 28, 2010, April 3, 2011 and April 1, 2012 have been included in this prospectus. Each of our fiscal years ended March 29, 2009, March 28, 2010 and April 1, 2012 consists of 52 weeks; our fiscal year ended April 3, 2011 consists of 53 weeks. The differing length of certain fiscal years may affect the comparability of certain data.

        The as adjusted balance sheet data set forth below as of April 1, 2012 gives effect to: (i) the Exchange; (ii) our receipt of estimated net proceeds from our issuance and sale of [    •    ] shares of Class A common stock in this offering at an assumed initial public offering price of $[    •    ] per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us; (iii) the use of the net proceeds that we receive from this offering to redeem [    •    ] shares of our outstanding preferred stock at an aggregate redemption price of approximately $[    •    ], [repay approximately $[    •    ] of our outstanding debt,] and pay $[    •    ] to an affiliate of Sterling Investment Partners in connection with the termination of our management agreement with such affiliate, in each case as if such transactions had occurred on such date.

        Since March 2009, we have opened six food stores (one urban and five suburban) in the Greater New York City metropolitan area, three of which include Fairway Wine and Spirits locations, bringing our total stores open to 10 (our latest store in Woodland Park, New Jersey was opened in June 2012, and is not presented in the following tables). We expect to open an additional food store in each of Manhattan and Westbury, New York in the remainder of calendar 2012. Our income (loss) from operations in each period shown has been affected by the number of stores open and the number of stores in the process of being opened in each period.

        We believe our food stores are among the most productive in the industry in net sales per store and net sales per square foot as a result of our distinctive merchandising strategies, value proposition and efficient operating structure. As the Selected Operating Data table reflects, however, our average net sales per store and average net sales per gross square foot have declined as we have increased the number of suburban stores that we operate. Our suburban stores are larger in size (average of 65,000 gross square feet (39,000 selling square feet)) than our urban stores that have greater real estate constraints (average of 51,000 gross square feet (23,000 selling square feet)) and generate comparatively lower sales and contribution margin.

        While we have increased our net sales from $401.2 million in fiscal 2010 to $554.9 million in fiscal 2012, or 38.3%, and our Adjusted EBITDA from $23.9 million in fiscal 2010 to $35.8 million in fiscal 2012, or 49.8%, our comparable store sales have been impacted by sales transfer from our existing stores to our newly opened stores that are in closer proximity to some of our customers and by our price optimization initiative. As we open new stores in closer proximity to our customers who currently travel longer distances to shop at our stores, we expect some of these customers to take advantage of the convenience of our new locations. As a result, we have experienced in the past, and expect to experience in the future, some sales volume transfer from our existing stores to our new stores as some of our existing customers switch to new, closer locations. However, we believe that by making shopping at our stores for those customers who travel longer distances more convenient, our overall sales to these customers will increase as they increase the frequency and amount of purchases from our stores. We launched our price optimization initiative across our store network late in fiscal 2011 to refine the pricing and balance of our promotional activities across our mix of higher-margin perishable items and everyday value-oriented conventional grocery items. Our price optimization initiative has resulted in an increase in our gross margins.

        The summary historical consolidated data presented below should be read in conjunction with the sections entitled "Risk Factors," "Selected Historical Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes and other financial data included elsewhere in this prospectus.

Statement of Income Data

	Fiscal Year Ended
	March 29, 2009(1)		March 28, 2010		April 3, 2011		April 1, 2012
	(dollars in thousands, except for per share data)
Net sales		$343,106		$401,167		$485,712		$554,858
Cost of sales and occupancy costs(2)		230,912		271,599		326,207		368,728

Gross profit		112,194		129,568		159,505		186,130
Direct store expenses		70,371		85,840		109,867		132,446
General and administrative expenses		28,998		34,676		40,038		44,331
Store opening costs(3)		3,066		3,949		10,006		12,688

Income (loss) from operations		9,759		5,103		(406)		(3,335)
Interest expense, net		10,279		13,787		19,111		16,918
Loss on early extinguishment of debt(4)		—		2,837		13,931		—

Loss before income taxes		(520)		(11,521)		(33,448)		(20,253)
Income tax (benefit)		(851)		(4,426)		(14,860)		(8,304)

Net income (loss)		$331		$(7,095)		$(18,588)		$(11,949)

Net (loss) attributable to common stockholders(5)		$(10,836)		$(23,750)		$(39,021)		$(36,677)

Net (loss) per share attributable to common stockholders(5)
Basic and diluted loss per common share(5)
Pro forma basic and diluted per common share(5)	$		$		$		$

Other Financial Data

	Fiscal Year Ended
	March 29, 2009	March 28, 2010	April 3, 2011	April 1, 2012
	(dollars in thousands)
Adjusted EBITDA(6)	$21,785	$23,874	$29,309	$35,775
Depreciation and amortization	$7,175	$10,233	$14,588	$19,202
Capital expenditures	$21,650	$21,658	$27,797	$44,528
Gross margin(7)	32.7%	32.3%	32.8%	33.5%
Adjusted EBITDA margin(8)	6.3%	6.0%	6.0%	6.4%

Selected Operating Data

	Fiscal Year Ended
	March 29, 2009	March 28, 2010	April 3, 2011	April 1, 2012
Locations at end of period(9)	5	5	7	9
Total gross square feet at end of period	297,551	297,551	458,923	557,677
Change in square footage for period	20.3%	—	54.2%	21.5%
Average store size
Gross square feet	59,510	59,510	65,560	61,964
Selling square feet(10)	31,157	31,157	36,348	34,976
Average net sales per square foot
Gross square foot(11)	$1,381	$1,348	$1,287	$1,018
Selling square foot(11)	$2,774	$2,575	$2,458	$1,859
Average net sales per store per week ($000)(12)	$1,642	$1,543	$1,473	$1,246
Comparable store sales growth (decrease) per period(13)	10.1%	0.5%	(4.9)%	(7.1)%
New stores opened in period (location/date)	Paramus, NJ (3/2009)	—	Pelham Manor, NY (4/2010); Stamford, CT (11/2010)	Upper East Side, NY (7/2011); Douglaston, NY (11/2011)

Balance Sheet Data

	As of April 1, 2012
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$30,172	$
Total assets	321,590
Total debt	203,552
Redeemable preferred stock	204,423		—
Total stockholders' deficit	(141,364)

(1)
Amounts have been reclassified to match presentation of subsequent years.

(2)
Excludes depreciation and amortization.

(3)
Costs (principally payroll, rent expense and real estate taxes) incurred in opening new stores are expensed as incurred. During fiscal 2009, we incurred $3.1 million of store opening costs related to the store we opened during fiscal 2009. During fiscal 2010 and fiscal 2011, we incurred $3.9 million and $6.8 million, respectively, of store opening costs related to the two stores we opened during fiscal 2011. During fiscal 2011 and fiscal 2012, we incurred $3.2 million and $11.9 million, respectively, of store opening costs related to the two stores we opened during fiscal 2012. During fiscal 2012, we incurred $0.7 million of store opening costs related to the store we opened in the first quarter of fiscal 2013.

(4)
In fiscal 2010, we incurred a loss on early extinguishment of debt in connection with the refinancing of our then existing first and second lien credit agreements. In fiscal 2011, we incurred a loss on early extinguishment of debt in connection with the refinancing of our then existing credit agreement with our current senior credit facility.

(5)
Common stockholders do not share in net income unless earnings exceed the unpaid dividends on our preferred stock. Accordingly, prior to this offering, earnings available for common stockholders was zero, as the unpaid dividends exceeded net income. During any period in which we had a net loss, the loss was attributed only to the common stockholders. Pro forma net income (loss) per share and the pro forma weighted average number of shares gives effect to the redemption of a portion of our preferred shares with the proceeds of this offering and the exchange of the remaining shares of preferred stock for [    •    ] shares of our Class B common stock, assuming an initial public offering price of $[    •    ] per share, which is the midpoint of the price range set forth on the cover of this prospectus. We will not have any preferred stock outstanding after the completion of this offering.

  A reconciliation of the denominator used in the calculation of pro forma basic and diluted net income (loss) per common share is as follows:

Fiscal Year Ended
	March 29, 2009	March 28, 2010	April 3, 2011	April 1, 2012
Weighted average number of common shares outstanding, basic and diluted
Issuance of shares in the Exchange
Weighted average number of common shares outstanding, pro forma basic and diluted
(6)
We present Adjusted EBITDA, a non-GAAP measure, in this prospectus to provide investors with a supplemental measure of our operating performance. We believe that Adjusted EBITDA is a useful performance measure and is used by us to facilitate a comparison of our operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than GAAP measures can provide alone. Our board of directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for employees, including our senior executives. In addition, the financial covenants in our senior credit facility are based on Adjusted EBITDA, subject to dollar limitations on certain adjustments.

We define Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization expense, amortization of deferred financing costs, store opening costs, loss on early extinguishment of debt, non-recurring expenses and management fees. Omitting interest, taxes and the other items provides a financial measure that facilitates comparisons of our results of operations with those of companies having different capital structures. Since the levels of indebtedness and tax structures that other companies have are different from ours, we omit these amounts to facilitate investors' ability to make these comparisons. Similarly, we omit depreciation and amortization because other companies may employ a greater or lesser amount of owned property, and because in our experience, whether a store is new or one that is fully or mostly depreciated does not necessarily correlate to the contribution that such store makes to operating performance. We will not be paying management fees following the consummation of this offering. We also believe that investors, analysts and other interested parties view our ability to generate Adjusted EBITDA as an important measure of our operating performance and that of other companies in our industry. Adjusted EBITDA should not be considered as an alternative to net income for the periods indicated as a measure of our performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

The use of Adjusted EBITDA has limitations as an analytical tool and you should not consider this performance measure in isolation from, or as an alternative to, GAAP measures such as net income (loss). Adjusted EBITDA is not a measure of liquidity under GAAP or otherwise, and is not an alternative to cash flow from continuing operating activities. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by the expenses that are excluded from that term or by unusual or non-recurring items. The limitations of Adjusted EBITDA include: (i) it does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) it does not reflect changes in, or cash requirements for, our working capital needs; (iii) it does not reflect income tax payments we may be required to make; (iv) it does not reflect the cash requirements necessary to service interest or principal payments associated with indebtedness; and (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

To properly and prudently evaluate our business, we encourage you to review our audited consolidated financial statements included elsewhere in this prospectus and the reconciliation to Adjusted EBITDA from net income (loss), the most directly comparable financial measure presented in accordance with GAAP, set forth in the following table. All of the items included in the reconciliation from net income to Adjusted EBITDA are either (i) non-cash items or (ii) items that management does not consider in assessing our on-going operating performance. In the case of the non-cash items, management believes that investors may find it useful to assess our comparative operating performance because the measures without such items are less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of other factors that affect operating performance. In the case of the other items that management does not consider in assessing our on-going operating performance, management believes that investors may find it useful to assess our operating performance if the measures are presented without these items because their financial impact may not reflect on-going operating performance.

	Fiscal Year Ended
	March 29, 2009	March 28, 2010	April 3, 2011	April 1, 2012
	(dollars in thousands)
Net income (loss)	$331	$(7,095)	$(18,588)	$(11,949)
Interest expense, net(a)	10,279	13,787	19,111	16,918
Depreciation and amortization expense	7,175	10,233	14,588	19,202
Income tax benefit	(851)	(4,426)	(14,860)	(8,304)
Store opening costs(b)	3,066	3,949	10,006	12,688
Loss on early extinguishment of debt(c)	—	2,837	13,931	—
Non-recurring items(d)	1,285	3,378	3,541	4,573
Management fees(e)	500	1,211	1,580	2,647

Adjusted EBITDA	$21,785	$23,874	$29,309	$35,775

(a)
Includes amortization of deferred financing costs.

(b)
See note (3) above.

(c)
See note (4) above.

(d)
Consists principally of recruiting costs relating to the strengthening of our management team, severance costs associated with the termination of employment of certain executives and, in fiscal 2011 and fiscal 2012, bringing our systems and procedures into compliance with the Sarbanes-Oxley Act.

(e)
Represents management fees paid to an affiliate of Sterling Investment Partners pursuant to an agreement that will terminate upon the consummation of this offering in exchange for a payment of $[    •    ].
(7)
We calculate gross margin by subtracting cost of sales and occupancy costs from net sales and dividing by our net sales for each of the applicable periods.

(8)
We calculated Adjusted EBITDA margin by dividing our Adjusted EBITDA by our net sales for each of the applicable periods. We present Adjusted EBITDA margin because it is used by management as a performance measure of Adjusted EBITDA generated from net sales. See note 6 above for further information regarding how we calculate Adjusted EBITDA, which is a non-GAAP measure.

(9)
The food stores and adjacent Fairway Wine and Spirits locations in Pelham Manor and Stamford, respectively, are considered as one store location in the number of stores and square footage. This table does not include the food store and integrated Fairway Wine and Spirits location opened in Woodland Park, New Jersey in June 2012.

(10)
Excludes the square footage of the kitchen, bakery, meat department, produce coolers and storage in our stores.

(11)
The amount for fiscal 2011 has been decreased (by subtracting the last week of net sales) to reflect a 52-week year so as to be comparable to fiscal 2009, 2010 and 2012. Stores not open for the entire fiscal period have been excluded. Does not include net sales from our Fairway Wine and Spirits locations.

(12)
We calculated average net sales per store per week by dividing net sales by the number of stores open during the entire fiscal period and then dividing by the number of weeks in the fiscal period. Does not include net sales from our Fairway Wine and Spirits locations.

(13)
Represents the percentage change in our same-store sales as compared to the prior comparable period. Our practice is to include sales from a store in same-store sales beginning on the first day of the fourteenth full month following the store's opening. This practice may differ from the methods that other food retailers use to calculate comparable or "same-store" sales. As a result, data in this prospectus regarding our same-store sales may not be comparable to similar data made available by other food retailers. Comparable same store sales for fiscal 2011 has been adjusted (by subtracting the last week of net sales) to reflect a 52-week year so as to be comparable to fiscal 2009, 2010 and 2012. Does not include net sales from our Fairway Wine and Spirits locations.

RISK FACTORS

        Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks described below, together with the financial and other information contained in this prospectus, before you decide to purchase shares of our Class A common stock. If any of the following risks actually occur, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our Class A common stock could decline and you could lose all or part of your investment in our Class A common stock. Before deciding whether to invest in our Class A common stock, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and related notes.

Risks Relating to Our Business

         Our continued growth depends on new store openings and on increasing same store sales, and our failure to achieve these goals could negatively impact our results of operations and financial condition.

        Our growth strategy depends, in large part, on opening new stores in existing and new areas and operating those stores successfully. Successful implementation of this strategy is dependent on finding suitable locations and negotiating acceptable lease terms for store sites, and we face competition from other retailers for such sites. There can be no assurance that we will continue to grow through new store openings. We may not be able to open new stores timely or within budget or operate them successfully. New stores, particularly those we open outside the Greater New York metropolitan area, may not achieve sustained sales and operating levels consistent with our mature store base on a timely basis or at all. Lower contribution margins from new stores, along with the impact of related store opening and store management relocation costs, may have an adverse effect on our financial condition and operating results. In addition, if we acquire stores in the future, we may not be able to successfully integrate those stores into our existing store base and those stores may not be as profitable as our existing stores.

        Also, we may not be able to successfully hire, train and retain new store employees or integrate those employees into the programs, policies and culture of Fairway. We, or our third party vendors, may not be able to adapt our distribution, management information and other operating systems to adequately supply products to new stores at competitive prices so that we can operate the stores in a successful and profitable manner. We may not have the level of cash flow or financing necessary to support our growth strategy.

        Additionally, our opening of new stores will place increased demands on our operational, managerial and administrative resources. These increased demands could cause us to operate our existing business less effectively, which in turn could cause a deterioration in the financial performance of our existing stores. If we experience a decline in performance, we may slow or discontinue store openings, or we may decide to close stores that we are unable to operate in a profitable manner.

        Additionally, some of our new stores may be located in areas where we have little experience or a lack of brand recognition. Those markets may have different competitive conditions, market conditions, consumer tastes and discretionary spending patterns than our existing markets, which may cause these new stores to be less successful than stores in our existing markets.

        Our operating results may be materially impacted by fluctuations in our same store sales, which have fluctuated in the past and will likely fluctuate in the future. A variety of factors affect our same-store sales, including:

  •
  our openings of new stores that cannibalize store sales in existing stores;

  •
  our price optimization initiative;

  •
  our competition, including competitor store openings or closings near our stores;

  •
  the number and dollar amount of customer transactions in our stores;

  •
  overall economic trends and conditions in our markets;

  •
  consumer preferences, buying trends and spending levels;

  •
  the pricing of our products, including the effects of inflation or deflation and promotions;

  •
  our ability to provide product offerings that generate new and repeat visits to our stores;

  •
  the level of customer service that we provide in our stores;

  •
  our in-store merchandising-related activities;

  •
  our ability to source products efficiently; and

  •
  the number of stores we open in any period.

Adverse changes in these factors may cause our same-store sales results to be materially lower than in recent periods, which would harm our business and could result in a decline in the price of our Class A common stock. Further, we have experienced in the past, and expect to experience in the future, some sales volume transfer from our existing stores to our new stores as some of our existing customers switch to new, closer locations.

        Our operating results and stock price will be adversely affected if we fail to implement our growth strategy or if we invest resources in a growth strategy that ultimately proves unsuccessful.

         Our newly opened stores may negatively impact our financial results in the short-term and may not achieve sales and operating levels consistent with our mature store base on a timely basis or at all.

        We have actively pursued new store growth and plan to continue doing so in the future. We cannot assure you that our new store openings will be successful or result in greater sales and profitability. New store openings may negatively impact our financial results in the short-term due to the effect of store opening costs and lower sales and contribution margin during the initial period following opening. New stores build their sales volume and their customer base over time and, as a result, generally have lower margins and higher operating expenses, as a percentage of net sales, than our more mature stores. A new store can take more than a year to achieve a level of operating performance comparable to our similarly existing stores. Stores that we have opened in higher density urban markets typically have generated higher sales volumes and margins than stores in suburban areas. We anticipate that a majority of stores that we will open in the near term will be in suburban areas due to the relative availability of attractive new store sites. Further, we have experienced in the past, and expect to experience in the future, some sales volume transfer from our existing stores to our new stores as some of our existing customers switch to new, closer locations.

         All of our existing stores are located in the Greater New York City metropolitan area and, as a result, new store openings can cannibalize sales in our stores in close proximity to the new store and our financial results can be effected by economic and competitive conditions in this area.

        All of our existing stores are located in a concentrated market area in the Greater New York City metropolitan area, and we intend to grow our store base in this area in the near term at a rate of three to four stores annually. As we open new stores in closer proximity to our customers who currently travel longer distances to shop at our stores, we expect some of these customers to take advantage of the convenience of our new locations. As a result, we have experienced in the past, and expect to experience in the future, some sales volume transfer from our existing stores to our new stores as some of our existing customers switch to these new, closer locations. Consequently, our new stores will adversely impact sales at our existing stores in close proximity.

        In addition, since substantially all of our revenues are derived from stores in the Greater New York City metropolitan area, any material change in economic and competitive conditions in this area or in legislation or regulation in the States of New York, New Jersey or Connecticut and in the local jurisdictions in which we operate within those states could adversely affect our business or financial performance.

        Part of our growth strategy is to expand our stores into new markets outside the Greater New York City metropolitan area. We do not have experience opening and operating stores in other areas and there can be no assurance we can successfully open Fairway stores in other markets or that Fairway stores will be successful in other markets.

         We operate in a highly competitive industry.

        The food retail industry as a whole, particularly in the Greater New York City metropolitan area, is highly competitive. Because we offer a full assortment of fresh, natural and organic products, prepared foods and hard-to-find specialty and gourmet offerings, along with a full assortment of conventional groceries, we compete with various types of retailers, including alternative food retailers, such as natural foods stores, smaller specialty stores and farmers' markets, conventional supermarkets, supercenters and membership warehouse clubs. Our principal competitors include alternative food retailers such as Whole Foods and Trader Joe's, traditional supermarkets such as Stop & Shop, ShopRite, Food Emporium and A&P, retailers with "big box" formats such as Target and Wal-Mart and warehouse clubs such as Costco and BJ's Wholesale Club. These businesses compete with us for customers, products and locations. In addition, some are expanding aggressively in marketing a range of natural and organic foods, prepared foods and quality specialty grocery items. Some of these potential competitors have more experience operating multiple store locations or have greater financial or marketing resources than we do and are able to devote greater resources to sourcing, promoting and selling their products. Due to the competitive environment in which we operate, our operating results may be negatively impacted through a loss of sales, reduction in margin from competitive price changes and/or greater operating costs such as marketing. We also face limited competition from restaurants and fast-food chains. In addition, other established food retailers could enter our markets, increasing competition for market share.

         We rely on a combination of product offerings, customer service, store format, location and pricing to compete.

        We compete with other food retailers on a combination of factors, primarily product selection and quality, customer service, store format, location and price. Our success depends on our ability to offer products that appeal to our customers' preferences. Failure to offer such products, or to accurately forecast changing customer preferences, could lead to a decrease in the number of customer transactions at our stores and in the amount customers spend at our stores. We also attempt to create a convenient and appealing shopping experience for our customers in terms of customer service, store format and location.

        Pricing in particular is a significant driver of consumer choice in our industry and we expect competitors to continue to apply pricing and other competitive pressures. To the extent that our competitors lower prices, our ability to maintain gross profit margins and sales levels may be negatively impacted. Some of our competitors have greater resources than we do and do not have unionized work forces, which may result in lower labor and benefit costs. These competitors could use these advantages to take measures, including reducing prices, which could adversely affect our competitive position, financial condition and results of operations.

        If we do not succeed in offering attractively priced products that consumers want to buy or are unable to provide a convenient and appealing shopping experience, our sales, operating margins and market share may decrease, resulting in reduced profitability.

         Economic conditions that impact consumer spending could materially affect our business.

        Ongoing economic uncertainty continues to negatively affect consumer confidence and discretionary spending. Our operating results may be materially affected by changes in economic conditions nationwide or in the regions in which we operate that impact consumer confidence and spending, including discretionary spending. This risk may be exacerbated if customers choose lower-cost alternatives to our product offerings in response to economic conditions. In particular, a decrease in discretionary spending could adversely impact sales of certain of our higher margin product offerings. Future economic conditions affecting disposable consumer income, such as employment levels, business conditions, changes in housing market conditions, the availability of consumer credit, interest rates, tax rates and fuel and energy costs, could reduce overall consumer spending or cause consumers to shift their spending to lower-priced competitors. In addition, inflation or deflation can impact our business. Food deflation could reduce sales growth and earnings, while food inflation, combined with reduced consumer spending, could reduce gross profit margins. As a result, our results of operations could be materially adversely affected.

        The geographic concentration of our stores creates an exposure to the Greater New York City metropolitan area economy and any downturn in this region could materially adversely affect our financial condition and results of operations.

         We may be unable to improve our operating margins, which could adversely affect our financial condition and ability to grow.

        We intend to improve our operating margins in an environment of increased competition through various initiatives, including increased sales of perishables and prepared foods and continued cost discipline focused on improving labor productivity and reducing shrink. Some of our competitors do not have unionized work forces, which may result in lower labor and benefit costs. If competitive pressures cause us to lower our prices, our operating margins may decrease. If the percentage of our net sales represented by perishables decreases, our operating margins may be adversely affected. Any failure to achieve gains in labor productivity, particularly the reduction of overtime, or to reduce inventory shrink may adversely impact our operating margins. If our operating margins stagnate or decline, our financial condition and ability to generate cash to fund our growth could be adversely affected.

         Perishable products make up a significant portion of our sales, and ordering errors or product supply disruptions may have an adverse effect on our profitability and operating results.

        We have a significant focus on perishable products. Sales of perishable products accounted for approximately 65% of our sales in fiscal 2012. We rely on various suppliers and vendors to provide and deliver our product inventory on a continuous basis. We could suffer significant perishable product inventory losses in the event of the loss of a major supplier or vendor, disruption of our supply chain, extended power outages, natural disasters or other catastrophic occurrences. While we have implemented certain systems to ensure our ordering is in line with demand, we cannot assure you that our ordering systems will always work efficiently, in particular in connection with the opening of new stores, which have no, or a limited, ordering history. If we were to over-order, we could suffer inventory losses, which would negatively impact our operating results.

         Disruption of significant supplier relationships could negatively affect our business.

        White Rose, Inc. is our single largest third-party supplier, accounting for approximately 13% of our total purchases in fiscal 2012. Under our agreement with White Rose, we are obligated to purchase all our requirements for specified products, principally warehouse conventional grocery, dairy, frozen food and ice cream products, for our existing stores. In addition, United Natural Foods, Inc. ("UNFI"), which is our primary supplier of specified natural and organic products, principally dry grocery, frozen food, vitamins/supplements and health, beauty and wellness, accounted for approximately 9% of our total purchases in fiscal 2012. Due to this concentration of purchases from White Rose and UNFI, the cancellation of our supply arrangement with either White Rose or UNFI or the disruption, delay or inability of White Rose or UNFI to deliver product to our stores may materially and adversely affect our operating results while we establish alternative distribution channels. We also depend on third-party suppliers for our private label products, and the cancellation of our supply arrangement with any of these suppliers or the disruption, delay or inability of these suppliers to provide our private label products, particularly private label organic products, could adversely affect our private label sales. If our suppliers fail to comply with food safety or other laws and regulations, or face allegations of non-compliance, their operations may be disrupted. We cannot assure you that we would be able to find replacement suppliers on commercially reasonable terms.

         Our success depends upon our ability to source and market new products that meet our high standards and customer preferences and our ability to offer our customers an aesthetically pleasing shopping environment.

        Our success depends on our ability to source and market new products that meet our standards for quality and appeal to our customers' preferences. Failure to source and market such products, or to accurately forecast changing customer preferences, could lead to a decrease in the number of customer transactions at our stores and in the amount customers spend at our stores. In addition, the sourcing of our products is dependent, in part, on our relationships with our vendors. We rely on a large number of small vendors in order to offer a broad array of products, and as we expand it may become more difficult to manage and maintain these relationships. If we are unable to maintain these relationships we may not be able to continue to source products at competitive prices that both meet our standards and appeal to our customers. We also attempt to create a pleasant and appealing shopping experience. If we are not successful in creating a pleasant and appealing shopping experience, we may lose customers to our competitors. If we do not succeed in maintaining good relationships with our vendors, introducing and sourcing new products that consumers want to buy or are unable to provide a pleasant and appealing shopping environment or maintain our level of customer service, our sales, operating margins and market share may decrease, resulting in reduced profitability.

         We may experience negative effects to our brand and reputation from real or perceived quality or health issues with our food products, which could lead to product liability claims or have an adverse effect on our operating results.

        We believe that our reputation for providing our customers with fresh, high-quality food products is an important component of our customer value proposition and that maintaining our brand is critical to our success. Brand value is based in large part on perceptions of subjective qualities, and even isolated incidents can erode trust and confidence, particularly if they result in adverse publicity, especially in social media outlets, governmental investigations or litigation, which can have an adverse impact on these perceptions and lead to adverse effects on our business. Concerns regarding the safety or quality of our food products or of our food supply chain could cause consumers to avoid purchasing certain products from us, or to seek alternative sources of food, even if the basis for the concern is unfounded, has been addressed or is outside of our control. Food products containing contaminants or allergens could be inadvertently manufactured, prepared or distributed by us and, if processing at the consumer level does not eliminate them, these contaminants could result in illness or death. Adverse publicity about these concerns, whether or not ultimately based on fact, and whether or not involving products sold at our stores, could discourage consumers from buying our products, which could have an adverse effect on our brand, reputation and operating results. In addition, our stores are subject to unscheduled inspections on a regular basis, which, if violations are found, could result in the assessment of fines, suspension of one or more needed licenses and, in the case of repeated "critical" violations, closure of the store until a re-inspection demonstrates that we have remediated the problem.

        Furthermore, the sale of food products entails an inherent risk of product liability claims, product recall and the resulting negative publicity. Any such claims, recalls or adverse publicity with respect to our private-label products may have an even greater negative effect on our sales and operating results, in addition to generating adverse publicity for our brand. Moreover, product liability claims of this sort may not be covered by insurance or any rights to indemnity or contribution we have against others.

        Any lost confidence in us on the part of our customers would be difficult and costly to re-establish. Any such adverse effect could significantly reduce our brand value. Issues regarding the safety of any food items sold by us, regardless of the cause, could have a substantial and adverse effect on our sales and operating results.

         We may be unable to protect or maintain our intellectual property, which could result in customer confusion, a negative perception of our brand and adversely affect our business.

        We believe that our intellectual property has substantial value and has contributed significantly to the success of our business. In particular, our trademarks and servicemarks, including our FAIRWAY®, FAIRWAY "Like No Other Market"®, LIKE NO OTHER MARKET® and FAIRWAY WINES & SPIRITS® trademarks, are valuable assets that reinforce our customers' favorable perception of our stores.

        From time to time, third parties have used names similar to ours, have applied to register trademarks similar to ours and, we believe, have infringed or misappropriated our intellectual property rights. We respond to these actions on a case-by-case basis, including, where appropriate, by sending cease and desist letters and commencing opposition actions and litigation. The outcomes of these actions have included both negotiated out-of-court settlements as well as litigation. We are currently party to a settlement with a midwestern grocery company, "Fareway," with respect to the use of the Fairway name and trademarks which prohibits us from using the Fairway name other than on the East Coast, California and certain parts of Michigan and Ohio, and prohibits that company from using the Fareway name on the East Coast, California and certain parts of Michigan and Ohio. Our inability to use the Fairway name in these prohibited areas could adversely affect our growth strategy. We are also party to a settlement agreement that prohibits us from opening any new stores under the Fairway name in certain parts of the New Jersey counties of Bergen, Essex, Hudson and Passaic. We believe this agreement will preclude us from opening one store that we otherwise might have opened in this territory.

        We cannot assure you that the steps we have taken to protect our intellectual property rights are adequate, that our intellectual property rights can be successfully defended and asserted in the future or that third parties will not infringe upon or misappropriate any such rights. In addition, our trademark rights and related registrations may be challenged in the future and could be canceled or narrowed. Failure to protect our trademark rights could prevent us in the future from challenging third parties who use names and logos similar to our trademarks, which may in turn cause consumer confusion or negatively affect consumers' perception of our brand and products, which could, in turn, adversely affect our sales and profitability. Moreover, intellectual property disputes and proceedings and infringement claims may result in a significant distraction for management and significant expense, which may not be recoverable regardless of whether we are successful. Such proceedings may be protracted with no certainty of success, and an adverse outcome could subject us to liabilities, force us to cease use of certain trademarks or other intellectual property or force us to enter into licenses with others. Any one of these occurrences may have a material adverse effect on our business, results of operations and financial condition.

         We rely on information technology and administrative systems and any inadequacy, failure, interruption or security breach of those systems may harm our ability to effectively operate our business.

        We rely extensively on our information technology and administrative systems to effectively manage our business data, communications, supply chain, order entry and fulfillment and other business processes. The failure of our information technology or administrative systems to perform as we anticipate could disrupt our business and result in transaction errors, processing inefficiencies and the loss of sales and customers, causing our business to suffer. In addition, our information technology and administrative systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, systems failures, cyber-attacks, viruses and security breaches, including breaches of our transaction processing or other systems that could result in the compromise of confidential customer data. Any such damage or interruption could have a material adverse effect on our business, cause us to face significant fines, customer notice obligations or costly litigation, harm our reputation with our customers, require us to expend significant time and expense developing, maintaining or upgrading our information technology or administrative systems, or prevent us from paying our suppliers or employees, receiving payments from our customers or performing other information technology or administrative services on a timely basis. Any material interruption in our information systems may have a material adverse effect on our operating results.

         If we experience a data security breach and confidential customer information is disclosed, we may be subject to penalties and experience negative publicity, which could affect our customer relationships and have a material adverse effect on our business.

        We and our customers could suffer harm if customer information were accessed by third parties due to a security failure in our systems. The collection of data and processing of transactions require us to receive, transmit and store a large amount of personally identifiable and transaction related data. This type of data is subject to legislation and regulation in various jurisdictions. Recently, data security breaches suffered by well-known companies and institutions have attracted a substantial amount of media attention, prompting state and federal legislative proposals addressing data privacy and security. If some of the current proposals are adopted, we may be subject to more extensive requirements to protect the customer information that we process in connection with the purchases of our products. We may become exposed to potential liabilities with respect to the data that we collect, manage and process, and may incur legal costs if our information security policies and procedures are not effective or if we are required to defend our methods of collection, processing and storage of personal data. Future investigations, lawsuits or adverse publicity relating to our methods of handling personal data could adversely affect our business, results of operations, financial condition and cash flows due to the costs and negative market reaction relating to such developments. Additionally, if we suffer data breaches one or more of the credit card processing companies that we rely on may refuse to allow us to continue to participate in their network, which would limit our ability to accept credit cards at our stores and could adversely affect our business, results of operations, financial condition and cash flows.

        Data theft, information espionage or other criminal activity directed at the retail industry or computer or communications systems may materially adversely affect our business by causing us to implement costly security measures in recognition of actual or potential threats, by requiring us to expend significant time and expense developing, maintaining or upgrading our information technology systems and by causing us to incur significant costs to reimburse third parties for damages. Such activities may also materially adversely affect our financial condition, results of operations and cash flows by reducing consumer confidence in the marketplace and by modifying consumer spending habits.

         The landlord for a portion of our Broadway store has the right to terminate the lease at any time after June 30, 2017, which could adversely affect our business.

        Our Broadway store is one of our most important stores. The store is located in two properties with two different landlords. The landlord for the building in which approximately half of this store is located has the right, at any time after June 30, 2017, to terminate the lease, upon at least 18 months' prior notice, in order to make substantial renovations to the existing building or construct a new building. If the landlord elects to terminate the lease, then we have the option to enter into a new lease for space on the lower level, ground floor and second levels of the renovated or new building constructed on those premises with no less than the current square footage. However, during the renovation or construction, the portion of the Broadway store located in this building will be closed, and we expect that the remaining portion of the store will need to be closed for at least a portion of such period. If we are not able to find a suitable replacement location nearby for this store or if we are not able to operate at least a portion of the store during this period of renovation or construction, our business and results of operations would be adversely affected.

         We lease certain of our stores and related properties from a related party.

        Howard Glickberg, one of our directors and executive officers, owns a one-third interest in entities which lease to us the premises at which a portion of our Broadway store is located, the premises at which our Harlem store, Harlem bakery and Harlem warehouse are located and the premises at which the parking lot for our Harlem store is located. The remainder of these entities is owned by Mr. Glickberg's former business partners (the "Former Partners"). Mr. Glickberg also owns a 16.67% interest in the landlord for the premises where our Red Hook store is located. During fiscal 2010, fiscal 2011 and fiscal 2012, rental payments (excluding maintenance and taxes that we are obligated to pay) under the leases for the Harlem properties and portion of the Broadway store aggregated $2,519,755, $2,525,583 and $2,569,403, respectively, and $1,461,595, $1,421,151 and $1,421,151, respectively, under the lease for the Red Hook store. The leases for each of these stores provides for a periodic reset of base rent to fair market rent based upon the highest and best retail use of the premises (without reference to the lease). The leases provide that if we and these entities cannot agree on the fair market rent, the fair market rent will be determined by arbitration. We and the landlord for each of these entities are currently in discussions regarding the reset of base rent to the fair market rent. The landlords' proposed annual fair market base rent for the Harlem properties and portion of the Broadway store aggregates $4.8 million, while our proposal aggregates $3.7 million. Our landlord for the Red Hook store has not yet provided us with its proposed fair market rent for the property. We cannot predict the outcome of any arbitration; however, if the arbitrator chooses the amounts proposed by our landlord, it could have an adverse effect on our results of operations and gross margin. In addition, our Red Hook store is required to obtain its electricity, heated/chilled water, hot and cold potable water and sewer services from an entity owned by the owners of the premises where our Red Hook store is located. We believe that the owner of the co-generation plant has overcharged us for utilities since our initial occupancy of the premises in December 2005. Since November 2008, we have not fully paid the utility invoices, but instead remitted lesser amounts based on the methodology that we believe represents the parties' original intentions with respect to the utility charge calculations. There can be no assurance that we will not be required to pay the amounts we withheld. See "Certain Relationships and Related Party Transactions—Transactions with Howard Glickberg—Real Estate Leases."

         Failure to retain our senior management and other key personnel may adversely affect our operations.

        Our success is substantially dependent on the continued service of our senior management and other key personnel. These executives have been primarily responsible for determining the strategic direction of our business and for executing our growth strategy and are integral to our brand and culture, and the reputation we enjoy with suppliers and consumers. The loss of the services of any of these executives and other key personnel could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace them on a timely basis, if at all. In addition, any such departure could be viewed in a negative light by investors and analysts, which may cause our stock price to decline. The loss of key employees could negatively affect our business.

         If we are unable to attract, train and retain employees, we may not be able to grow or successfully operate our business.

        The food retail industry is labor intensive, and our success depends in part upon our ability to attract, train and retain a sufficient number of employees who understand and appreciate our culture and are able to represent our brand effectively and establish credibility with our business partners and consumers. Our ability to meet our labor needs, while controlling wage and labor-related costs, is subject to numerous external factors, including the availability of a sufficient number of qualified persons in the work force in the markets in which we are located, unemployment levels within those markets, unionization of the available work force, prevailing wage rates, changing demographics, health and other insurance costs and changes in employment legislation. In the event of increasing wage rates, if we fail to increase our wages competitively, the quality of our workforce could decline, causing our customer service to suffer, while increasing our wages could cause our earnings to decrease. If we are unable to hire and retain employees capable of meeting our business needs and expectations, our business and brand image may be impaired. Any failure to meet our staffing needs or any material increase in turnover rates of our employees may adversely affect our business, results of operations and financial condition.

         Changes in and enforcement of immigration laws could increase our costs and adversely affect our ability to attract and retain qualified store-level employees.

        Federal and state governments from time to time implement laws, regulations or programs that regulate our ability to attract or retain qualified employees. Some of these changes may increase our obligations for compliance and oversight, which could subject us to additional costs and make our hiring process more cumbersome, or reduce the availability of potential employees. Although we have implemented, and are in the process of enhancing, procedures to ensure our compliance with the employment eligibility verification requirements, there can be no assurance that these procedures are adequate and some of our employees may, without our knowledge, be unauthorized workers. The employment of unauthorized workers may subject us to fines or civil or criminal penalties, and if any of our workers are found to be unauthorized we could experience adverse publicity that negatively impacts our brand and makes it more difficult to hire and keep qualified employees. We have from time to time been required to terminate the employment of certain of our employees who were determined to be unauthorized workers. For example, following an audit by the Department of Homeland Security of the work authorization documents of our employees in our Pelham Manor, NY store that began in February 2011, we were notified in May 2012 that approximately 55 employees may not have had valid employment authorization documents, and we then terminated the approximately 35 employees still working for us who could not then provide valid documentation, resulting in a temporary increase in labor costs and disruption of our operations as we hired and trained new employees. We may be subject to fines or other penalties as a result of this audit. There can be no assurance that any future audit will not require us to terminate employees and pay fines or other penalties. The termination of a significant number of employees may disrupt our operations, cause temporary increases in our labor costs as we train new employees and result in additional adverse publicity. Our financial performance could be materially harmed as a result of any of these factors.

         Prolonged labor disputes with unionized employees and increases in labor costs could adversely affect our business.

        Our largest operating costs are attributable to labor costs and, therefore, our financial performance is greatly influenced by increases in wage and benefit costs, including pension and health care costs. As a result, we are exposed to risks associated with a competitive labor market and, more specifically, to any disruption of our unionized work force. As of April 1, 2012, approximately 79% of our employees were represented by unions and covered by collective bargaining agreements that are subject to periodic renegotiation. Two of our current collective bargaining agreements expire in March 2014; the third expires in February 2013.

        In the renegotiation of our current contracts and the negotiation of our new contracts, rising health care and pension costs and the nature and structure of work rules will be important issues. The terms of the renegotiated collective bargaining agreements could create either a financial advantage or disadvantage for us as compared to our major competitors and could have a material adverse effect on our results of operations and financial condition. Our labor negotiations may not conclude successfully or may result in a significant increase in labor costs, and work stoppages or labor disturbances could occur. A prolonged work stoppage could have a material adverse effect on our financial condition, results of operations and cash flows. We also expect that in the event of a work stoppage or labor disturbance, we could incur additional costs and face increased competition.

         The cost of providing employee benefits continues to increase and is subject to factors outside of our control.

        We provide health benefits to substantially all of our full-time employees and, under our collective bargaining agreements, contribute to the cost of health benefits provided by the unions. Even though employees generally pay a portion of the cost, our cost of providing these benefits has increased steadily over the last several years. We anticipate future increases in the cost of health benefits, partly, but not entirely, as a result of the implementation of federal health care reform legislation. We currently pay all of the healthcare insurance premiums for our unionized employees. However, the healthcare insurance coverage for most of our part-time employees currently offered by our union does not meet the minimum coverage requirements of the Patient Protection and Affordable Care Act, or PPACA. If the union amends its plan covering part-time employees to meet the minimum requirements of PPACA, it is likely to require a meaningful increase in the amount of such health insurance premiums that we pay. If the union plan is not amended to meet the minimum requirements of PPACA beginning January 1, 2014, we will either be required to provide healthcare insurance meeting the minimum requirements or pay an annual penalty of $2,000 (and/or $3,000 in certain circumstances) for each of our unionized employee that works more than 30 hours per week. At April 1, 2012, we had approximately 2,700 unionized employees. We cannot at this time predict the financial impact of PPACA on our financial condition and results of operations, as it will depend in large part on whether the union amends its healthcare plan for part-time employees who work at least 30 hours per week to comply with PPACA and, if so, the cost of such plan, as well as the number of unionized employees we have, although the financial impact could be material. If we are unable to control healthcare costs, we may experience increased operating costs, which may adversely affect our financial condition and results of operations.

        We participate in one underfunded multiemployer pension plan on behalf of most of our union-affiliated employees, and we are required to make contributions to this plan under our collective bargaining agreement. This multiemployer pension plan is currently underfunded in part due to increases in the costs of benefits provided or paid under the plan as well as lower returns on plan assets. The unfunded liabilities of this plan may require increased future payments by us and other participating employers. In 2012, this multiemployer plan was deemed by its plan actuary to be "endangered" because the plan is less than 80% funded. As a result, the plan has adopted a funding improvement plan to increase the plan's funding percentage. In the future, our required contributions to this multiemployer plan could increase as a result of many factors, including the outcome of collective bargaining with the union, actions taken by trustees who manage the plan, government regulations, the actual return on assets held in the plan and the payment of a withdrawal liability if we choose to exit the plan. Our risk of future increased payments may be greater if other participating employers withdraw from the plan and are not able to pay the total liability assessed as a result of such withdrawal, or if the pension plan adopts surcharges and/or increased pension contributions as part of a rehabilitation plan. Increased pension costs may adversely affect our financial condition and results of operations. See note 11 to our audited consolidated financial statements included elsewhere in this prospectus.

         Various aspects of our business are subject to federal, state and local laws and regulations. Our compliance with these regulations may require additional capital expenditures and could materially adversely affect our ability to conduct our business as planned.

        We are subject to federal, state and local laws and regulations relating to zoning, land use, environmental protection, workplace safety, food safety, public health, community right-to-know and alcoholic beverage and tobacco sales. In particular, the states in which we operate and several local jurisdictions regulate the licensing of supermarkets and the sale of alcoholic beverages. In addition, certain local regulations may limit our ability to sell alcoholic beverages at certain times. We are also subject to laws governing our relationship with employees, including minimum wage requirements, overtime, working conditions, immigration, disabled access and work permit requirements. Compliance with new laws in these areas, or with new or stricter interpretations of existing requirements, could reduce the revenue and profitability of our stores and could otherwise materially adversely affect our business, financial condition or results of operations. Our new store openings could be delayed or prevented or our existing stores could be impacted by difficulties or failures in our ability to obtain or maintain required approvals or licenses. Our stores are subject to unscheduled inspections on a regular basis, which, if violations are found, could result in the assessment of fines, suspension of one or more needed licenses and, in the case of repeated "critical" violations, closure of the store until a re-inspection demonstrates that we have remediated the problem. Certain of our parking lots and warehouses either have only temporary certificates of occupancy or are awaiting a certificate of occupancy which, if not granted, would require us to stop using such property. Our central bakery does not have a certificate of occupancy and, due to the age and structure of the building, we do not believe we would be able to obtain one without substantial modifications to the building. We are in the process of relocating the central bakery; however, until we do so, if we are not permitted to continue our central bakery operations at our current facility, our results of operations could be adversely affected. The buildings in which our Broadway and Harlem stores are located are old and therefore require greater maintenance expenditures by us in order to maintain them in compliance with applicable building codes. If we are unable to maintain these stores in compliance with applicable building codes, we could be required by the building department to close them. Additionally, a number of federal, state and local laws impose requirements or restrictions on business owners with respect to access by disabled persons. Our compliance with these laws may result in modifications to our properties, or prevent us from performing certain further renovations. We cannot predict the nature of future laws, regulations, interpretations or applications, or determine what effect either additional government regulations or administrative orders, when and if promulgated, or disparate federal, state and local regulatory schemes would have on our business in the future.

         The terms of our senior credit facility may restrict our current and future operations, which could adversely affect our ability to respond to changes in our business and to manage our operations.

        Our senior credit facility includes a number of customary restrictive covenants that could impair our financing and operational flexibility and make it difficult for us to react to market conditions and satisfy our ongoing capital needs and unanticipated cash requirements. Specifically, such covenants may restrict our ability and, if applicable, the ability of our subsidiaries to, among other things:

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  incur additional debt;

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  make certain investments;

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  enter into certain types of transactions with affiliates;

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  limit dividends or other payments by our restricted subsidiaries to us;

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  use assets as security in other transactions;

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  pay dividends on our common stock or repurchase our equity interests;

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  sell certain assets or merge with or into other companies;

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  guarantee the debts of others;

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  enter into new lines of business;

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  make capital expenditures;

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  prepay, redeem or exchange our other debt; and

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  form any joint ventures or subsidiary investments.

In addition, our senior credit facility requires us to maintain specified financial ratios.

        Our ability to comply with the covenants and other terms of our senior credit facility will depend on our future operating performance and, in addition, may be affected by events beyond our control, and we cannot assure you that we will meet them. If we fail to comply with such covenants and terms, we would be required to obtain waivers from our lenders or agree with our lenders to an amendment of the facility's terms to maintain compliance under such facility. If we are unable to obtain any necessary waivers and the debt under our senior credit facility is accelerated, it would have a material adverse effect on our financial condition and future operating performance.

        Our senior credit facility requires us to use 50% of our annual adjusted excess cash flow (which percentage will decrease upon achievement and maintenance of specified leverage ratios) to prepay our outstanding term loans. This requirement will reduce the funds available to us for new store growth and working capital.

         We have significant debt service obligations and may incur additional indebtedness in the future which could adversely affect our financial health and our ability to react to changes to our business.

        We will continue to have significant debt service obligations following the completion of this offering. Our indebtedness, or any additional indebtedness we may incur, could require us to divert funds identified for other purposes for debt service and impair our liquidity position. If we cannot generate sufficient cash flow from operations to service our debt, we may need to refinance our debt, dispose of assets or issue equity to obtain necessary funds. We do not know whether we will be able to take any of such actions on a timely basis, on terms satisfactory to us or at all. Our level of indebtedness has important consequences to you and your investment in our Class A common stock.

        For example, our level of indebtedness may:

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  require us to use a substantial portion of our cash flow from operations to pay interest and principal on our debt, which would reduce the funds available to us for working capital, new store growth and other general corporate purposes;

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  limit our ability to pay future dividends;

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  limit our ability to obtain additional financing for working capital, new store growth, capital expenditures and other investments, which may limit our ability to implement our business strategy;

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  heighten our vulnerability to downturns in our business, the food retail industry or the general economy and limit our flexibility in planning for, or reacting to, changes in our business and the food retail industry;

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  expose us to the risk of increased interest rates as our borrowings under our senior credit facility are at variable rates; or

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  prevent us from taking advantage of business opportunities as they arise or successfully carrying out our plans to expand our store base and product offerings.

        We and our subsidiaries may incur substantial additional indebtedness in the future, subject to the restrictions contained in our senior credit facility. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

        We cannot assure you that our business will generate sufficient cash flow from operations or that future financing will be available to us in amounts sufficient to enable us to make payments on our indebtedness or to fund our operations.

         Our plans to open new stores require us to spend capital, which must be allocated among various projects. Failure to use our capital efficiently could have an adverse effect on our profitability.

        Our growth strategy depends on our opening new stores, which will require us to use cash generated by our operations and a portion of the net proceeds of this offering, as well as borrowings under our senior credit facility. We cannot assure you that cash generated by our operations, the net proceeds of this offering and borrowings under our senior credit facility will be sufficient to allow us to implement our growth strategy. If this cash is not allocated efficiently among our various projects, or if any of these initiatives prove to be unsuccessful, we may experience reduced profitability and we could be required to delay, significantly curtail or eliminate planned store openings, which could have a material adverse effect on our financial condition and future operating performance and the price of our Class A common stock.

         Litigation may materially adversely affect our business, financial condition and results of operations.

        Our operations are characterized by a high volume of customer traffic and by transactions involving a wide variety of product selections. These operations carry a higher exposure to consumer litigation risk when compared to the operations of companies operating in many other industries. Consequently, we may be a party to individual personal injury, product liability and other legal actions in the ordinary course of our business, including litigation arising from food-related illness. The outcome of litigation, particularly class action lawsuits and regulatory actions, is difficult to assess or quantify. Plaintiffs in these types of lawsuits may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. The cost to defend future litigation may be significant. There may also be adverse publicity associated with litigation that may decrease consumer confidence in our businesses, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may materially adversely affect our businesses, financial condition, results of operations and cash flows.

         Increased commodity prices and availability may impact profitability.

        Many of our products include ingredients such as wheat, corn, oils, milk, sugar, cocoa and other commodities. Commodity prices worldwide have been increasing. While commodity price inputs do not typically represent the substantial majority of our product costs, any increase in commodity prices may cause our vendors to seek price increases from us. Although we typically are able to mitigate vendor efforts to increase our costs, we may be unable to continue to do so, either in whole or in part. In the event we are unable to continue mitigating potential vendor price increases, we may in turn consider raising our prices, and our customers may be deterred by any such price increases. Our profitability may be impacted through increased costs to us which may impact gross margins, or through reduced revenue as a result of a decline in the number and average size of customer transactions.

         Severe weather, natural disasters and adverse climate changes may materially adversely affect our financial condition and results of operations.

        Severe weather conditions and other natural disasters in areas where we have stores or from which we obtain the products we sell may materially adversely affect our retail operations or our product offerings and, therefore, our results of operations. Such conditions may result in physical damage to, or temporary or permanent closure of, one or more of our stores, an insufficient work force in our markets and/or temporary disruption in the supply of products, including delays in the delivery of goods to our stores or a reduction in the availability of products in our stores. In addition, adverse climate conditions and adverse weather patterns, such as drought or flood, that impact growing conditions and the quantity and quality of crops may materially adversely affect the availability or cost of certain products within our supply chain. Any of these factors may disrupt our businesses and materially adversely affect our financial condition, results of operations and cash flows.

         The occurrence of a widespread health epidemic may materially adversely affect our financial condition and results of operations.

        Our business may be severely impacted by wartime activities, threats or acts of terror or a widespread regional, national or global health epidemic, such as pandemic flu. Such activities, threats or epidemics may materially adversely impact our business by disrupting production and delivery of products to our stores, by affecting our ability to appropriately staff our stores and by causing customers to avoid public gathering places or otherwise change their shopping behaviors.

         Proposed changes to financial accounting standards could require our store leases to be recognized on the balance sheet.

        In addition to our significant level of indebtedness, we have significant obligations relating to our current operating leases. Proposed changes to financial accounting standards could require such leases to be recognized on the balance sheet. All of our existing stores are subject to leases, which have remaining terms of up to 27 years, and as of April 1, 2012, we had undiscounted operating lease commitments of approximately $467 million, scheduled through 2039, related primarily to our stores, including the store we opened in June 2012 and one other store we expect to open in calendar 2012. These leases are classified as operating leases and disclosed in note 13 to our audited consolidated financial statements included elsewhere in this prospectus, but are not reflected as liabilities on our consolidated balance sheets. During fiscal 2012, our operating lease expense was approximately $23 million. In addition, subsequent to April 1, 2012, we entered into leases for two additional stores, one of which we currently plan to open during calendar 2012 and the other that we plan to open in calendar 2013, which have undiscounted operating lease commitments of approximately $85 million, scheduled through 2038. These commitments represent the minimum lease payments due under our operating leases, excluding common area maintenance, insurance and taxes related to our operating lease obligations, and do not reflect fair market value rent reset provisions in the leases.

        In August 2010, the Financial Accounting Standards Board ("FASB") and the International Accounting Standards Board ("IASB") issued a joint discussion paper highlighting proposed changes to financial accounting standards for leases. Currently, Accounting Standards Codification 840 ("ASC 840"), Leases (formerly Statement of Financial Accounting Standards 13, Accounting for Leases) requires that operating leases are classified as an off-balance sheet transaction and only the current year operating lease expense is accounted for in the income statement. In order to determine the proper classification of our stores as either operating leases or capital leases, we must make certain estimates at the inception of the lease relating to the economic useful life and the fair value of an asset as well as select an appropriate discount rate to be used in discounting future lease payments. These estimates are utilized by management in making computations as required by existing accounting standards that determine whether the lease is classified as an operating lease or a capital lease. All of our store leases have been classified as operating leases, which results in rental payments being charged to expense over the terms of the related leases. Additionally, operating leases are not reflected in our consolidated balance sheets, which means that neither a leased asset nor an obligation for future lease payments is reflected in our consolidated balance sheets. The proposed changes to ASC 840 would require that substantially all operating leases be recognized as assets and liabilities on our balance sheet. The right to use the leased property would be capitalized as an asset and the present value of future lease payments would be accounted for as a liability. The proposed changes are currently being reviewed by FASB, IASB and others, and are currently expected to be finalized in late 2012 or early 2013. The effective date, which has not been determined, could be as early as 2013 and may require retrospective adoption. While we have not quantified the impact this proposed standard would have on our financial statements, if our current operating leases are instead recognized on the balance sheet, it will result in a significant increase in the liabilities reflected on our balance sheet and in the interest expense and depreciation and amortization expense reflected in our income statement, while reducing the amount of rent expense. This could potentially decrease our net income.

         Our high level of fixed lease obligations could adversely affect our financial performance.

        Our high level of fixed lease obligations will require us to use a significant portion of cash generated by our operations to satisfy these obligations, and could adversely impact our ability to obtain future financing to support our growth or other operational investments. We will require substantial cash flows from operations to make our payments under our operating leases, all of which provide for periodic increases in rent. If we are not able to make the required payments under the leases, the lenders or owners of the stores may, among other things, repossess those assets, which could adversely affect our ability to conduct our operations. In addition, our failure to make payments under our operating leases could trigger defaults under other leases or under agreements governing our indebtedness, which could cause the counterparties under those agreements to accelerate the obligations due thereunder. Certain of our leases are with entities affiliated with our vice chairman of development and are currently the subject of negotiation to reset the annual base rent for these leases to fair market rent. See "—We lease certain of our stores and other properties from a related party" and "Certain Relationships and Related Party Transactions—Transactions with Howard Glickberg—Real Estate Leases."

         If our goodwill becomes impaired, we may be required to record a significant charge to earnings.

        We have a significant amount of goodwill. As of April 1, 2012, we had goodwill of approximately $95.4 million, which represented approximately 30% of our total assets as of such date. Goodwill is reviewed for impairment on an annual basis in the fourth fiscal quarter or whenever events occur or circumstances change that would more likely than not reduce the fair value of our reporting unit below its carrying amount. Fair value is determined based on the discounted cash flows and comparable market values of our single reporting unit. If the fair value of the reporting unit is less than its carrying value, the fair value of the implied goodwill is calculated as the difference between the fair value of our reporting unit and the fair value of the underlying assets and liabilities, excluding goodwill. In the event an impairment to goodwill is identified, an immediate charge to earnings in an amount equal to the excess of the carrying value over the implied fair value would be recorded, which would adversely affect our operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Goodwill and Other Intangible Assets."

        Determining market values using a discounted cash flow method requires that we make significant estimates and assumptions, including long-term projections of cash flows, market conditions and appropriate market rates. Our judgments are based on historical experience, current market trends and other information. In estimating future cash flows, we rely on internally generated forecasts for operating profits and cash flows, including capital expenditures. Based on our annual impairment test during fiscal 2010, 2011 and 2012, no goodwill impairment charge was required to be recorded. Changes in estimates of future cash flows caused by items such as unforeseen events or changes in market conditions could negatively affect our reporting unit's fair value and result in an impairment charge. Factors that could cause us to change our estimates of future cash flows include a prolonged economic crisis, successful efforts by our competitors to gain market share in our core markets, our inability to compete effectively with other retailers or our inability to maintain price competitiveness. An impairment of a significant portion of our goodwill could materially adversely affect our financial condition and results of operations.

Risks Relating to this Offering and Ownership of Our Class A Common Stock

         Upon completion of this offering, we will be controlled by investment funds managed by affiliates of Sterling Investment Partners, whose interests in our business may be different from yours.

        Our Class B common stock has ten votes per share, and our Class A common stock, which is the stock we are offering in our initial public offering, has one vote per share. Upon completion of this offering, Sterling Investment Partners will own approximately [    •    ] shares of Class B common stock, or [    •    ]% of our outstanding common stock, representing approximately [    •    ]% of the voting power of our outstanding common stock, and approximately [    •    ]%, of our outstanding common stock, representing approximately [    •    ]% of the voting power of our outstanding common stock, if the underwriters exercise their over-allotment option in full. As such, Sterling Investment Partners will have significant influence over our reporting and corporate management and affairs, and, because of the ten-to-one voting ratio between our Class B and Class A common stock, Sterling Investment Partners will continue to control a majority of the combined voting power of our common stock and therefore be able to control all matters submitted to our stockholders for approval so long as the shares of Class B common stock owned by Sterling Investment Partners represent at least 15% of all outstanding shares of our Class A and Class B common stock. Sterling Investment Partners will, for so long as the shares of Class B common stock represent at least 15% of all outstanding shares of our Class A and Class B common stock, effectively control actions to be taken by us and our board of directors, including the election of directors, amendments to our certificate of incorporation and bylaws and approval of significant corporate transactions, including mergers and sales of substantially all of our assets. These actions may be taken even if other stockholders oppose them. Sterling Investment Partners' control may have the effect of delaying or preventing a change in control of our company or discouraging others from making tender offers for our shares, which could prevent stockholders from receiving a premium for their shares. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future.

        Our restated certificate of incorporation provides that the doctrine of "corporate opportunity" will not apply to Sterling Investment Partners, or any of our directors who are associates of, or affiliated with, Sterling Investment Partners, in a manner that would prohibit them from investing in competing businesses. It is possible that the interests of Sterling Investment Partners and their affiliates may in some circumstances conflict with our interests and the interests of our other stockholders, including you, and Sterling Investment Partners may act in a manner that advances its best interests and not necessarily those of our other stockholders.

        Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions, such as certain transfers effected for estate planning purposes. The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term. All outstanding shares of Class A common stock and Class B common stock will automatically convert into a single class of common stock when the number of outstanding shares of Class B common stock owned by Sterling Investment Partners represents less than 15% of the aggregate combined number of outstanding shares of Class A common stock and Class B common stock, and no additional shares of Class A common stock or Class B common stock will be issued thereafter. For a description of the dual class structure, see "Description of Capital Stock—Anti-Takeover Provisions."

        Sterling Investment Partners is not subject to any contractual obligation to retain its controlling interest, except that it has agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of our common stock or other securities exercisable or convertible into our common stock for a period of at least 180 days after the date of this prospectus without the prior written consent of Credit Suisse Securities (USA) LLC. There can be no assurance as to the period of time during which Sterling Investment Partners will in fact maintain its ownership of our common stock following the offering.

         We have elected to take advantage of the "controlled company" exemption to the corporate governance rules for publicly-listed companies, which could make our Class A common stock less attractive to some investors or otherwise harm our stock price.

        Because we qualify as a "controlled company" under the corporate governance rules for publicly-listed companies, we are not required to have a majority of our board of directors be independent, nor are we required to have a compensation committee or an independent nominating function. In light of our status as a controlled company, our board of directors has determined not to have a majority of our board of directors be independent, have a compensation committee composed solely of independent directors or have an independent nominating function and has chosen to have the full board of directors be directly responsible for nominating members of our board. Accordingly, should the interests of Sterling Investment Partners, as our controlling stockholder, differ from those of other stockholders, the other stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance rules for publicly-listed companies. Our status as a controlled company could make our Class A common stock less attractive to some investors or otherwise harm our stock price.

        Although we qualify as a "controlled company", we must have an independent audit committee consisting of three members. The rules of the exchange on which we will list our Class A common stock permit the composition of our audit committee to be phased-in as follows: (i) one independent committee member at the time of this offering; (ii) a majority of independent committee members within 90 days of this offering; and (iii) all independent committee members within one year of the effective date of the registration statement of which this prospectus is a part. We currently have two independent directors. If we cannot satisfy or continue to satisfy the phase-in requirement for our audit committee under the applicable listing rules, our Class A common stock will be delisted, which would negatively impact the price of, and your ability to sell, our Class A common stock.

         Conflicts of interest may arise because some of our directors are representatives of our controlling stockholders.

        Messrs. Santoro, Selden and Barr, who are representatives of Sterling Investment Partners, serve on our board of directors, and Mr. Santoro serves as our non-executive Chairman. Sterling Investment Partners and affiliated funds may hold equity interests in entities that directly or indirectly compete with us, and companies in which they currently invest may begin competing with us. As a result of these relationships, when conflicts between the interests of Sterling Investment Partners and its affiliates, on the one hand, and the interests of our other stockholders, on the other hand, arise, these directors may not be disinterested. Although our directors and officers have a duty of loyalty to us under Delaware law and our certificate of incorporation, transactions that we enter into in which a director or officer has a conflict of interest are generally permissible so long as (i) the material facts relating to the director's or officer's relationship or interest as to the transaction are disclosed to our board of directors and a majority of our disinterested directors, or a committee consisting solely of disinterested directors, approves the transaction, (ii) the material facts relating to the director's or officer's relationship or interest as to the transaction are disclosed to our stockholders and a majority of our disinterested stockholders approves the transaction or (iii) the transaction is otherwise fair to us. Under our amended and restated certificate of incorporation, representatives of Sterling Investment

Partners are not required to offer to us any transaction opportunity of which they become aware and could take any such opportunity for themselves or offer it to other companies in which they have an investment, unless such opportunity is offered to them solely in their capacity as a director of ours.

         An active, liquid trading market for our Class A common stock may not develop following this offering, which could limit your ability to sell your shares of our Class A common stock at an attractive price, or at all.

        Prior to this offering, there has been no public market for our Class A common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market in our Class A common stock or how liquid that market might become. An active public market for our Class A common stock may not develop or be sustained after the offering. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of Class A common stock at a price that is attractive to you, or at all. The initial public offering price for the shares of our common stock will be determined by negotiations among us, Sterling Investment Partners and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. The market price for shares of our Class A common stock may decline below the initial public offering price, and you may not be able to resell your shares of Class A common stock at or above the initial public offering price.

         Our stock price may be volatile or may decline regardless of our operating performance, and you may lose part or all of your investment.

        Following the completion of this offering, the market price for our Class A common stock is likely to be volatile, in part because our shares have not been previously traded publicly. In addition, the market price of our Class A common stock may fluctuate significantly in response to a number of factors, most of which we cannot predict or control, including:

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  announcements of new store openings or initiatives, commercial relationships, acquisitions or other events by us or our competitors;

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  failure of any of our initiatives to achieve commercial success;

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  fluctuations in stock market prices and trading volumes of securities of similar companies;

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  general market conditions and overall fluctuations in U.S. equity markets;

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  variations in our operating results, or the operating results of our competitors;

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  actual or anticipated growth rates relative to our competitors;

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  changes in our financial guidance to investors and analysts or our failure to achieve such expectations;

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  delays in, or our failure to provide, financial guidance;

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  changes in securities analysts' estimates of our financial performance or our failure to achieve such estimates;

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  sales of large blocks of our Class A common stock, including sales by Sterling Investment Partners or by our executive officers or directors;

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  additions or departures of any of our key personnel;

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  changes in accounting principles or methodologies;

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  economic, legal and regulatory factors unrelated to our performance;

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  changing legal or regulatory developments in the U.S.; and

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  discussion of us or our stock price by the financial press and in online investor forums.

        In addition, the stock market in general has experienced substantial price and volume volatility that is often seemingly unrelated to the operating performance of particular companies. These broad market fluctuations may cause the trading price of our Class A common stock to decline. In the past, securities class action litigation has often been brought against a company after a period of volatility in the market price of its common stock. We may become involved in this type of litigation in the future. Any securities litigation claims brought against us could result in substantial expenses and the diversion of our management's attention from our business.

         If you purchase shares of Class A common stock sold in this offering, you will incur immediate and substantial dilution.

        If you purchase shares of Class A common stock in this offering, you will incur immediate and substantial dilution in the amount of $[    •    ] per share, because the initial public offering price of $[    •    ] per share is substantially higher than the pro forma net tangible book value per share of our outstanding common stock. This means that you will pay a higher price per share than the amount of our total tangible assets, less our total liabilities, divided by the number of shares of common stock outstanding. In addition, you may also experience additional dilution upon future equity issuances or the exercise of stock options to purchase common stock granted to our employees, executive officers, consultants and directors under our stock option and equity incentive plans. For additional information, see "Dilution."

         Because we have no current plans to pay cash dividends on our Class A common stock for the foreseeable future, you may not receive any return on investment unless you sell your Class A common stock for a price greater than you paid.

        We have never declared or paid cash dividends on our common stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Class A common stock if the market price of our Class A common stock increases. In addition, our senior credit facility contains restrictions on our ability to pay dividends.

         Future sales of our Class A common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

        The price of our Class A common stock could decline if there are substantial sales of our Class A common stock, particularly sales by our directors, executive officers, employees and significant stockholders, or when there is a large number of shares of our Class A common stock available for sale. These sales, or the perception that these sales might occur, could depress the market price of our Class A common stock and might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

        Upon completion of this offering, there will be [    •    ] shares of our common stock outstanding. Of these, the [    •    ] shares of Class A common stock being sold in this offering (or [    •    ] shares of Class A common stock if the underwriters exercise their over-allotment option in full) will be freely tradable immediately after this offering (except for any shares purchased by our affiliates, if any) and [    •    ] shares will be subject to lock-up agreements for 180 days after the date of this prospectus. A large portion of our shares are held by Sterling Investment Partners. Moreover, Sterling Investment Partners has rights, subject to some conditions, to require us to file registration statements covering the shares they and our other existing stockholders currently hold, or to include these shares in registration statements that we may file for ourselves or other stockholders. See "Certain Relationships and Related-Party Transactions—Registration Rights Agreement."

        Credit Suisse Securities (USA) LLC may, in its sole discretion, permit our executive officers, our directors, Sterling Investment Partners and our other stockholders to sell shares prior to the expiration of the restrictive provisions contained in the lock-up agreements with the underwriters.

        We also intend to register all common stock that we may issue under our 2012 Equity Incentive Plan. Effective upon the completion of this offering, an aggregate of [    •    ] shares of our common stock will be reserved for future issuance under the 2012 Equity Incentive Plan. Once we register these shares, which we plan to do shortly after the completion of this offering, they can be freely sold in the public market upon issuance, subject to the lock-up agreements referred to above. If a large number of these shares are sold in the public market, the sales could reduce the trading price of our Class A common stock.

        Also, in the future, we may issue shares of our Class A common stock in connection with investments or acquisitions. The amount of shares of our Class A common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock.

        The market price of the shares of our Class A common stock could decline as a result of the sale of a substantial number of our shares of Class A common stock in the public market or the perception in the market that the holders of a large number of shares intend to sell their shares.

         Our future operating results may fluctuate significantly and our current operating results may not be a good indication of our future performance. Fluctuations in our quarterly financial results could affect our stock price in the future.

        Our operating results have historically varied from period-to-period, and we expect that they will continue to do so as a result of a number of factors, many of which are outside of our control. If our quarterly financial results or our forecasts of future financial results fail to meet the expectations of securities analysts and investors, our Class A common stock price could be negatively affected. Any volatility in our quarterly financial results may make it more difficult for us to raise capital in the future or pursue acquisitions that involve issuances of our stock. Our operating results for prior periods may not be effective predictors of our future performance.

        Factors associated with our industry, the operation of our business and the markets for our products may cause our quarterly financial results to fluctuate, including:

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  our ability to open new stores on a timely basis or at all;

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  our ability to achieve sustained sales and profitable operating margins at new stores;

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  the availability of financing to pursue our new store openings on satisfactory terms or at all;

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  our ability to compete effectively with other retailers;

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  our ability to maintain price competitiveness;

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  the geographic concentration of our stores;

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  ongoing economic uncertainty;

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  our ability to maintain or improve our operating margins;

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  ordering errors or product supply disruptions in the delivery of perishable products;

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  negative effects to our reputation from real or perceived quality or health issues with our food products;

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  our ability to protect or maintain our intellectual property;

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  the failure of our information technology or administrative systems to perform as anticipated;

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  data security breaches and the release of confidential customer information;

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  our ability to retain and attract senior management, key employees and qualified store-level employees;

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  rising costs of providing employee benefits, including increased healthcare costs and pension contributions due to unfunded pension liabilities;

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  our ability to renegotiate expiring collective bargaining agreements and new collective bargaining agreements;

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  changes in law;

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  additional indebtedness incurred in the future;

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  our ability to satisfy our ongoing capital needs and unanticipated cash requirements;

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  claims made against us resulting in litigation;

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  increases in commodity prices;

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  severe weather and other natural disasters in areas in which we have stores;

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  wartime activities, threats or acts of terror or a widespread regional, national or global health epidemic;

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  changes to financial accounting standards regarding store leases;

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  our high level of fixed lease obligations; and

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  impairment of our goodwill.

        Any one of the factors above or the cumulative effect of some of the factors referred to above may result in significant fluctuations in our quarterly financial and other operating results, including fluctuations in our key metrics. This variability and unpredictability could result in our failing to meet our internal operating plan or the expectations of securities analysts or investors for any period. If we fail to meet or exceed such expectations for these or any other reasons, the market price of our shares could fall substantially and we could face costly lawsuits, including securities class action suits. In addition, a significant percentage of our operating expenses are fixed in nature and based on forecasted revenue trends. Accordingly, in the event of revenue shortfalls, we are generally unable to mitigate the negative impact on margins in the short term.

         The supervoting rights of our Class B common stock and other anti-takeover provisions in our organizational documents and Delaware law might discourage or delay attempts to acquire us that you might consider favorable.

        Our amended and restated certificate of incorporation and bylaws that will be in effect at the closing of our initial public offering will contain provisions that may make the acquisition of our company more difficult, including the following:

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  any transaction that would result in a change in control of our company will require the approval of a majority of our outstanding Class B common stock voting as a separate class;

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  we have a dual class common stock structure, which provides Sterling Investment Partners with the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A and Class B common stock;

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  when we no longer have outstanding shares of our Class B common stock, certain amendments to our amended and restated certificate of incorporation or bylaws will require the approval of two-thirds of the combined vote of our then-outstanding shares of Class A and Class B common stock;

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  when we no longer have outstanding shares of our Class B common stock, vacancies on our board of directors will be able to be filled only by our board of directors and not by stockholders;

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  when we no longer have outstanding shares of our Class B common stock, our board of directors will be classified into three classes of directors with staggered three-year terms so that not all members of our board of directors are elected at one time and directors will only be able to be removed from office for cause;

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  when we no longer have outstanding shares of our Class B common stock, our stockholders will only be able to take action at a meeting of stockholders and not by written consent;

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  only our chairman or a majority of our board of directors will be authorized to call a special meeting of stockholders;

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  advance notice procedures will apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders;

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  our board of directors is expressly authorized to make, alter or repeal our amended and restated bylaws;

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  our amended and restated certificate of incorporation will authorize undesignated preferred stock, the terms of which may be established, and shares of which may be issued, without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of common stock; and

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  certain litigation against us can only be brought in Delaware.

        In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"), which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock to merge or combine with us. Although we believe these provisions collectively provide for an opportunity to obtain greater value for stockholders by requiring potential acquirers to negotiate with our board of directors, they would apply even if an offer rejected by our board were considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

        These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company, even if doing so would benefit our stockholders. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

        For information regarding these and other provisions, see "Description of Capital Stock—Anti-Takeover Provisions."

         Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

        We are not currently required to comply with the rules of the Securities and Exchange Commission (the "SEC") implementing Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC's rules implementing Section 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Though we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. However, as an "emerging growth company," as defined in the JOBS Act, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

        To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff. Testing and maintaining internal control can divert our management's attention from other matters that are important to the operation of our business. In addition, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

         We are an "emerging growth company" and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

        We qualify as an "emerging growth company" under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. Accordingly, we have included only four, rather than five, years of selected financial data due to a change in our fiscal year, included detailed compensation information for only our three most highly compensated executive officers and have not included a compensation discussion and analysis (CD&A) of our executive compensation programs in this prospectus. For so long as we are an emerging growth company, we will not be required to:

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  have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

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  comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

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  submit certain executive compensation matters to shareholder advisory votes, such as "say-on-pay" and "say-on-frequency;" and

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  disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO's compensation to median employee compensation.

In addition, while we are an emerging growth company the JOBS Act will permit us to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to delay the adoption of new or revised accounting pronouncements applicable to public and private companies until such pronouncements become mandatory for private companies. As a result, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public and private companies.

        We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1 billion or more in annual gross revenues; (ii) the end of fiscal 2018; (iii) our issuance, in a three year period, of more than $1 billion in non-convertible debt; and (iv) the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million on the last business day of our second fiscal quarter.

        We cannot predict if investors will find our Class A common stock less attractive because we may rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

         We will incur significant increased costs as a result of operating as a public company, and our management will be required to divert attention from operational and other business matters to devote substantial time to public company requirements.

        We have operated as a private company. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. For example, we will be required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the rules and regulations of the [    •    ] and the requirements of the Sarbanes-Oxley Act, as well as rules and regulations subsequently implemented by the SEC and the [    •    ], including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. In that regard, we currently have a limited internal audit function, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and provide significant management oversight. We may not be successful in implementing these requirements, and implementing them could materially adversely affect our business, results of operations and financial condition. If we do not implement or comply with such requirements in a timely manner, we might be subject to sanctions or investigation by regulatory authorities. Any such action could harm our reputation and the confidence of investors and customers in our company, and could materially adversely affect our business and cause our Class A common stock price to decline. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors and our board committees or as executive officers.

         Our business and stock price may suffer as a result of our lack of public company operating experience. In addition, if securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

        We have been a privately-held company, and our lack of public company operating experience may make it difficult to forecast and evaluate our future prospects. If we are unable to execute our business strategy, either as a result of our inability to effectively manage our business in a public company environment or for any other reason, our business, prospects, financial condition and results of operations may be harmed.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. As a new public company we do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our stock would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "forecast," "continue," "plan," "intend," "believe," "may," "will," "should," "can have," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements we make relating to our estimated and projected store openings, costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth or initiatives, strategies or the expected outcome or impact of pending or threatened litigation are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including:

  •
  our ability to open new stores on a timely basis or at all;

  •
  our ability to achieve sustained sales and profitable operating margins at new stores;

  •
  the availability of financing to pursue our new store openings on satisfactory terms or at all;

  •
  our ability to compete effectively with other retailers;

  •
  our ability to maintain price competitiveness;

  •
  the geographic concentration of our stores;

  •
  ongoing economic uncertainty;

  •
  our ability to maintain or improve our operating margins;

  •
  ordering errors or product supply disruptions in the delivery of perishable products;

  •
  negative effects to our reputation from real or perceived quality or health issues with our food products;

  •
  our ability to protect or maintain our intellectual property;

  •
  the failure of our information technology or administrative systems to perform as anticipated;

  •
  data security breaches and the release of confidential customer information;

  •
  our ability to retain and attract senior management, key employees and qualified store-level employees;

  •
  rising costs of providing employee benefits, including increased healthcare costs and pension contributions due to unfunded pension liabilities;

  •
  our ability to renegotiate expiring collective bargaining agreements and new collective bargaining agreements;

  •
  changes in law;

  •
  additional indebtedness incurred in the future;

  •
  our ability to satisfy our ongoing capital needs and unanticipated cash requirements;

  •
  claims made against us resulting in litigation;

  •
  increases in commodity prices;

  •
  severe weather and other natural disasters in areas in which we have stores;

  •
  wartime activities, threats or acts of terror or a widespread regional, national or global health epidemic;

  •
  changes to financial accounting standards regarding store leases;

  •
  our high level of fixed lease obligations; and

  •
  impairment of our goodwill; and

  •
  other factors discussed under "Risk Factors."

        We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties, and you should not rely upon forward-looking statements as predictions of future events.

        We caution you that the important factors described in the sections in this prospectus entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" may not be all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially and adversely from those contained in any forward-looking statements we may make. The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

        We estimate that the net proceeds to us from our issuance and sale of [    •    ] shares of Class A common stock in this offering will be approximately $[    •    ] million, assuming an initial public offering price of $[    •    ] per share, which is the midpoint of the price range listed on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        A $1.00 increase (decrease) in the assumed initial public offering price of $[    •    ] per share would increase (decrease) our net proceeds from this offering by approximately $[    •    ] million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        We intend to use the net proceeds that we receive from this offering for new store growth and other general corporate purposes, after redeeming [    •    ] shares of our outstanding preferred stock at an aggregate redemption price of approximately $[    •    ] [,repaying approximately $[    •    ] of our outstanding debt] and paying $[    •    ] to an affiliate of Sterling Investment Partners in connection with the termination of our management agreement with such affiliate.

        [Affiliates of Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies & Company, Inc., three of the underwriters in this offering, are lenders and agents under our existing credit facility and therefore will receive a portion of the net proceeds of this offering. See "Underwriting."]

DIVIDEND POLICY

        We have never declared or paid cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors considers relevant. In addition, the terms of our senior credit facility contains restrictions on our ability to pay dividends.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our consolidated capitalization as of April 1, 2012 on:

  •
  an actual basis;

  •
  an as adjusted basis to give effect to (i) our issuance and sale of [    •    ] shares of Class A common stock in this offering at an assumed initial public offering price of $[    •    ] per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the proceeds from the offering as described under "Use of Proceeds" and (ii) our issuance of [    •    ] shares of Class B common stock in exchange for the shares of our outstanding preferred stock that are not being redeemed with the proceeds of this offering, based on a liquidation value for such shares of $[    •    ] and an assumed initial public offering price of $[    •    ] per share, which is the midpoint of the price range listed on the cover page of this prospectus.

        You should read the following table in conjunction with the sections entitled "Use of Proceeds," "Selected Historical Consolidated Financial and Other Data," "Management's Discussion and Analysis

of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of April 1, 2012
	Actual	As Adjusted
	(unaudited) (dollars in thousands)
Cash and cash equivalents	$30,172	$

Long-term debt (including current maturities):
Term loan(1)	$196,219	$
Subordinated note	7,333

Total debt	203,552
Redeemable preferred stock
Series A preferred stock, $0.001 par value, 52,982 shares authorized, 43,058 shares issued and outstanding actual, no shares issued and outstanding as adjusted (inclusive of cumulative deemed dividends of $17,786)	73,780		—
Series B preferred stock, $0.001 par value, 64,018 shares authorized, 64,016.98 shares issued and outstanding actual, no shares issued and outstanding as adjusted (inclusive of cumulative deemed dividends of $66,626)	130,643		—

Total redeemable preferred stock	204,423		—
Stockholders' equity
Common stock, $0.001 par value, 150,000 shares authorized, 105,473 shares issued and outstanding actual, no shares authorized, issued or outstanding, as adjusted	—		—
Class A common stock, $0.001 par value per share; no shares authorized, issued or outstanding, actual; [•] shares authorized and [•] shares issued and outstanding, as adjusted	—
Class B common stock, $0.001 par value per share; no shares authorized, issued or outstanding, actual; [•] shares authorized and [•] shares issued and outstanding, as adjusted	—
Preferred stock, $0.001 par value per share; no shares authorized, issued or outstanding, actual; 5,000,000 shares authorized, no shares issued and outstanding, as adjusted	—		—
Additional paid-in capital(2)	—
Accumulated deficit	(141,364)		(141,364)

Total stockholders' (deficit) equity	(141,364)

Total capitalization	$266,611	$

(1)
Net of estimated unamortized original issue discount of approximately $1.9 million as of April 1, 2012.

(2)
On an as adjusted basis, additional paid-in capital includes adjustments for our (i) issuance of [    •    ] shares of Class B common stock in exchange for the shares of our outstanding preferred stock that are not being redeemed with the proceeds of this offering, based on a liquidation value for such shares of $[    •    ] and an assumed initial public offering price of $[    •    ] per share, which is the midpoint of the price range listed on the cover page of this prospectus and (ii) issuance and sale of [    •    ] shares of Class A common stock in this offering at an assumed initial public offering price of $[    •    ] per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

          A $1.00 increase (decrease) in the assumed initial public offering price of $[    •    ] per share, the midpoint of the price range set forth on the cover page of this prospectus, would [decrease (increase) the pro forma as adjusted amount for our total debt by approximately $[    •    ] million,] would decrease (increase) the number of shares of Class B common stock issued by us in exchange for the shares of our outstanding preferred stock that are not being redeemed with the proceeds of this offering by approximately [    •    ] shares and would increase (decrease) the pro forma as adjusted amount of additional paid-in capital and total stockholders' equity by [the same amount/ approximately $[    •    ] million], assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

          The number of shares of common stock to be outstanding after this offering is based on shares outstanding as of April 1, 2012. This number excludes shares of our Class A common stock reserved for future grants under the 2012 Equity Incentive Plan, which we expect to adopt in connection with this offering.

  DILUTION

          After giving effect to the Exchange, our pro forma net tangible book value as of April 1, 2012 would have been approximately $[    •    ] million, or approximately $[    •    ] per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less the amount of our total liabilities, divided by the number of shares of common stock outstanding at April 1, 2012, prior to the sale of [    •    ] shares of our Class A common stock offered in this offering, but assuming the completion of our Exchange. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by investors in this offering and the net tangible book value per share of our common stock outstanding immediately after this offering.

          After giving effect to the completion of the Exchange and the sale of [    •    ] shares of our Class A common stock in this offering, based upon an assumed initial public offering price of $[    •    ] per share, the midpoint of the price range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated expenses payable by us in connection with this offering, our pro forma as adjusted net tangible book value as of April 1, 2012 would have been approximately $[    •    ] million, or $[    •    ] per share of common stock. This represents an immediate increase in pro forma net tangible book value of $[    •    ] per share to existing stockholders and immediate dilution of $[    •    ] per share to new investors purchasing shares of Class A common stock in this offering at the initial public offering price.

          The following table illustrates this per share dilution:

Assumed initial public offering price per share
Pro forma net tangible book value (deficit) per share as of April 1, 2012 (which gives effect to the Exchange)
Increase in net tangible book value per share attributable to new investors
Pro forma as adjusted net tangible book value (deficit) per share as of April 1, 2012 (which gives effect to the Exchange and this offering)
Dilution per share to new investors

          The following table summarizes, as of April 1, 2012, on a pro forma as adjusted basis giving effect to the Exchange and the sale of [    •    ] shares of Class A common stock in this offering, the number of shares of our Class A common stock purchased from us, the aggregate cash consideration paid to us and the average price per share paid to us by existing stockholders and to be paid by new investors purchasing shares of our Class A common stock from us in this offering. The table assumes an initial public offering price of $[    •    ] per share, the midpoint of the price range set forth on the cover of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering.

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders(1)
New investors

Total		100%		100%

(1)
Gives effect to our issuance of [    •    ] shares of our Class B common stock, assuming an initial public offering price of $[    •    ] per share, which is the midpoint of the price range set forth on

  the cover of this prospectus, in exchange for the [    •    ] shares of our outstanding preferred stock that are not being redeemed with the proceeds of this offering.

          A $1.00 increase (decrease) in the assumed initial public offering price of $[    •    ] per share, the midpoint of the price range set forth on the cover of this prospectus, would increase (decrease) the total consideration paid by investors participating in this offering by $[    •    ] million, or increase (decrease) the percentage of total consideration paid by investors participating in this offering by [    •    ]%, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

          Except as otherwise indicated, the discussion and tables above assume no exercise of the underwriters' option to purchase additional shares. If the underwriters' option to purchase additional shares is exercised in full, our existing stockholders would own approximately [    •    ]% and our new investors would own approximately [    •    ]% of the total number of shares of our common stock outstanding after this offering.

          The tables and calculations above are based on shares of common stock outstanding as of April 1, 2012 (after giving effect to the Exchange) and exclude shares of our Class A common stock reserved for future grants under the 2012 Equity Incentive Plan.

          To the extent that any options or other equity incentive grants are issued in the future with an exercise price or purchase price below the initial public offering price, new investors will experience further dilution.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

        The following tables summarize our financial data as of the dates and for the periods indicated. We have derived the selected consolidated financial data for the fiscal years ended March 29, 2009, March 28, 2010, April 3, 2011 and April 1, 2012 from our audited consolidated financial statements for such years. Our audited consolidated financial statements as of April 3, 2011 and April 1, 2012 and for the fiscal years ended March 28, 2010, April 3, 2011 and April 1, 2012 have been included in this prospectus. Each of our fiscal years ended March 29, 2009, March 28, 2010 and April 1, 2012 consists of 52 weeks; our fiscal year ended April 3, 2011 consists of 53 weeks. The differing length of certain fiscal years may affect the comparability of certain data.

        Since March 2009, we have opened six food stores (one urban and five suburban) in the Greater New York City metropolitan area, three of which include Fairway Wine and Spirits locations, bringing our total stores open to 10 (our latest store in Woodland Park, New Jersey was opened in June 2012, and is not presented in the following tables). We expect to open an additional food store in each of Manhattan and Westbury, New York in the remainder of calendar 2012. Our income (loss) from operations in each period shown has been affected by the number of stores open and the number of stores in the process of being opened in each period.

        We believe our food stores are among the most productive in the industry in net sales per store and net sales per square foot as a result of our distinctive merchandising strategies, value proposition and efficient operating structure. As the Selected Operating Data table reflects, however, our average net sales per store and average net sales per gross square foot have declined as we have increased the number of suburban stores that we operate. Our suburban stores are larger in size (average of 65,000 gross square feet (39,000 selling square feet)) than our urban stores that have greater real estate constraints (average of 51,000 gross square feet (23,000 selling square feet)) and generate comparatively lower sales and contribution margin.

        While we have increased our net sales from $401.2 million in fiscal 2010 to $554.9 million in fiscal 2012, or 38.3%, and our Adjusted EBITDA from $23.9 million in fiscal 2010 to $35.8 million in fiscal 2012, or 49.8%, our comparable store sales have been impacted by sales transfer from our existing stores to our newly opened stores that are in closer proximity to some of our customers and by our price optimization initiative that we launched across our store network late in fiscal 2011 to refine the pricing and balance of our promotional activities across our mix of higher-margin perishable items and everyday value-oriented conventional grocery items. Our price optimization initiative has resulted in an increase in our gross margins. We had net losses of $7.1 million, $18.6 million and $11.9 million in fiscal 2010, fiscal 2011 and fiscal 2012, respectively. For a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss, see note 5 below.

        The selected historical consolidated data presented below should be read in conjunction with the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto and other financial data included elsewhere in this prospectus.

Statement of Income Data

	Fiscal Year Ended
	March 29, 2009(1)		March 28, 2010		April 3, 2011		April 1, 2012
	(dollars in thousands, except for per share data)
Net sales		$343,106		$401,167		$485,712		$554,858
Cost of sales and occupancy costs(2)		230,912		271,599		326,207		368,728

Gross profit		112,194		129,568		159,505		186,130
Direct store expenses		70,371		85,840		109,867		132,446
General and administrative expenses		28,998		34,676		40,038		44,331
Store opening costs(3)		3,066		3,949		10,006		12,688

Income (loss) from operations		9,759		5,103		(406)		(3,335)
Interest expense, net		10,279		13,787		19,111		16,918
Loss on early extinguishment of debt(4)		—		2,837		13,931		—

Loss before income taxes		(520)		(11,521)		(33,448)		(20,253)
Income tax (benefit)		(851)		(4,426)		(14,860)		(8,304)

Net income (loss)		$331		$(7,095)		$(18,588)		$(11,949)

Net (loss) attributable to common stockholders(5)		$(10,836)		$(23,750)		$(39,021)		$(36,677)

Net (loss) per share attributable to common stockholders(5)
Basic and diluted loss per common share(5)
Pro forma basic and diluted per common share(5)	$		$		$		$

Other Financial Data

	Fiscal Year Ended
	March 29, 2009	March 28, 2010	April 3, 2011	April 1, 2012
	(dollars in thousands)
Adjusted EBITDA(6)	$21,785	$23,874	$29,309	$35,775
Depreciation and amortization	$7,175	$10,233	$14,588	$19,202
Capital expenditures	$21,650	$21,658	$27,797	$44,528
Gross margin(7)	32.7%	32.3%	32.8%	33.5%
Adjusted EBITDA margin(8)	6.3%	6.0%	6.0%	6.4%

Selected Operating Data

	Fiscal Year Ended
	March 29, 2009	March 28, 2010	April 3, 2011	April 1, 2012
Locations at end of period(9)	5	5	7	9
Total gross square feet at end of period	297,551	297,551	458,923	557,677
Change in square footage for period	20.3%	—	54.2%	21.5%
Average store size
Gross square feet	59,510	59,510	65,560	61,964
Selling square feet(10)	31,157	31,157	36,348	34,976
Average net sales per square foot
Gross square foot(11)	$1,381	$1,348	$1,287	$1,018
Selling square foot(11)	$2,774	$2,575	$2,458	$1,859
Average net sales per store per week ($000)(12)	$1,642	$1,543	$1,473	$1,246
Comparable store sales growth (decrease) per period(13)	10.1%	0.5%	(4.9)%	(7.1)%
New stores opened in period (location/date)	Paramus, NJ (3/2009)	—	Pelham Manor, NY (4/2010); Stamford, CT (11/2010)	Upper East Side, NY (7/2011); Douglaston, NY (11/2011)

Balance Sheet Data

	March 29, 2009(1)	March 28, 2010	April 3, 2011	April 1, 2012
	(dollars in thousands)
Cash and cash equivalents	$15,816	$22,594	$58,067	$30,172
Total assets	209,293	242,206	313,665	321,590
Total debt	93,747	122,544	194,297	203,552
Redeemable preferred stock	120,730	146,794	179,695	204,423
Total stockholders' deficit	(41,792)	(65,542)	(104,562)	(141,364)

(1)
Amounts have been reclassified to match presentation of subsequent years.

(2)
Excludes depreciation and amortization.

(3)
Costs (principally payroll, rent expense and real estate taxes) incurred in opening new stores are expensed as incurred. During fiscal 2009, we incurred $3.1 million of store opening costs related to the store we opened during fiscal 2009. During fiscal 2010 and fiscal 2011, we incurred $3.9 million and $6.8 million, respectively, of store opening costs related to the two stores we opened during fiscal 2011. During fiscal 2011 and fiscal 2012, we incurred $3.2 million and $11.9 million, respectively, of store opening costs related to the two stores we opened during fiscal 2012. During fiscal 2012, we incurred $0.7 million of store opening costs related to the store we opened in the first quarter of fiscal 2013.

(4)
In fiscal 2010, we incurred a loss on early extinguishment of debt in connection with the refinancing of our then existing first and second lien credit agreements. In fiscal 2011, we incurred a loss on early extinguishment of debt in connection with the refinancing of our then existing credit agreement with our current senior credit facility.

(5)
Common stockholders do not share in net income unless earnings exceed the unpaid dividends on our preferred stock. Accordingly, prior to this offering, earnings available for common stockholders was zero, as the unpaid dividends exceeded net income. During any period in which we had a net loss, the loss was attributed only to the common stockholders. Pro forma net income (loss) per share and the pro forma weighted average number of shares gives effect to the redemption of a portion of our preferred shares with the proceeds of this offering and the exchange of the remaining shares of preferred stock for [    •    ] shares of our Class B common stock, assuming an initial public offering price of $[    •    ] per share, which is the midpoint of the price range set forth on the cover of this prospectus.

  A reconciliation of the denominator used in the calculation of pro forma basic and diluted net income (loss) per common share is as follows:

Fiscal Year Ended
	March 29, 2009	March 28, 2010	April 3, 2011	April 1, 2012
Weighted average number of common shares outstanding, basic and diluted
Issuance of shares in the Exchange
Weighted average number of common shares outstanding, pro forma basic and diluted
(6)
We present Adjusted EBITDA, a non-GAAP measure, in this prospectus to provide investors with a supplemental measure of our operating performance. We believe that Adjusted EBITDA is a useful performance measure and is used by us to facilitate a comparison of our operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than GAAP measures can provide alone. Our board of directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for employees, including our senior executives. In addition, the financial covenants in our senior credit facility are based on Adjusted EBITDA, subject to dollar limitations on certain adjustments.

  We define Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization expense, amortization of deferred financing costs, store opening costs, loss on early extinguishment of debt, non-recurring expenses and management fees. Omitting interest, taxes and the other items provides a financial measure that facilitates comparisons of our results of operations with those of companies having different capital structures. Since the levels of indebtedness and tax structures that other companies have are different from ours, we omit these amounts to facilitate investors' ability to make these comparisons. Similarly, we omit depreciation and amortization because other companies may employ a greater or lesser amount of owned property, and because in our experience, whether a store is new or one that is fully or mostly depreciated does not necessarily correlate to the contribution that such store makes to operating performance. We will not be paying management fees following the consummation of this offering. We also believe that investors, analysts and other interested parties view our ability to generate Adjusted EBITDA as an important measure of our operating performance and that of other companies in our industry. Adjusted EBITDA should not be considered as an alternative to net income for the periods indicated as a measure of our performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

  The use of Adjusted EBITDA has limitations as an analytical tool and you should not consider this performance measure in isolation from, or as an alternative to, GAAP measures such as net income (loss). Adjusted EBITDA is not a measure of liquidity under GAAP or otherwise, and is not an alternative to cash flow from continuing operating activities. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by the expenses that are excluded from that term or by unusual or non-recurring items. The limitations of Adjusted EBITDA include: (i) it does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) it does not reflect changes in, or cash requirements for, our working capital needs; (iii) it does not reflect income tax payments we may be required to make; (iv) it does not reflect the cash requirements necessary to service interest or principal payments associated with indebtedness; and (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

  To properly and prudently evaluate our business, we encourage you to review our audited consolidated financial statements included elsewhere in this prospectus and the reconciliation to Adjusted EBITDA from net income (loss), the most directly comparable financial measure presented in accordance with GAAP, set forth in the table below. All of the items included in the reconciliation from net income to Adjusted EBITDA are either (i) non-cash items or (ii) items that management does not consider in assessing our on-going operating performance. In the case of the non-cash items, management believes that investors may find it useful to assess our comparative operating performance because the measures without such items are less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of other factors that affect operating performance. In the case of the other items that management does not consider in assessing our on-going operating performance, management believes that investors may find it useful to assess our operating performance if the measures are presented without these items because their financial impact may not reflect on-going operating performance.

	Fiscal Year Ended
	March 29, 2009	March 28, 2010	April 3, 2011	April 1, 2012
	(dollars in thousands)
Net income (loss)	$331	$(7,095)	$(18,588)	$(11,949)
Interest expense, net(a)	10,279	13,787	19,111	16,918
Depreciation and amortization expense	7,175	10,233	14,588	19,202
Income tax benefit	(851)	(4,426)	(14,860)	(8,304)
Store opening costs(b)	3,066	3,949	10,006	12,688
Loss on early extinguishment of debt(c)	—	2,837	13,931	—
Non-recurring items(d)	1,285	3,378	3,541	4,573
Management fees(e)	500	1,211	1,580	2,647

Adjusted EBITDA	$21,785	$23,874	$29,309	$35,775

(a)
Includes amortization of deferred financing costs.

(b)
See note (3) above.

(c)
See note (4) above.

(d)
Consists principally of recruiting costs relating to the strengthening of our management team, severance costs associated with the termination of employment of certain executives and, in fiscal 2011 and fiscal 2012, bringing our systems and procedures into compliance with the Sarbanes-Oxley Act.

(e)
Represents management fees paid to an affiliate of Sterling Investment Partners pursuant to an agreement that will terminate upon the consummation of this offering in exchange for a payment of $[    •    ].
(7)
We calculate gross margin by subtracting cost of sales and occupancy costs from net sales and dividing by our net sales for each of the applicable periods.

(8)
We calculated Adjusted EBITDA margin by dividing our Adjusted EBITDA by our net sales for each of the applicable periods. We present Adjusted EBITDA margin because it is used by management as a performance measure of Adjusted EBITDA generated from net sales. See note 6 above for further information regarding how we calculate Adjusted EBITDA, which is a non-GAAP measure.

(9)
The food stores and adjacent Fairway Wine and Spirits locations in Pelham Manor and Stamford, respectively, are considered as one store location in the number of stores and square footage. This table does not include the food store and integrated Fairway Wine and Spirits location opened in Woodland Park, New Jersey in June 2012.

(10)
Excludes the square footage of the kitchen, bakery, meat department, produce coolers and storage in our stores.

(11)
The amount for fiscal 2011 has been decreased (by subtracting the last week of net sales) to reflect a 52-week year so as to be comparable to fiscal 2009, 2010 and 2012. Stores not open for the entire fiscal period have been excluded. Does not include net sales from our Fairway Wine and Spirits locations.

(12)
We calculated average net sales per store per week by dividing net sales by the number of stores open during the entire fiscal period and then dividing by the number of weeks in the fiscal period. Does not include net sales from our Fairway Wine and Spirits locations.

(13)
Represents the percentage change in our same-store sales as compared to the prior comparable period. Our practice is to include sales from a store in same-store sales beginning on the first day of the fourteenth full month following the store's opening. This practice may differ from the methods that other food retailers use to calculate comparable or "same-store" sales. As a result, data in this prospectus regarding our same-store sales may not be comparable to similar data made available by other food retailers. Comparable same store sales for fiscal 2011 has been adjusted (by subtracting the last week of net sales) to reflect a 52-week year so as to be comparable to fiscal 2009, 2010 and 2012. Does not include net sales from our Fairway Wine and Spirits locations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis in conjunction with the information set forth under "Selected Historical Consolidated Financial and Other Data" and our consolidated financial statements and the notes to those statements included elsewhere in this prospectus. The statements in this discussion regarding our expectations of future performance, liquidity and capital resources and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described under "Risk Factors" and "Special Note Regarding Forward-Looking Statements." Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Overview

        Fairway Market is a high-growth food retailer offering customers a differentiated one-stop shopping experience "Like No Other Market". Since beginning as a small neighborhood market in the 1930s, Fairway has established itself as a leading food retailing destination in the Greater New York City metropolitan area, an approximately $30 billion food retail market that is the largest in the United States. Our stores emphasize an unmatched selection of fresh, natural and organic products, prepared foods and hard-to-find specialty and gourmet offerings, along with a full assortment of conventional groceries. Our prices typically are lower than natural / specialty stores and competitive with conventional supermarkets. We believe that the combination of our broad product selection, in-store experience and value pricing creates a premier food shopping experience that appeals to a broad demographic.

        We operate 10 locations in New York, New Jersey and Connecticut, three of which include Fairway Wine and Spirits stores. Three of our food stores, which we refer to as "urban stores," are located in Manhattan, and the remainder, which we refer to as "suburban stores," are located in New York (outside of Manhattan), New Jersey and Connecticut.

        We believe our stores are among the most productive in the industry in net sales per store and net sales per square foot as a result of our distinctive merchandising strategies, value positioning and efficient operating structure. Through our focused efforts on expanding our store base, enhancing our customers' shopping experience and improving the value proposition we offer our customers, we have increased our net sales from $401.2 million in fiscal 2010 to $554.9 million in fiscal 2012, or 38.3%, and our Adjusted EBITDA from $23.9 million in fiscal 2010 to $35.8 million in fiscal 2012, or 49.8%, while significantly investing in corporate infrastructure to support our growth, including new store expansion. For a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss, see note 5 to the tables included in "Selected Historical Consolidated Financial and Other Data." While our net sales and Adjusted EBITDA have grown significantly over the last three fiscal years, our comparable store sales have been impacted by sales transfer from our existing stores to our newly opened stores that are in closer proximity to some of our customers and by our price optimization initiative that we launched across our store network late in fiscal 2011. Our price optimization initiative has resulted in an increase in our gross margins.

        Since Sterling Investment Partners acquired Fairway in January 2007, we have made significant additions to our company's personnel, including experienced industry executives and the next generation management and merchandising teams to support our long-term growth objectives. We have upgraded our systems and enhanced our new store development and training processes. We have also developed a robust, proprietary daily reporting portal that enables us to effectively manage our growing number of new stores and have implemented initiatives to reduce shrink and improve labor productivity throughout our operations. We believe we can leverage these investments to improve our operating margins as we grow our store base. Since March 2009, we have opened six food stores, three of which include Fairway Wine and Spirits locations.

Outlook

        We intend to continue our strong growth by expanding our store base in our existing and new markets, capitalizing on consumer trends and improving our operating margins. In June 2012, we opened an additional food store and integrated Fairway Wine and Spirits location in Woodland Park, New Jersey and we expect to open an additional food store in each of Manhattan and Westbury, New York during the remainder of calendar 2012. For the next several years, we intend to grow our store base in the Greater New York City metropolitan area at a rate of three to four stores annually, primarily in suburban locations. Over time, we also plan to expand Fairway's presence into new, high-density metropolitan markets. Based on demographic research conducted for us by the Buxton Company, a customer analytics research firm, we believe, based on these demographics, we have the opportunity to more than triple the number of stores in our existing marketing region of the Greater New York City metropolitan area, that the Northeast market (from New England to the District of Columbia) can support up to 90 stores and the U.S. market can support more than 300 additional stores (including stores in the Northeast) operating under our current format.

        We believe that we are well positioned to capitalize on evolving consumer preferences and other key trends currently shaping the food retail industry. These trends include an increasing consumer focus on the shopping experience and on healthy eating choices and fresh, quality offerings, including locally sourced products, as well as growing interest in high-quality, value-oriented private label product offerings.

        We intend to improve our operating margins through scale efficiencies, improved systems, continued cost discipline and enhancements to our merchandise offerings. We expect store growth will also permit us to benefit from economies of scale in sourcing products and will enable us to leverage our existing infrastructure.

Factors Affecting Our Operating Results

        Various factors affect our operating results during each period, including:

  Store Openings

        We expect the new stores we open to be the primary driver of our sales, operating profit and market share gains. Our results of operations have been and will continue to be materially affected by the timing and number of new store openings and the amount of new store opening costs. For example, we typically incur higher than normal employee costs at the time of a new store opening associated with set-up and other opening costs. Operating margins are also affected by promotional discounts and other marketing costs and strategies associated with new store openings, as well as higher shrink, primarily due to overstocking, and costs related to hiring and training new employees. Additionally, promotional activities may result in higher than normal net sales in the first several weeks following a new store opening. A new store builds its sales volume and its customer base over time and, as a result, generally has lower margins and higher operating expenses, as a percentage of sales, than our more mature stores. A new store can take more than a year to achieve a level of operating performance comparable to our similarly existing stores. Stores that we have opened in higher density urban markets typically have generated higher sales volumes and margins than stores in suburban areas. We anticipate that a majority of stores that we will open in the near term will be in suburban areas due to the relative availability of attractive new store sites.

        We believe our differentiated format and destination one-stop shopping appeal attracts customers from as far as 25 miles away. As we open new stores in closer proximity to our customers who currently travel longer distances to shop at our stores, we expect some of these customers to take advantage of the convenience of our new locations. As a result, we have experienced in the past, and expect to experience in the future, some sales volume transfer from our existing stores to our new stores as some of our existing customers switch to these new, closer locations. Consequently, while we expect our new stores will impact sales at our existing stores in close proximity, we believe that by making shopping at our stores for those customers who travel longer distances more convenient, our overall sales to these customers will increase as they increase the frequency and amount of purchases from our stores.

  General Economic Conditions and Changes in Consumer Behavior

        The overall economic environment in the Greater New York City metropolitan area and related changes in consumer behavior have a significant impact on our business. In general, positive conditions in the broader economy promote customer spending in our stores, while economic weakness results in a reduction in customer spending. Macroeconomic factors that can affect customer spending patterns, and thereby our results of operations, include employment rates, business conditions, changes in the housing market, the availability of consumer credit, interest rates, tax rates and fuel and energy costs.

        Although continuing economic weakness has decreased overall consumer spending, we believe, based on information from the Food Marketing Institute, that many consumers are spending less of their overall food budget on meals away from home and more at food retailers. As a result, we believe that the impact of the current economic slowdown on our recent operating results has at least been partially mitigated by increased consumer preferences for meals at home.

  Inflation and Deflation Trends

        Inflation and deflation can impact our financial performance. During inflationary periods, our financial results can be positively impacted in the short term as we sell lower-priced inventory in a higher price environment. Over the longer term, the impact of inflation is largely dependent on our ability to pass through inventory price increases to our customers, which is subject to competitive market conditions. In recent inflationary periods, we have generally been able to pass through most cost increases. In fiscal 2010, the food retail sector began experiencing deflation, as input costs declined and price competition among retailers intensified, pressuring sales across the industry. While food deflation moderated in fiscal 2011, we began to experience inflation starting in early fiscal 2012, particularly in some commodity driven categories, although we were generally able to pass through the effect of these higher prices. Food inflation moderated in early fiscal 2013, although inflation may begin to increase again due to a number of factors such as the current drought in the midwest United States.

  Infrastructure Investment

        Our historical operating results reflect the impact of our ongoing investments in infrastructure to support our growth. Since Sterling Investment Partners acquired Fairway in January 2007, we have made significant investments in management, information technology systems, infrastructure, compliance and marketing. These investments include significant additions to our company's personnel, including experienced industry executives and the next generation management and merchandising teams to support our long-term growth objectives.

  Pricing Strategy

        Our strategy is to price our broad selection of fresh, natural and organic foods, hard-to-find specialty and gourmet items and prepared foods at prices typically lower than those of natural / specialty stores. We price our full assortment of conventional groceries at prices competitive with those of conventional supermarkets. Beginning late in fiscal 2011, we launched a comprehensive price optimization initiative across our store network to refine the pricing and balance of our promotional activities across our mix of higher-margin perishable items and everyday value-oriented traditional grocery items. Our price optimization initiative involves determining prices that will improve our operating margins based upon our analysis of how demand varies at different price levels, as well as our costs and inventory levels. This initiative has resulted in an increase in our gross margins.

  Productivity Initiatives

        In addition to our price optimization initiative, we have undertaken a number of other initiatives to improve our gross margin and operating costs. We are focused on a number of initiatives to control and reduce product shrink (e.g., spoiled, damaged, stolen or out-of-date inventory). We have also developed a robust, proprietary daily reporting portal that enables us to improve store labor productivity and effectively manage our growing number of new stores.

  Developments in Competitive Landscape

        The food retail industry as a whole, particularly in the Greater New York City metropolitan area, is highly competitive. Because we offer a full assortment of fresh, natural and organic products, prepared foods and hard-to-find specialty and gourmet offerings, along with a full assortment of conventional groceries, we compete with various types of retailers, including alternative food retailers such as natural foods stores, smaller specialty stores and farmers' markets, conventional supermarkets, supercenters and membership warehouse clubs. Our principal competitors include alternative food retailers such as Whole Foods and Trader Joe's, traditional supermarkets such as Stop & Shop, ShopRite, Food Emporium and A&P, retailers with "big box" formats such as Target and Wal-Mart and warehouse clubs such as Costco and BJ's Wholesale Club. These businesses compete with us for customers, products and locations. In addition, some are expanding aggressively in marketing a range of natural and organic foods, prepared foods and quality specialty grocery items. Some of these potential competitors have more experience operating multiple store locations or have greater financial or marketing resources than we do and are able to devote greater resources to sourcing, promoting and selling their products. Due to the competitive environment in which we operate, our operating results may be negatively impacted through a loss of sales, reduction in margin from competitive price changes, and/or greater operating costs such as marketing. In addition, other established food retailers could enter our markets, increasing competition for market share.

  Changes in Interest Expense and Loss on Debt Extinguishment

        Our interest expense in any particular period is impacted by our overall level of indebtedness during that period and changes in the interest rates payable on such indebtedness. In connection with Sterling Investment Partners' acquisition of Fairway in 2007, we entered into first and second lien credit facilities providing us with $81 million of term debt and a $6 million revolving credit facility, and issued $22 million aggregate principal amount of subordinated debt to the sellers. In December 2009, we refinanced our existing first and second lien credit facilities with a new credit facility providing us with $105 million of term debt (which we subsequently increased to $115 million in November 2010) and a $9 million revolving credit facility, and in connection therewith we incurred a loss on early extinguishment of debt of $2.8 million in fiscal 2010. In March 2011, we refinanced our $124 million credit facility with our current senior credit facility, providing us with $175 million of term debt (which we subsequently increased to $200 million in December 2011) and a revolving credit facility of $25 million (which we subsequently increased to $35 million in July 2012), and in connection therewith we incurred a loss on early extinguishment of debt of $13.9 million. In fiscal 2012, we used a portion of the proceeds from the borrowing under our senior credit facility to repay $22.0 million of subordinated debt. In May 2011, we issued $7.3 million of subordinated debt.

How We Assess the Performance of Our Business

        In assessing performance, we consider a variety of performance and financial measures, principally growth in net sales, gross profit and Adjusted EBITDA. The key measures that we use to evaluate the performance of our business are set forth below:

  Net Sales

        We evaluate sales because it helps us measure the impact of economic trends and inflation or deflation, the effectiveness of our merchandising, marketing and promotional activities, the impact of new store openings and the effect of competition over a given period. Our net sales comprise gross sales net of coupons and discounts. We do not record sales taxes as a component of retail revenues as we consider ourselves a pass-through conduit for collecting and remitting sales taxes.

        We do not consider same store sales, which controls for the effects of new store openings, to be as meaningful a measure for us as it may be for other retailers because as a destination food retailer in a concentrated market area we have in the past experienced, and in the future expect to experience, sales transfer from our existing stores to our newly opened stores that are in closer proximity to some of our customers. Our practice is to include sales from a store in same-store sales beginning on the first day of the fourteenth full month following the store's opening. This practice may differ from the methods that our competitors use to calculate same-store or "comparable" sales. As a result, data in this prospectus regarding our same-store sales may not be comparable to similar data made available by our competitors.

        Various factors may affect our same-store sales, including:

  •
  our opening of new stores in the vicinity of our existing stores;

  •
  our price optimization initiative;

  •
  our competition, including competitor store openings or closings near our stores;

  •
  the number and dollar amount of customer transactions in our stores;

  •
  overall economic trends and conditions in our markets;

  •
  consumer preferences, buying trends and spending levels;

  •
  the pricing of our products, including the effects of inflation or deflation and promotions;

  •
  our ability to provide product offerings that generate new and repeat visits to our stores;

  •
  the level of customer service that we provide in our stores;

  •
  our in-store merchandising-related activities; and

  •
  our ability to source products efficiently.

As we continue to pursue our growth strategy, we expect that a significant percentage of our net sales will continue to come from new stores not included in comparable store sales.

        The food retail industry and our sales are affected by general economic conditions and seasonality, as well as the other factors discussed below, that affect store sales performance. Consumer purchases of high-quality perishables and specialty food products are particularly sensitive to a number of factors that influence the levels of consumer spending, including economic conditions, the level of disposable consumer income, consumer debt, interest rates and consumer confidence. In addition, our business is seasonal and, as a result, our average weekly sales fluctuate during the year and are usually highest in our third fiscal quarter, from October through December, when customers make holiday purchases, and typically lower during the summer months in our second fiscal quarter.

        Although adverse economic conditions affected our sales beginning in fiscal 2009 and continuing in fiscal 2010 and fiscal 2011 due to decreased levels of consumer spending, disposable income and confidence, this adverse effect was more than offset in fiscal 2010 and fiscal 2011 by growth in sales attributable to the new store we opened in fiscal 2009 and the two stores and adjacent Fairway Wine and Spirits locations we opened in fiscal 2011. In addition, growth in sales attributable to the new stores we opened in fiscal 2012 contributed significantly to improved net sales.

  Gross Profit

        We use gross profit to measure the effectiveness of our pricing and procurement strategies as well as initiatives to increase sales of higher margin items and to reduce shrink. We calculate gross profit as net sales less cost of sales and occupancy costs. Gross margin measures gross profit as a percentage of our net sales. Cost of sales includes the cost of merchandise inventory sold during the year (net of discounts and allowances), distribution costs, food preparation costs (primarily labor) and shipping and handling costs. Occupancy costs include store rental costs, property taxes and utility costs. The components of our cost of sales and occupancy costs may not be identical to those of our competitors. As a result, data in this prospectus regarding our gross profit and gross margin may not be comparable to similar data made available by our competitors.

        Changes in the mix of products sold may impact our gross margin. Unlike natural / specialty stores, we also carry a full assortment of conventional groceries, which generally have lower margins than fresh, natural and organic foods, prepared foods and specialty and gourmet items. We expect to enhance our gross margins through:

  •
  economies of scale resulting from expanding the store base;

  •
  our price optimization initiative;

  •
  productivity gains through process and program improvements;

  •
  reduced shrinkage as a percentage of net sales; and

  •
  leveraging our purchasing power and that of our suppliers to obtain volume discounts from vendors.

        Stores that we operate in higher density urban markets typically have generated higher sales volumes and margins than stores that we operate in suburban areas. We anticipate that a majority of stores that we will open in the near term will be in suburban areas due to the relative availability of attractive new store sites. As the percentage of our sales volumes provided by our suburban stores increases, our overall gross margins may decline.

  Direct Store Expenses

        Direct store expenses consist of store-level expenses such as salaries and benefits for our store work force, supplies, store depreciation and store-specific marketing costs. Store-level labor costs are generally the largest component of our direct store expenses. The components of our direct store expenses may not be identical to those of our competitors. As a result, data in this prospectus regarding our direct store expenses may not be comparable to similar data made available by our competitors.

  General and Administrative Expenses

        General and administrative expenses consist primarily of personnel costs that are not store specific, corporate sales and marketing expenses, depreciation and amortization expense as well as other expenses associated with our corporate headquarters, management expenses and expenses for accounting, information systems, legal, business development, human resources, purchasing and other administrative departments. Since Sterling Investment Partners acquired Fairway in January 2007, we have made significant investments in management, information technology systems, infrastructure, compliance and marketing to support our growth strategy. Our general and administrative expenses include management fees paid to Sterling Investment Partners, which we will cease paying upon consummation of the offering being made hereby. See "Certain Relationships and Related Party Transactions—Management Agreement with Sterling Advisers."

        The components of our general and administrative expenses may not be identical to those of our competitors. As a result, data in this prospectus regarding our general and administrative expenses may not be comparable to similar data made available by our competitors. We expect that our general and administrative expenses will increase in future periods due to additional legal, accounting, insurance and other expenses we expect to incur as a result of being a public company.

  Store Opening Costs

        Store opening costs include rent expense incurred during construction of new stores and costs related to new location openings, including costs associated with hiring and training personnel, supplies, the costs associated with our dedicated store opening team and other miscellaneous costs. Rent expense is recognized upon receiving possession of a store site, which generally ranges from three to six months before the opening of a store, although in some situations, the possession period can exceed twelve months. Store opening costs are expensed as incurred.

  Income from Operations

        Income from operations consists of gross profit minus direct store expenses, general and administrative expenses and store opening costs. Income from operations will vary from period to period based on a number of factors, including the number of stores open and the number of stores in the process of being opened in each period.

  Adjusted EBITDA

        We believe that Adjusted EBITDA is a useful performance measure and we use it to facilitate a comparison of our operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than GAAP measures alone can provide. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for employees, including our senior executives. In addition, the financial covenants in our senior credit facility are based on Adjusted EBITDA, subject to dollar limitations on certain adjustments. Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

        We define Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization expense, amortization of deferred financing costs, store opening costs, loss on early extinguishment of debt, non-recurring expenses and management fees. All of the omitted items are either (i) non-cash items or (ii) items that we do not consider in assessing our on-going operating performance. Because it omits non-cash items, we believe that Adjusted EBITDA is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of other factors that affect our operating performance. Because it omits the other items, we believe Adjusted EBITDA is also more reflective of our on-going operating performance.

Basis of Presentation

        Our fiscal year is the 52- or 53-week period ending on the Sunday closest to March 31. Our last three completed fiscal years ended on March 28, 2010, April 3, 2011 and April 1, 2012. For ease of reference, we identify our fiscal years in this prospectus by reference to the calendar year in which the fiscal year ends. For example, "fiscal 2012" refers to our fiscal year ended April 1, 2012. Fiscal 2010 and fiscal 2012 consist of 52 weeks and fiscal 2011 consists of 53 weeks. The differing length of certain fiscal years may affect the comparability of certain data.

Results of Operations

        The following tables summarize key components of our results of operations for the periods indicated, both in dollars and as a percentage of net sales and have been derived from our consolidated financial statements.

	Fiscal Year Ended
	March 28, 2010	April 3, 2011	April 1, 2012
	(dollars in thousands)
Net sales	$401,167	$485,712	$554,858
Cost of sales and occupancy costs(1)	271,599	326,207	368,728

Gross profit	129,568	159,505	186,130
Direct store expenses	85,840	109,867	132,446
General and administrative expenses	34,676	40,038	44,331
Store opening costs	3,949	10,006	12,688

Income (loss) from operations	5,103	(406)	(3,335)
Interest expense, net	13,787	19,111	16,918
Loss on early extinguishment of debt	2,837	13,931	—

Loss before income taxes	(11,521)	(33,448)	(20,253)
Income tax (benefit)	(4,426)	(14,860)	(8,304)

Net loss	$(7,095)	$(18,588)	$(11,949)

Net sales	100.0%	100.0%	100.0%
Cost of sales and occupancy costs(1)	67.7	67.2	66.5

Gross profit	32.3	32.8	33.5
Direct store expenses	21.4	22.6	23.9
General and administrative expenses	8.6	8.2	8.0
Store opening costs	1.0	2.1	2.3

Income (loss) from operations	1.3	(0.1)	(0.6)
Interest expense, net	3.4	3.9	3.0
Loss on early extinguishment of debt	0.7	2.9	—

Loss before income taxes	(2.9)	(6.9)	(3.7)
Income tax (benefit)	(1.1)	(3.1)	(1.5)

Net loss	(1.8)%	(3.8)%	(2.2)%

Figures may not sum due to rounding

(1)
Excludes depreciation and amortization

Fiscal year ended April 1, 2012 compared to fiscal year ended April 3, 2011

        Fiscal 2012 consists of 52 weeks while fiscal 2011 consists of 53 weeks; accordingly, the differing lengths of the fiscal years may affect the comparability of certain data.

  Net Sales

        We had net sales of $554.9 million in fiscal 2012, an increase of $69.2 million, or 14.2%, from $485.7 million in fiscal 2011. The increase was attributable to the $103.3 million of net sales from the two stores and adjacent Fairway Wine and Spirits locations that we opened during fiscal 2011 and the two stores that we opened during fiscal 2012. The increase was partially offset by a $34.1 million decrease in sales at stores open during both periods.

        Comparable store sales decreased 7.1% in fiscal 2012 compared to fiscal 2011, primarily as a result of sales transferred from our existing stores to our newly opened stores and the launch in late fiscal 2011 of our price optimization initiative to refine the pricing and balance of our promotional activities across our mix of higher-margin perishable items and everyday conventional grocery items. Customer transactions in our comparable stores decreased by 7.9% and average transaction size at our comparable stores increased 1.4%. Amounts for fiscal 2011 have been adjusted to reflect a 52-week year.

  Gross Profit

        Gross profit was $186.1 million for fiscal 2012, an increase of $26.6 million, or 16.7%, from $159.5 million for fiscal 2011. Gross margin increased 70 basis points to 33.5% for fiscal 2012 from 32.8% for fiscal 2011. The increase in our gross margin was primarily attributable to our price optimization and shrink management initiatives, as well as lower product cost, partially offset by increased occupancy costs resulting from the two stores and adjacent Fairway Wine and Spirits locations we opened in fiscal 2011 and the two stores we opened in fiscal 2012. We calculate gross profit as net sales less cost of sales and occupancy costs, which includes the cost of merchandise inventory sold during the year (net of discounts and allowances), distribution costs, food preparation costs (primarily labor), shipping and handling costs and store occupancy costs.

  Direct Store Expenses

        Direct store expenses were $132.4 million in fiscal 2012, an increase of $22.6 million, or 20.6%, from $109.9 million in fiscal 2011. The increase in direct store expenses was primarily attributable to the two new stores we opened in fiscal 2012 and the two stores and adjacent Fairway Wine and Spirits locations opened in fiscal 2011 that were open for a full year in fiscal 2012. With more stores in operation during fiscal 2012, our store labor expenses increased $12.5 million and our other store operating expenses increased $10.1 million compared to fiscal 2011. The portion of our depreciation expense included in direct store expenses, which includes amortization of prepaid rent, increased $3.2 million, or 30.8%, to $13.5 million for fiscal 2012, compared to direct store depreciation expense for fiscal 2011 of $10.3 million. The increase in direct store depreciation expense for fiscal year 2012 compared with fiscal 2011 is directly attributable to the increase in the number of stores.

        Direct store expenses as a percentage of net sales increased to 23.9% in fiscal 2012 from 22.6% in fiscal 2011. This increase was primarily attributable to higher expenses as a percentage of net sales at our newly opened stores as we built sales at these stores.

  General and Administrative Expenses

        General and administrative expenses were $44.3 million for fiscal 2012, an increase of $4.3 million, or 10.7%, from $40.0 million in fiscal 2011. The increase in our general and administrative expenses was primarily attributable to our continued investments in management, information technology systems, infrastructure, compliance and marketing to enable us to pursue our growth plans. The portion of our depreciation and amortization expense included in general and administrative expenses increased $1.4 million, or 32.6%, to $5.7 million for fiscal 2012 from $4.3 million in fiscal 2011. Our general and administrative expenses include management fees of $2.6 million and $1.6 million paid to an affiliate of

Sterling Investment Partners in fiscal 2012 and fiscal 2011, respectively. We will cease paying these management fees upon consummation of the offering being made hereby. See "Certain Relationships and Related Party Transactions—Management Agreement with Sterling Advisers." Our general and administrative expenses in fiscal 2012 also includes $0.4 million in non-stock compensation expense relating to shares of restricted stock that we issued at below fair market value.

        As a percentage of net sales, general and administrative expenses for fiscal 2012 were 8.0%, or 20 basis points lower, than the 8.2% we recorded in fiscal 2011. This improvement was primarily a result of our revenue growth and leveraging of our infrastructure investment made during the last several years.

  Store Opening Costs

        Store opening costs were $12.7 million in fiscal 2012, an increase of $2.7 million from $10.0 million in fiscal 2011. We opened two new stores in fiscal 2012 and two new stores and adjacent Fairway Wine and Spirits locations in fiscal 2011. Store opening costs for fiscal 2011 includes $3.2 million related to the two stores we opened in fiscal 2012, and we incurred $3.9 million of store opening costs related to the stores we opened in fiscal 2011 in fiscal 2010. Approximately $2.0 million of store opening costs in fiscal 2012 are attributable to our decision to delay the opening of our store in Douglaston, New York in order to focus on opening our new store in Manhattan, which opened in July 2011. Approximately $0.7 million of our fiscal 2012 store opening costs relate to the store and integrated Fairway Wine and Spirits location we opened in the first quarter of fiscal 2013. Approximately $3.4 million and $4.2 million of store opening costs in fiscal 2012 and fiscal 2011, respectively, did not require the expenditure of cash in the period, primarily due to deferred rent and other landlord allowances.

  Income (Loss) from Operations

        For fiscal 2012 our operating loss was $3.3 million, an increase of $2.9 million from $0.4 million for fiscal 2011. The increase in operating loss was primarily due to the $22.5 million increase in direct store expenses, $4.3 million increase in general and administrative expenses and $2.7 million increase in store opening costs in fiscal 2012 compared to fiscal 2011, partially offset by the $26.6 million increase in gross profit.

  Interest Expense

        Interest expense decreased 11.5%, or $2.2 million, to $16.9 million for fiscal 2012, as compared to $19.1 million for fiscal 2011, due to lower interest rates, partially offset by higher average borrowings.

  Loss on Early Extinguishment of Debt

        In fiscal 2011, we refinanced our $124 million credit facility with our $200 million senior credit facility, which we subsequently increased to $225 million in December 2011 and $235 million in July 2012, and in connection therewith we incurred a loss on early extinguishment of debt of $13.9 million. The loss consisted of the write off of unamortized deferred financing fees of $6.1 million and unamortized discount of $2.6 million, as well as the expensing of $5.2 million of placement fees.

  Net Loss

        Our net loss was $11.9 million in fiscal 2012, a decrease of $6.7 million from $18.6 million for fiscal 2011. The decrease in net loss was primarily attributable to an increased gross margin, no loss on early extinguishment of debt and lower interest expense, partially offset by increased direct store and store opening costs.

Fiscal year ended April 3, 2011 compared to the fiscal year ended March 28, 2010

        Fiscal 2011 consists of 53 weeks while fiscal 2010 consists of 52 weeks; accordingly, the differing lengths of the fiscal years may affect the comparability of certain data.

  Net Sales

        We had net sales of $485.7 million in fiscal 2011, an increase of $84.5 million, or 21.1%, from $401.2 million in fiscal 2010. The increase was attributable to the $95.6 million of net sales from the two stores and adjacent Fairway Wine and Spirits locations that we opened during fiscal 2011. The increase was partially offset by an $11.1 million decrease in net sales at stores open during both periods.

        Comparable store sales decreased 4.9% in fiscal 2011 compared to fiscal 2010, primarily as a result of sales transferred from our existing stores to our newly opened stores. Customer transactions in our comparable stores decreased by 5.2% and average transaction size at our comparable stores increased by 0.2%.

  Gross Profit

        Gross profit was $159.5 million for fiscal 2011, an increase of $29.9 million, or 23.1%, from $129.6 million for fiscal 2010. Our gross margin increased 50 basis points to 32.8% for fiscal 2011 from 32.3% for fiscal 2010. The increase in our gross margin was primarily attributable to the launch of our price optimization initiative, the discontinuation of certain promotional activities in our suburban stores and reduced inventory shrinkage, partially offset by increased occupancy costs resulting from the two stores and adjacent Fairway Wine and Spirits locations we opened in fiscal 2011 and supplies expense.

  Direct Store Expenses

        Direct store expenses were $109.9 million in fiscal 2011, an increase of $24.0 million, or 28.0%, from $85.8 million in fiscal 2010. The increase in direct store expenses was primarily attributable to the two new stores and adjacent Fairway Wine and Spirits locations we opened in fiscal 2011. With more stores in operation during fiscal 2011, our store labor expenses increased $11.6 million and our other store operating expenses increased $12.5 million compared to fiscal 2010. The portion of our depreciation expense included in direct store expenses, which includes amortization of prepaid rent, increased $3.3 million, or 47.6%, to $10.3 million for fiscal 2011, compared to direct store depreciation expense for fiscal 2010 of $7.0 million. The increase in direct store depreciation expense for fiscal 2011 compared with fiscal 2010 is directly attributable to the increase in the number of stores.

        Direct store expenses as a percentage of net sales increased to 22.6% in fiscal 2011 from 21.4% in fiscal 2010. This increase was primarily attributable to higher expenses as a percentage of net sales at our newly opened stores as we built sales at these stores.

  General and Administrative Expenses

        General and administrative expenses were $40.0 million for fiscal 2011, an increase of $5.3 million, or 15.5%, from $34.7 million in fiscal 2010. The increase in our general and administrative expenses was primarily attributable to our continued investments in management, information technology systems, infrastructure, compliance and marketing to enable us to pursue our growth plans. The portion of our depreciation and amortization expense included in general and administrative expenses increased $1.1 million, or 34.4%, to $4.3 million for fiscal 2011, from $3.2 million in fiscal 2010. Our general and administrative expenses include management fees of $1.6 million and $1.2 million paid to an affiliate of Sterling Investment Partners in fiscal 2011 and fiscal 2010, respectively. We will cease paying these management fees upon consummation of the offering being made hereby. See "Certain Relationships and Related Party Transactions—Management Agreement with Sterling Advisers."

        As a percentage of net sales, general and administrative expenses for fiscal 2011 were 8.2%, or 40 basis points lower than the 8.6% we recorded in fiscal 2010. This improvement was primarily a result of our revenue growth and leveraging of our infrastructure investment made during the last several years.

  Store Opening Costs

        Store opening costs were $10.0 million in fiscal 2011, an increase of $6.1 million from $3.9 million in fiscal 2010. We opened two new stores and adjacent Fairway Wine and Spirits locations in fiscal 2011. Store opening costs for fiscal 2011 includes $3.2 million related to the two stores we opened in fiscal 2012, and store opening costs for fiscal 2010 includes $3.9 million related to the two stores and adjacent Fairway Wine and Spirits locations we opened in fiscal 2011. Approximately $4.2 million and $0.9 million of store opening costs in fiscal 2011 and fiscal 2010, respectively, did not require the expenditure of cash in the period, primarily due to deferred rent and other landlord allowances.

  Income (Loss) from Operations

        For fiscal 2011, our operating loss was $0.4 million, a decrease of $5.5 million from operating income of $5.1 million in fiscal 2010. The decrease in operating income was due to the $24.1 million increase in direct store expenses, $5.4 million increase in general and administrative expenses and $6.1 million increase in store opening costs in fiscal 2011 compared to fiscal 2010, partially offset by the $29.9 million increase in gross profit.

  Interest Expense

        Interest expense increased 38.6%, or $5.3 million, to $19.1 million for fiscal 2011, compared to $13.8 million for fiscal 2010, due primarily to increased weighted average borrowings, partially offset by lower interest rates.

  Loss on Early Extinguishment of Debt

        In fiscal 2011, we refinanced our $124 million credit facility with our $200 million senior credit facility, which we subsequently increased to $225 million in December 2011 and to $235 million in July 2012, and in connection therewith we incurred a loss on early extinguishment of debt of $13.9 million. The loss consisted of the write off of unamortized deferred financing fees of $6.1 million and unamortized discount of $2.6 million, as well as the expensing of $5.2 million of placement fees. In fiscal 2010, we refinanced our existing first and second lien credit facilities with a new $114 million credit facility, which we subsequently increased to $124 million in November 2010, and in connection therewith we incurred a loss on early extinguishment of debt of $2.8 million. The loss consisted of the write off of unamortized deferred financing fees and unamortized discount.

  Net Loss

        Our net loss was $18.6 million in fiscal 2011, an increase of $11.5 million from $7.1 million for fiscal 2010. The increase in net loss was primarily due to an $11.1 million increase in loss on early extinguishment of debt, a $6.1 million increase in store opening costs and a $5.3 million increase in interest expense, partially offset by increased sales and gross profit and a $10.4 million increase in income tax benefit.

Quarterly Results of Operations

        The following tables set forth unaudited quarterly consolidated statement of income data for all quarters of fiscal 2011 and fiscal 2012. We have prepared the statement of income data for each of these quarters on the same basis as the audited consolidated financial statements included elsewhere in this prospectus and, in the opinion of our management, each statement of income includes all adjustments, consisting solely of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. This information should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of our operating results for any future period.

Each fiscal quarter consists of a 13-week period except for the fiscal quarter ended April 3, 2011, which consists of 14 weeks; accordingly, the differing lengths of the fiscal quarters may affect the comparability of certain data.

	Fiscal 2011 Quarter Ended				Fiscal 2012 Quarter Ended
	June 27, 2010	September 26, 2010	December 26, 2010	April 3, 2011	July 3, 2011	October 2, 2011	January 1, 2012	April 1, 2012
	(unaudited)				(unaudited)
	(dollars in thousands)
Statement of income data
Net sales	$118,019	$111,462	$124,145	$132,086	$122,484	$129,914	$152,129	$150,331
Cost of sales and occupancy costs(1)	79,736	78,452	84,008	84,011	81,838	86,661	101,141	99,088

Gross profit	38,283	33,010	40,137	48,075	40,646	43,253	50,988	51,243
Direct store expenses	26,721	24,057	27,913	31,176	29,356	32,587	35,715	34,788
General and administrative expenses	8,470	7,695	9,165	14,708	9,348	10,078	11,173	13,732
Store opening costs	2,320	1,816	3,996	1,874	3,263	3,123	4,795	1,507

Income (loss) from operations	772	(558)	(937)	317	(1,321)	(2,535)	(695)	1,216
Interest expense, net	4,311	4,557	5,082	5,161	4,174	4,038	4,159	4,547
Loss on early extinguishment of debt	—	—	—	13,931	—	—	—	—

Loss before income taxes	(3,539)	(5,115)	(6,019)	(18,775)	(5,495)	(6,573)	(4,854)	(3,331)
Income tax (benefit)	(1,488)	(2,150)	(3,332)	(7,890)	(2,249)	(2,690)	(2,001)	(1,364)

Net loss	$(2,051)	$(2,965)	$(2,687)	$(10,885)	$(3,246)	$(3,883)	$(2,853)	$(1,967)

(1)
Excluding depreciation and amortization.

	Fiscal 2011 Quarter Ended				Fiscal 2012 Quarter Ended
	June 27, 2010	September 26, 2010	December 26, 2010	April 3, 2011	July 3, 2011	October 2, 2011	January 1, 2012	April 1, 2012
	(unaudited)				(unaudited)
	(as a percentage of net sales)
Statement of income data
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy costs(1)	67.6	70.4	67.7	63.6	66.8	66.7	66.5	65.9

Gross profit	32.4	29.6	32.3	36.4	33.2	33.3	33.5	34.1
Direct store expenses	22.6	21.6	22.5	23.6	24.0	25.1	23.5	23.1
General and administrative expenses	7.2	6.9	7.4	11.1	7.6	7.8	7.3	9.1
Store opening costs	2.0	1.6	3.2	1.4	2.7	2.4	3.2	1.0

Income (loss) from operations	0.7	(0.5)	(0.8)	0.2	(1.1)	(2.0)	(0.5)	0.8
Interest expense, net	3.7	4.1	4.1	3.9	3.4	3.1	2.7	3.0
Loss on early extinguishment of debt	—	—	—	10.5	—	—	—	—

Loss before income taxes	(3.0)	(4.6)	(4.8)	(14.2)	(4.5)	(5.1)	(3.2)	(2.2)
Income tax (benefit)	(1.3)	(1.9)	(2.7)	(6.0)	(1.8)	(2.1)	(1.3)	(0.9)

Net loss	(1.7)%	(2.7)%	(2.2)%	(8.2)%	(2.7)%	(3.0)%	(1.9)%	(1.3)%

(1)
Excluding depreciation and amortization.

Liquidity and Capital Resources

  Overview

        Our primary sources of liquidity are cash generated from operations and borrowings under our senior credit facility. Our primary uses of cash are purchases of merchandise inventories, operating expenses, capital expenditures, primarily for opening new stores and infrastructure, and debt service. We believe that the cash generated from operations, together with the borrowing availability under our senior credit facility, will be sufficient to meet our normal working capital needs for at least the next twelve months, including investments made, and expenses incurred, in connection with opening new stores. Our ability to continue to fund these items may be affected by general economic, competitive and other factors, many of which are outside of our control. If our future cash flow from operations and other capital resources are insufficient to fund our liquidity needs, we may be forced to reduce or delay our expected new store openings, sell assets, obtain additional debt or equity capital or refinance all or a portion of our debt. Our working capital position benefits from the fact that we generally collect cash from sales to customers the same day or, in the case of credit or debit card transactions, within a few business days of the related sale.

        At April 1, 2012, we had $30.2 million in cash and cash equivalents and $15.1 million in borrowing availability pursuant to our senior credit facility. We were in compliance with all debt covenants under our senior credit facility as of April 1, 2012. Our senior credit facility is discussed under "—Senior Credit Facility" below.

        While we believe we have sufficient liquidity and capital resources to meet our current operating requirements and expansion plans, we may elect to pursue additional expansion opportunities within the next year that could require additional debt or equity financing. If we are unable to secure additional financing at favorable terms in order to pursue such additional expansion opportunities, our ability to pursue such opportunities could be materially adversely affected.

        A summary of our operating, investing and financing activities are shown in the following table:

	Fiscal Year Ended
	March 28, 2010	April 3, 2011	April 1, 2012
	(Amounts in thousands)
Net cash (used in) provided by operating activities	$(101)	$(6,997)	$8,817
Net cash (used in) investing activities	(21,658)	(27,797)	(44,528)
Net cash provided by financing activities	28,538	70,266	7,816

Net increase (decrease) in cash and cash equivalents	$6,779	$35,472	$(27,895)

  Operating Activities

        Net cash (used in) provided by operating activities consists primarily of net income (loss) adjusted for non-cash items, including depreciation, changes in deferred income taxes and loss on early extinguishment of debt, and the effect of working capital changes.

        We used cash in operating activities of $0.1 million and $7.0 million during fiscal 2010 and fiscal 2011, respectively, and our operating activities provided cash of $8.8 million in fiscal 2012. The increase in net cash used in operating activities in fiscal 2011 compared to fiscal 2010 was primarily due to the increase in our net loss, and increased working capital needs, primarily due to an increase in accounts receivable, merchandise inventories and prepaid expenses, in fiscal 2011, partially offset by the increase in loss on early extinguishment of debt and deferred income taxes. Net cash was provided by operations in fiscal 2012 compared to net cash used in operations in fiscal 2011 primarily due to decreases in net loss, inventories, prepaid expenses, an increase in depreciation and amortization and reduced working capital needs, primarily due to an increase in accrued expenses and other and a decrease in merchandise inventories, in fiscal 2012, partially offset by a reduction in deferred income taxes and no loss on early extinguishment of debt.

  Investing Activities

        Cash used in investing activities consists primarily of capital expenditures for opening new stores and infrastructure, as well as investments in information technology and merchandising enhancements.

        We made capital expenditures of $44.5 million in fiscal 2012, of which $31.7 million was in connection with the two stores we opened in fiscal 2012 and $4.1 million was in connection with the store and integrated Fairway Wine and Spirits location we opened in the first quarter of fiscal 2013, with the remainder for merchandising initiatives and equipment upgrades and enhancements to existing stores. We made capital expenditures of $27.8 million in fiscal 2011, of which $17.3 million was in connection with the two stores and adjacent Fairway Wine and Spirits locations we opened in fiscal 2011 and $4.8 million was in connection with the two stores we opened in fiscal 2012, with the remainder for merchandising initiatives and equipment upgrades and enhancements to existing stores. We made capital expenditures of $21.7 million in fiscal 2010, of which $13.7 million was in connection with the two stores and adjacent Fairway Wine and Spirits locations we opened in fiscal 2011, with the remainder for merchandising initiatives and equipment upgrades and enhancements to existing stores.

        We plan to spend approximately $50 million to $60 million on capital expenditures during the fiscal year ending March 31, 2013, primarily related to the new store and Fairway Wine and Spirits location we opened in June 2012, the planned opening of two additional new stores in the remainder of calendar 2012 and stores we plan to open in calendar 2013.

  Financing Activities

        Cash flows from financing activities consists principally of borrowings and payments under our senior credit facility, and proceeds from the issuance of capital stock, net of equity issuance costs. We currently do not intend to pay cash dividends on our common stock. See "Dividend Policy" for a discussion of our dividend policy.

	Fiscal Year Ended
	March 28, 2010	April 3, 2011	April 1, 2012
	(Amounts in thousands)
Proceeds from long-term debt, net of issuance costs	$95,224	$173,535	$31,688
Payments on long-term debt	(76,095)	(115,738)	(23,875)
Proceeds from issuance of preferred and common stock, net of issuance costs	9,409	12,469	3

Net cash provided by financing activities	$28,538	$70,266	$7,816

        Net cash provided by financing activities during fiscal 2010, fiscal 2011 and fiscal 2012 was $28.5 million, $70.3 million, and $7.8 million, respectively.

        In December 2009, we refinanced our existing first and second lien credit facilities with a new $114 million credit facility, which we subsequently increased to $124 million in November 2010. In March 2011, we refinanced our $124 million credit facility with our $200 million senior credit facility, which we subsequently increased to $225 million in December 2011 and $235 million in July 2012. In fiscal 2012, we used a portion of the proceeds from the borrowing under our senior credit facility to repay $22.0 million of subordinated debt and issued $7.3 million in subordinated debt.

        In October 2009, we issued 9,650 shares of Series A preferred stock and received proceeds of approximately $9.4 million net of issuance costs of approximately $241,000. In October 2010, we issued 12,788 shares of Series A preferred stock and received net proceeds of approximately $12.5 million net of issuance costs of approximately $320,000.

  Senior Credit Facility

        In March 2011, we and our wholly-owned subsidiary Fairway Group Acquisition Company, as the borrower, entered into a senior secured credit facility consisting of a $175 million term loan, which was increased to $200 million in December 2011 (the "Term Facility"), and a $25 million revolving credit facility, which was increased to $35 million in July 2012 and includes a $25 million letter of credit subfacility (the "Revolving Facility" and together with the Term Facility, the "Credit Facility") with the Term Facility maturing in March 2017 and the Revolving Facility maturing in March 2016. We used the proceeds from the Term Facility to repay our existing senior debt, the subordinated notes we issued in connection with our acquisition of the four Fairway stores in 2007 and to finance our growth. Cash borrowings under the Revolving Facility cannot exceed $25 million, and cash borrowings and letters of credit under the Revolving Facility cannot exceed $35 million. Affiliates of certain of the underwriters participate as lenders under the Credit Facility, and Credit Suisse AG, an affiliate of Credit Suisse Securities (USA) LLC, acts as administrative agent and collateral agent. Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies Finance LLC, an affiliate of Jefferies & Company, Inc., acted as joint bookrunners and joint lead arrangers of the Credit Facility, and Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, acted as syndication agent.

        Borrowings under the Credit Facility bear interest, at our option, at (i) adjusted LIBOR (subject to a 1.5% floor) plus 6% or (ii) an alternate base rate plus 5%. In addition, there is a fee payable quarterly in an amount equal to 1% per annum of the undrawn portion of the Revolving Facility, calculated based on a 360-day year. Interest is payable quarterly in the case of base rate loans and on maturity dates or every three months, whichever is shorter, in the case of adjusted LIBOR loans.

        All of the borrower's obligations under the Credit Facility are unconditionally guaranteed (the "Guarantees") by us and each of our direct and indirect subsidiaries (other than the borrower and any future unrestricted subsidiaries as we may designate, at our discretion, from time to time) (the "Guarantors"). Additionally, the Credit Facility and the Guarantees are secured by a first-priority perfected security interest in substantially all present and future assets of the borrower and each Guarantor, including accounts receivable, equipment, inventory, general intangibles, leases, intellectual property, investment property and intercompany notes among Guarantors.

        Mandatory prepayments under the Credit Facility are required with (i) 50% of adjusted excess cash flow (which percentage will decrease to 25% upon achievement and maintenance of a leverage ratio of less than 2.5:1.0, and to 0% upon achievement and maintenance of a leverage ratio of less than 2.0:1.0); (ii) 100% of the net cash proceeds of assets sales or other dispositions of property by us and our restricted subsidiaries (subject to certain exceptions and reinvestment provisions); and (iii) 100% of the net cash proceeds of issuances, offerings or placements of debt obligations (subject to certain exceptions).

        The Credit Facility contains customary affirmative covenants, including (i) maintenance of legal existence and compliance with laws and regulations; (ii) delivery of consolidated financial statements and other information; (iii) maintenance of properties in good working order; (iv) payment of taxes; (v) delivery of notices of defaults, litigation, ERISA events and material adverse changes; (vi) maintenance of adequate insurance; and (vii) inspection of books and records.

        The Credit Facility also contains customary negative covenants, including restrictions on (i) the incurrence of additional debt; (ii) liens and sale-leaseback transactions; (iii) loans and investments; (iv) guarantees and hedging agreements; (v) the sale, transfer or disposition of assets and businesses; (vi) dividends on, and redemptions of, equity interests and other restricted payments; (vii) transactions with affiliates; (viii) changes in the business conducted by us; (ix) payment or amendment of subordinated debt and organizational documents; and (x) maximum capital expenditures. We are also required to comply with the following financial covenants: (i) a maximum total leverage ratio and (ii) a minimum cash interest coverage ratio.

        Events of default under the Credit Facility include:

  •
  failure to pay principal, interest, fees or other amounts under the Credit Facility when due, taking into account any applicable grace period;

  •
  any representation or warranty proving to have been incorrect in any material respect when made;

  •
  failure to perform or observe covenants or other terms of the Credit Facility subject to certain grace periods;

  •
  a cross-default and cross-acceleration with certain other debt;

  •
  bankruptcy events;

  •
  certain defaults under ERISA; and

  •
  the invalidity or impairment of any security interest.

        The foregoing is a brief summary of the material terms of the Credit Facility, and is qualified in its entirety by reference to the Credit Facility filed as an exhibit to the registration statement relating to this prospectus. See "Where You Can Find More Information."

  Subordinated Notes

        In connection with Sterling Investment Partners' acquisition of Fairway in January 2007, we issued to certain of the selling entities subordinated promissory notes in an aggregate principal amount of $22.0 million. The notes bore interest at the rate of 10% per annum, which rate was increased to 12% in April 2010, with the additional two percent paid in kind rather than cash, and were due in January 2015. Mr. Howard Glickberg, our Vice Chairman of Development and a director, owned one-third of each of the entities that received a promissory note. In April 2011, we used a portion of the proceeds from our senior credit facility to repay these notes. In May 2011, we sold to Mr. Glickberg a subordinated promissory note in the aggregate principal amount of $7.3 million. This note bears interest at a rate of 12% per annum, of which 10% is paid in cash quarterly and 2% is paid in kind. The maturity date of the note is March 3, 2018. See "Certain Relationships and Related Party Transactions—Transactions with Howard Glickberg—Subordinated Notes."

Contractual Obligations

        The following table summarizes our contractual obligations as of April 1, 2012.

	Payment by period
(amounts in thousands)	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Long-term debt obligations(1)	$205,458	$2,000	$4,000	$192,125	$7,333
Estimated interest on long-term debt obligations(2)	81,413	17,021	32,505	30,211	1,676
Operating lease obligations(3)	466,710	19,745	41,219	42,004	363,742

Total	$753,581	$38,766	$77,724	$264,340	$372,751

(1)
Reflects the outstanding balance on our $225.0 million senior credit facility at April 1, 2012, including unamortized discount of $1.9 million, and our subordinated promissory note. Does not include $9.9 million of outstanding letters of credit under our senior credit facility. For a more detailed description of our senior credit facility, see "—Senior Credit Facility", "Description of Certain Indebtedness—Senior Credit Facility" and note 7 to our audited financial statements found elsewhere in this prospectus.

(2)
Borrowings under our senior credit facility bear interest, at our option, at (i) adjusted LIBOR (subject to a 1.5% floor) plus 6% or (ii) an alternate base rate plus 5%. At April 1, 2012, the interest rate on our outstanding borrowings was 7.5%. For the purposes of this table, we have estimated interest expense to be paid during the remaining term of our revolving credit facility using the outstanding balance and interest rate as of April 1, 2012. Our actual cash payments for interest on the senior credit facility will fluctuate as the outstanding balance changes with our cash needs and the LIBOR rate fluctuates. For a more detailed description of the interest requirement for our long-term debt, see "—Senior Credit Facility", "Description of Certain Indebtedness—Senior Credit Facility" and note 7 to our audited financial statements found elsewhere in this prospectus. A one percentage point increase in LIBOR above the 1.5% floor would cause an increase to interest expense of $2.1 million for the "less than 1 year" period, $3.9 million for "1 - 3 years" and $3.7 million for "3 - 5 years." The debt in the "more than 5 years" period has a fixed rate of interest and an increase in interest rates will not affect the amount of interest payable.

(3)
Represents the minimum lease payments due under our operating leases, excluding maintenance, insurance and taxes related to our operating lease obligations, which combined represented approximately 19.5% of our minimum lease obligations for the fiscal year ended April 1, 2012, and does not reflect fair market value rent reset provisions in the leases. For a more detailed description of our operating leases, see note 13 to our audited financial statements found elsewhere in this prospectus.

        We periodically make other commitments and become subject to other contractual obligations that we believe to be routine in nature and incidental to the operation of our business. We believe that such routine commitments and contractual obligations do not have a material impact on our business, financial condition or results of operations.

Off-Balance Sheet Arrangements

        We are not party to any off-balance sheet arrangements.

Multiemployer Plans

        We are a party to one underfunded multiemployer pension plan on behalf of our union-affiliated employees. This underfunding has increased in part due to increases in the costs of benefits provided or paid under these plans as well as lower returns on plan assets. The unfunded liabilities of these plans may result in increased future payments by us and other participating employers. Going forward, our required contributions to these multiemployer plans could increase as a result of many factors, including the outcome of collective bargaining with the unions, actions taken by trustees who manage the plans, government regulations, the actual return on assets held in the plans and the payment of a withdrawal liability if we choose to exit a plan. Our risk of future increased payments may be greater if other participating employers withdraw from the plan and are not able to pay the total liability assessed as a result of such withdrawal, or if the pension plan adopts surcharges and/or increased pension contributions as part of a rehabilitation plan. For a more detailed description of this underfunded plan, see note 11 to our audited financial statements found elsewhere in this prospectus.

Quantitative and Qualitative Disclosure About Market Risk

        Our market risks relate primarily to changes in interest rates. Borrowings under our existing senior credit facility bear floating interest rates that are tied to LIBOR or alternate base rates and, therefore, our statements of income and our cash flows will be exposed to changes in interest rates. A one percentage point increase in LIBOR above the 1.5% minimum floor would cause an annual increase to the interest expense on our borrowings under our senior credit facilities of approximately $2.1 million. Pursuant to the requirements of our Senior Credit Facility, in fiscal 2012 we entered into an interest rate cap agreement with Credit Suisse AG to cap the LIBOR interest rate at 4% on $70 million notional amount of the term loan for the period July 19, 2011 through June 14, 2012 and $120 million notional amount of the term loan from June 14, 2012 through July 19, 2013. We paid Credit Suisse AG $98,000 for this interest rate cap. Pursuant to the requirements of our prior senior credit facility, in fiscal 2011 we entered into an interest rate cap agreement with Credit Suisse AG to cap the LIBOR interest on $50.1 million of the outstanding term loan at 5% for the period June 4, 2010 through June 14, 2011 and 4% from June 14, 2011 through June 14, 2012. We paid Credit Suisse AG a fee of $118,000 for this agreement.

        At April 1, 2012, we had cash and cash equivalents of $30.2 million. These amounts are held primarily in cash and money market funds. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of these investments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates.

        We do not have any foreign currency or any other material derivative financial instruments.

Critical Accounting Policies and Estimates

        The preparation of our financial statements in conformity with GAAP requires us to make estimates, assumptions and judgments that affect amounts of assets and liabilities reported in the consolidated financial statements, the disclosure of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the year. We believe our estimates and assumptions are reasonable; however, future results could differ from those estimates.

        Critical accounting policies reflect material judgment and uncertainty and may result in materially different results using different assumptions or conditions. We identified the following critical accounting policies and estimates: merchandise inventories, goodwill and other intangible assets, impairment of long-lived assets and income taxes. For a detailed discussion of accounting policies, please refer to the notes to our consolidated financial statements included elsewhere in this prospectus.

  Merchandise Inventories

        Inventories are stated principally at the lower of cost or market, with cost determined under the retail method, which approximates first in, first out. We value inventories at the lower of cost or market. Under the retail method, the valuation of inventories at cost and the resulting gross margins are determined by applying a cost-to-retail ratio for various groupings of similar items to the retail value of inventories. Inherent in the retail inventory method calculations are certain management judgments and estimates which could impact the ending inventory valuation at cost as well as the resulting gross margins.

  Goodwill and Other Intangibles Assets

        We account for goodwill and other intangible assets in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic No. 350—Intangibles—Goodwill and Other. Accordingly, goodwill and identifiable intangible assets with indefinite lives are not amortized, but instead are subject to annual testing for impairment.

        Goodwill is tested for impairment on an annual basis at the end of each fiscal year or between annual tests if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying amount. To the extent the carrying amount of a reporting unit exceeds the fair value of the reporting unit, we are required to perform a second step, as this is an indication that the reporting unit goodwill may be impaired. In this step, we compare the implied fair value of the reporting unit goodwill with the carrying amount of the reporting unit goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Based on this annual impairment analysis, there was no impairment of non-amortizable intangible assets, including goodwill, as of April 1, 2012, April 3, 2011 and March 28, 2010.

        We test for intangibles that are not subject to amortization whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We test indefinite-lived assets using a two-step approach. The first step screens for potential impairment while the second step measures the amount of impairment. We use a discounted cash flow analysis to complete the first step in the process. The amount of the impairment loss, if any, is measured as the difference between the net book value of the asset and its estimated fair value. As of April 1, 2012, April 3, 2011 and March 28, 2010 no impairment charges have been recorded.

  Impairment of Long-Lived Assets

        ASC 360, "Impairment of Long-Lived- Assets" requires that long-lived assets other than goodwill and other non-amortizable intangibles be reviewed for impairment whenever events such as adjustments to lease terms or other adverse changes in circumstances indicate that the carrying amount of the asset may not be recoverable. In reviewing for impairment, we compare the carrying value of such assets with finite lives to the estimated undiscounted future cash flows expected from the use of the assets and their eventual disposition. When the estimated undiscounted future cash flows are less than their carrying amount, an impairment loss is recognized equal to the difference between the assets' fair value and their carrying value. We have concluded that the carrying amount of the long-lived assets is recoverable as of April 1, 2012, April 3, 2011 and March 28, 2010.

  Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities for a change in tax rates is recognized in income in the period that includes the enactment date.

Recent Accounting Pronouncements

        In September 2011, the FASB issued Accounting Standards Update ("ASU") No. 2011-08—Intangibles—Goodwill and Other (ASC Topic No. 350)—Testing Goodwill for Impairment. The ASU simplifies how entities test for goodwill impairment. The ASU permits an entity to first assess the qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining if performing the two-step goodwill impairment test, as defined, is necessary. The ASU is effective for annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We do not believe that the adoption of this ASU will have a material impact on our consolidated financial statements.

        In September 2011, the FASB issued an amendment related to multiemployer pension plans. This amendment increases the quantitative and qualitative disclosures about an employer's participation in individually significant multiemployer plans that offer pension and other postretirement benefits. The guidance is effective for fiscal years ended after December 15, 2011. We have adopted the guidance and modified the disclosures surrounding our participation in multiemployer plans in note 11 to our audited financial statements appearing elsewhere in this prospectus.

        We do not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

JOBS Act

        The JOBS Act provides that an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to delay the adoption of new or revised accounting pronouncements applicable to public and private companies until such pronouncements become mandatory for private companies. As a result, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public and private companies.

        Additionally, as an "emerging growth company", we are not required to, among other things, (i) provide an auditor's attestation report on our system of internal controls over financial reporting pursuant to Section 404 or (ii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (auditor discussion and analysis).

BUSINESS

Our Company

        Fairway Market is a high-growth food retailer offering customers a differentiated one-stop shopping experience "Like No Other Market". Since beginning as a small neighborhood market in the 1930s, Fairway has established itself as a leading food retailing destination in the Greater New York City metropolitan area, an approximately $30 billion food retail market that is the largest in the United States. Our stores emphasize an unmatched selection of fresh, natural and organic products, prepared foods and hard-to-find specialty and gourmet offerings, along with a full assortment of conventional groceries. Our prices typically are lower than natural / specialty stores and competitive with conventional supermarkets. We believe that the combination of our broad product selection, in-store experience and value pricing creates a premier food shopping experience that appeals to a broad demographic.

        We operate 10 locations in the Greater New York City metropolitan area, three of which include Fairway Wine and Spirits stores. Three of our food stores, which we refer to as our "urban stores," are located in Manhattan, and the remainder, which we refer to as our "suburban stores," are located in New York (outside of Manhattan), New Jersey and Connecticut. We expect to open an additional food store in each of Manhattan and Westbury, New York in the remainder of calendar 2012. Since Sterling Investment Partners' acquisition of Fairway in 2007, we have made significant investments in infrastructure required to accelerate our future growth, and, since March 2009, have opened six food stores, including the three Fairway Wine and Spirits stores.

        We have a proven track record of growth led by a seasoned management team. We believe our stores are among the most productive in the industry in net sales per store and net sales per square foot as a result of our distinctive merchandising strategies, value positioning and efficient operating structure. Through our focused efforts on expanding our store base, enhancing our customers' shopping experience and improving the value proposition we offer our customers, we have increased our net sales from $401.2 million in fiscal 2010 to $554.9 million in fiscal 2012, or 38.3%, and our Adjusted EBITDA from $23.9 million in fiscal 2010 to $35.8 million in fiscal 2012, or 49.8%, while significantly investing in corporate infrastructure to support our growth, including new store expansion. We had net losses of $7.1 million, $18.6 million and $11.9 million in fiscal 2010, fiscal 2011 and fiscal 2012, respectively. For a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss, see note 5 to the tables included in "Selected Historical Consolidated Financial and Other Data."

Our History

        Fairway began in the 1930s as a fruit and vegetable stand located at our Broadway store's current location on Broadway and 74th Street in Manhattan under the name "74th Street Market." In 1954, we expanded the 74th Street location, adding groceries, meat, cheese, dairy products and frozen foods, and renamed the store "FAIRWAY" to convey the concept of "fair prices."

        In the mid-1970s, Fairway began expanding into gourmet and specialty categories, transforming its retail grocery operations into a full service food superstore known for high quality and value pricing. During this transformation, we also began hiring the team of ambitious, hardworking "foodies" who would eventually become our category experts and senior merchants. In the late 1970s, we adopted the slogan "Like No Other Market" in recognition of our distinctive format.

        In January 2007, Sterling Investment Partners acquired 80.1% of Fairway. With Sterling Investment Partners' support, we made significant investments in infrastructure required to accelerate our future growth, and in early 2009, began to execute our successful new store expansion program.

Our Competitive Strengths

        We believe the following strengths contribute to our success as a premier destination food retailer and position us for sustainable growth:

        Iconic brand.    We believe our Fairway brand has a well established reputation for delivering high-quality, value-priced fresh, specialty and conventional groceries. Fairway has served millions of passionate customers in the Greater New York City metropolitan area for more than 75 years. We recorded approximately 12.7 million customer transactions in fiscal 2012, and believe the Fairway brand is widely recognized throughout the Greater New York City metropolitan area. Our food experts regularly appear on nationally syndicated food and cooking programs. We believe the strength of the Fairway brand enhances our ability to: (i) attract a broad demographic of customers from a wider geographic radius than a conventional supermarket; (ii) source hard-to-find, unique gourmet and specialty foods; (iii) build a trusted connection with our customers that results in a high degree of loyalty; (iv) attract and retain highly talented employees; (v) secure attractive real estate locations; and (vi) successfully open new stores.

        Destination food shopping experience "Like No Other Market".    We provide our customers a differentiated one-stop shopping experience by offering a unique mix of product breadth, quality and value in a visually appealing in-store environment. Fairway creates a fun and engaging atmosphere in which customers select from an abundance of fresh foods and other high-quality products while interacting with our attentive and knowledgeable employees throughout the store. When customers enter a Fairway, they are immediately greeted by our signature towering displays of fresh produce. As they continue through the store, customers will find a "specialty shop" orientation designed to recreate the best features of local specialty markets, such as a gourmet cheese purveyor, full service butcher shop, seafood market and bakery, all in one location. Our stores provide a sensory experience, including aromas of fresh coffee roasts and freshly baked bread, an array of vibrant colors across our produce displays, cheese experts describing selections of our over 600 artisanal cheeses, samples of our approximately 100 varieties of olive oil and free tastings of our delicious prepared foods. Our stores feature whimsical and informative signs designed to educate customers about the quality, origin and characteristics of our products, and offer tips and suggestions on food preparation and pairings. We encourage a high level of interaction among our employees and customers, which results in a more informed, engaged and satisfied customer. We believe the distinctive Fairway food shopping experience drives loyalty, referrals and repeat business.

        Distinctive merchandising strategy.    Our merchandising strategy is the foundation of our highly differentiated, one-stop shopping experience. We offer a unique product assortment generally not found in either conventional grocery stores or natural / specialty stores, consisting of a large variety of high-quality produce, meats and seafood, as well as gourmet, specialty and prepared foods and a full selection of everyday conventional groceries. High-quality perishables and prepared foods account for approximately 65% of our sales, compared to the more typical one-quarter to one-third of a conventional grocer's sales. Fairway stores also showcase hard-to-find specialty and gourmet items that expand our customers' culinary interests, and we are often one of the first retailers to carry or import a new product. Our Fairway-branded products represent a high-quality, value-oriented specialty alternative unlike the more typical generic, low-cost option presented by conventional food retailers. In product lines where we offer a Fairway-branded alternative it is typically the store's top seller in the category. Fairway's prices typically are lower than natural / specialty food stores and competitive with conventional grocery stores. Our dedicated merchandising team focuses on continuously enhancing the Fairway experience for our loyal customers. We believe that our distinctive merchandising strategy has enabled us to build a trusted connection with our customers, who value the quality and fair prices of our food, our merchandising teams' expertise and our one-stop shopping convenience.

        Powerful store format with industry leading productivity.    We believe our stores are among the most productive in the industry in net sales per store, net sales per square foot and store contribution margin. During fiscal 2012, for food stores open more than 13 full months, our net sales per store and net sales per selling square foot averaged $64.8 million and $1,859, respectively. In addition, during fiscal 2012, the contribution margin of our food stores open more than 13 full months was 12.3%. Our highly productive store format delivers attractive returns on investment due to the following key characteristics:

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  High-volume one-stop shopping destination.  Our distinctive merchandising strategy, locations in high density markets and iconic brand drive strong customer traffic to our stores. Our high volumes result in operating efficiencies that provide us with a greater ability to offer competitive prices while maintaining or improving our operating margins. In addition, our strong per store volumes generate high inventory turnover, which enables us to maintain a fresher selection of quality perishables than most of our competitors, in turn helping to drive customer traffic and sales.

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  Attractive product mix.  Our broad assortment of high-quality fresh, natural and organic products and prepared foods, which account for approximately 65% of our sales, and specialty items, which account for approximately 7% of our sales, enhance gross margins and store productivity.

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  Direct-store delivery.  We believe that our "farm-to-shelf" time is shorter than that of many of our competitors. The majority of our perishables are delivered directly to our stores and not stored in a warehouse during the transport period. Given our large store volumes, our ability to utilize direct-store delivery for a greater portion of our perishables than other food retailers helps us to ensure the highest quality and fastest delivery from our suppliers. Direct-store distribution eliminates multiple logistical layers, reducing supply chain costs while enhancing product freshness.

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  Strong vendor relationships.  We have built valued, long-standing relationships with both large and small vendors that enable us to achieve attractive pricing on our broad merchandise offering. Fairway is viewed as an important strategic partner by many of our smaller suppliers, helping them to build scale. We source our perishable products locally whenever possible to ensure freshness. As we grow our sales, we expect that we and our vendors will benefit from increasing economies of scale.

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  Maximum merchandising flexibility.  We generally enable our merchandising teams to control our on-shelf product selection and positioning, rather than permitting vendors to do so through slotting fees. This permits us to offer the products customers want most and provides us with the flexibility to expand or contract our product offerings as demand warrants.

        Proven ability to replicate store model.    Since March 2009, we have successfully opened six new food stores, three of which include Fairway Wine and Spirits locations, more than doubling our store base. In aggregate, the two food stores we opened in July and November 2011 added $88.4 million of net sales and increased our store contribution by $11.4 million in fiscal 2012. We leverage our well-developed corporate infrastructure, including our dedicated store opening team and flexible supply chain, to open in desirable locations using a disciplined approach to new store site selection. We benefit from economies of scale and expect to enhance our operating efficiency as we expand our store footprint, further reinforcing our competitive position and ability to grow our sales profitably. As a result of our iconic brand and customer traffic, many landlords seek us out as a tenant.

        Our new suburban food store operating model is based primarily on a store size of approximately 60,000 gross square feet (approximately 40,000 selling square feet), a net cash investment, including store opening costs, of $15 million to $16 million, not all of which requires an immediate cash outlay, net sales after two years of $45 million to $55 million, a contribution margin at maturity of 10% to

13%, and an average payback period on our initial investment of 3 to 3.5 years. We anticipate that a majority of stores that we will open in the near term will be in suburban areas.

        Our new urban food store operating model is based primarily on a store size of approximately 40,000 gross square feet (approximately 25,000 selling square feet), a net cash investment, including store opening costs, of $17 million to $19 million, not all of which requires an immediate cash outlay, net sales after two years of $75 million to $85 million, a contribution margin at maturity of 17% to 20%, and an average payback period on our initial investment of less than two years.

        Passionate and experienced management team.    We are led by a management team with a proven track record, complemented by hands-on senior merchants and store operations managers who have broad responsibility for merchandising and store operations. Our senior merchants have an average of 32 years in the food retailing industry and an average of 14 years at Fairway. We believe that our senior merchants for each broad merchandising category (e.g., produce, meat, deli, cheese) are widely recognized as authorities in their area and are more invested in the success of their product categories than employees of most conventional food retailers because they provide significant merchandising input. We also believe our management and senior merchants' depth of experience and continuity as a team have significantly contributed toward our success in offering customers a compelling food shopping experience. In addition, since Sterling Investment Partners acquired Fairway in January 2007, we have made significant additions to our company's personnel, including experienced industry executives and the next generation management and merchandising teams to support our long-term growth objectives.

Our Growth Strategy

        We plan to pursue the following growth strategies:

        Open stores in existing and new markets.    We operate in the Greater New York City metropolitan area, an approximately $30 billion food retail market that is the largest in the United States. Although we have significantly grown our sales in the Greater New York City metropolitan area, we believe our existing market presents a significant opportunity for our continued growth.

        We opened an additional food store and integrated Fairway Wine and Spirits location in Woodland Park, New Jersey in June 2012 and we expect to open an additional food store in each of Manhattan and Westbury, New York during the remainder of calendar 2012. For the next several years, we intend to grow our store base in the Greater New York City metropolitan area, primarily in suburban locations, at a rate of three to four stores annually. Over time, we also plan to expand Fairway's presence into new, high-density metropolitan markets. Based on demographic research conducted for us by the Buxton Company, a customer analytics research firm, we believe, based on these demographics, we have the opportunity to more than triple the number of stores in our existing marketing region of the Greater New York City metropolitan area, that the Northeast market (from New England to the District of Columbia) can support up to 90 stores and the U.S. market can support more than 300 additional stores (including stores in the Northeast) operating under our current format.

        As we continue to open new stores in our existing markets, we expect these stores to be the primary driver of our sales, operating profit and market share gains. We believe our differentiated format and destination one-stop shopping appeal attracts customers from as far as 25 miles away. As we open new stores in closer proximity to our customers who currently travel longer distances to shop at our stores, we expect some of these customers to take advantage of the convenience of our new locations. As a result, we have experienced in the past, and expect to experience in the future, some sales volume transfer from our existing stores to our new stores as some of our existing customers switch to these new, closer locations. Consequently, while we expect our new stores will impact sales at our existing stores, we believe that by making shopping at our stores for those customers who travel longer distances more convenient, our overall sales to these customers will increase as they increase the frequency and amount of purchases from our stores.

        Capitalize on consumer trends.    We believe that our differentiated format positions us to capitalize on evolving consumer preferences and other key trends currently shaping the food retail industry, which include:

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  Increasing focus on the customer shopping experience.  Fairway's merchandise breadth, quality and value, market-style store layout and personalized customer service cater to shoppers looking for a differentiated shopping experience.

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  Increasing consumer focus on healthy eating.  Fairway offers a large variety of high-quality natural and organic foods at prices that are typically lower than natural / specialty food stores. Our merchandise mix of high-quality fresh and prepared foods, which accounts for approximately 65% of our sales, and broad array of specialty items appeals to customers seeking healthier eating choices.

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  Increasing consumer interest in private label product offerings.  Fairway's branded products represent a high-quality, value-oriented specialty alternative unlike the more typical generic, low-cost option presented by conventional food retailers. In product lines where we offer a Fairway-branded alternative it is typically the store's top seller in the category. We will continue to expand our Fairway-branded product portfolio, selectively offering new high-quality specialty alternatives designed to strengthen our relationship with our customers.

        Improve our operating margins.    We intend to improve our operating margins by the following key initiatives:

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  Leverage our well-developed and scalable infrastructure.  We have made significant investments in management, information technology systems, infrastructure, compliance and marketing to enable us to pursue our growth plans without a significant increase in infrastructure spending. Since Sterling Investment Partners acquired Fairway in January 2007, we have made significant additions to the company, including experienced industry executives and the next generation management and merchandising teams to support our long-term growth objectives. We have upgraded our systems and enhanced our new store development and training processes. We have also developed a robust, proprietary daily reporting portal that enables us to effectively manage our growing number of new stores and have implemented initiatives to improve labor productivity and reduce shrink throughout our operations. We believe we can leverage these investments to improve our operating margins as we grow our store base.

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  Continue implementing our operating initiatives.  As we grow our store base, we will continue to use proprietary analytical, data driven techniques to optimize sales and profitability across our network. We will continue to focus on: (i) price optimization, where we refine the pricing and balance of our promotional activities across our mix of higher-margin perishable items and everyday value oriented conventional grocery items; (ii) labor productivity, where we utilize Fairway's intelligence portal to more effectively manage store labor; and (iii) shrink reduction, where we identify and capture opportunities to reduce waste and inventory loss.

Industry Overview and Trends

        The U.S. retail grocery market includes a variety of distribution channels, from small grocery shops and convenience stores to supermarkets, natural / specialty food stores, warehouse clubs and supercenters. According to Willard Bishop's June 2011 publication, The Future of Food Retailing, the U.S. retail market for groceries and consumables was approximately $1 trillion in 2010. We operate in the supermarket channel, which accounted for nearly 50% of the retail grocery and consumables market in 2010, with approximately $480 billion in sales.

        The supermarket segment is comprised of Conventional, Supercenter, Limited Assortment (under 1,500 items), Natural / Specialty and Other. Conventional stores are defined as full-line, self-service retail stores that sell dry groceries, perishable items and some non-food items. Despite being the largest segment of the supermarket category, conventional grocers have seen their overall share shrink from 73.2% in 2005 to 65.7% in 2010, according to the Progressive Grocer, as consumers have migrated towards other grocery retail formats. Supercenters such as Wal-Mart and Target have gained significant market share from traditional supermarkets through competitive pricing while specialty, natural / organic and gourmet grocers have continued to attract customers away from conventional grocers based on their unique product offering and differentiated shopping experience.

        Key trends impacting our industry include:

        Increasing focus on the customer shopping experience.    Consumers are increasingly focused on their shopping experience. According to the 2011 Food Marketing Institute study, The Food Retailing Industry Speaks (the "2011 Food Marketing Institute Study"), 60% of shoppers do not shop at the store most convenient to their home. Variety, price and higher-quality produce and meats are the primary drivers for customers travelling further to shop for food. The combination of a deep selection of center store items, a wide variety of perishables, better customer service and a cleaner store environment all contribute to this trend. Along with shoppers' willingness to devote time to shopping in their primary location, they are also more loyal to their primary store, with 76.8% of their total grocery budget spent at that location according to a survey in the Food Marketing Institute's US Grocery Shopper Trends 2011.

        To address this shift in consumer focus, supermarkets are striving to be more responsive to consumer preferences through their consumer interactions and product offerings. Retailers are using these expanded product ranges along with updated store design to create differentiated shopping experiences. According to the 2011 Food Marketing Institute Study, retailers focusing on store design and product selection increased from 74.4% of retailers in 2007 to 86.6% in 2011, and retailers emphasizing one-stop shopping increased from 45.1% to 56.7%, respectively.

        Increasing consumer focus on healthy eating.    A growing consumer focus on healthy eating has prompted food retailers to offer an enhanced assortment of fresh and minimally processed foods and natural and organic products. The increased popularity of farmers' markets over the past few years is also indicative of a consumer preference for fresh food items. Additionally, the growing consumer demand for fresh, quality offerings has improved the infrastructure for, and increased supply of, these items, resulting in improved sourcing, distribution and pricing.

        The percentage of natural and organic food sales has been rising. According to data in the 2010 Hartman Group Study, Beyond Organic & Natural 2010, 33% of consumers purchased organic products at least monthly in 2010, up from 22% in 2000 and, according to the 2011 Food Marketing Institute Study, in 2010 66.2% of retailers added natural and organic items to their product lineup while 64.6% noted an increase in sales in the prior 12 months. We believe the strength of a food retailer's natural and organic product offering attracts customers increasingly focused on health and wellness who are willing to pay a premium for high-quality, natural and organic products.

        Increasing private label offerings.    Consumers continue to purchase private label alternatives as part of their focus on quality products at value pricing and private label brands typically present a strong value proposition to both consumers and retailers. Rather than product emulation of national brands, selected retailers have increased their own-brand development, particularly in the area of health and wellness related offerings. According to the 2011 Food Marketing Institute Study, sales of private brands as a percentage of total sales increased from 14.3% in 2009 to 16.1% in 2011. Fairway's branded products represent a high-quality, value-oriented specialty alternative unlike the more typical generic, low-cost option presented by conventional food retailers.

Our Market

        We currently operate in the Greater New York City metropolitan area, an approximately $30 billion food retail market that is the largest in the United States. Based on demographic research conducted for us by the Buxton Company, a customer analytics research firm, we believe, based on these demographics, we have the opportunity to more than triple the number of stores in our existing marketing region of the Greater New York City metropolitan area.

Our Products

        We have a significant focus on perishable product categories, which include produce, natural and organic, deli, specialty, cheese, butcher, seafood, bakery, coffee and kosher foods. Our non-perishable product categories consist of conventional groceries as well as specialty foods. We emphasize fresh items that are of premium quality as compared to our conventional competitors. The following is a breakdown of our perishable and non-perishable sales mix:

  Sales by product

	Fiscal year
	2010	2011	2012
Product type
Perishable	65.6%	64.7%	64.6%
Specialty	7.3	7.1	7.2

Subtotal	72.9	71.8	71.8
Conventional grocery	27.1	28.2	28.2

Total	100.0%	100.0%	100.0%

        Our in-house senior merchants are the "authority" on their respective departments and actively seek high-quality products from a wide range of vendors. Our stores are designed in a market-style "specialty shop" orientation with portions of each store allocated to specific specialty categories.

        Produce.    When customers walk into a Fairway, they are immediately greeted by our signature towering displays of fresh produce, carefully and methodically stacked high. We also offer our shoppers a wide assortment of organic fruits and vegetables. Fairway sources fruits and vegetables directly from the growers, who deliver their produce to our stores directly from the fields, groves, orchards and hothouses daily. We believe this makes Fairway's fruits and vegetables days fresher than produce at other stores.

        Natural and organic.    Fairway offers a large variety of high-quality natural and organic foods at prices that are typically lower than natural / specialty food stores and that appeal to customers seeking healthier eating choices. Our extensive natural and organic product categories include: fruits and vegetables, natural and fresh juices, organic OBE beef and organic chicken, fresh organic peanut butter and natural almond butter, fresh roasted coffees and loose teas, dried fruits and nuts, full assortment of natural and organic groceries, cold cuts and cheeses, breads, supplements (homeopathy, vitamins, herbs), nutritional bars and protein powders, health and beauty aids, dairy, including Fairway-branded organic milk, eggs, including Fairway-branded organic eggs, vegetarian dairy alternatives, frozen foods, extensive gluten-free selections, baby food and baby care items and environmentally friendly cleaning products.

        Deli.    We offer a classic New York deli counter. We carry smoked salmon prepared using our own recipe and hand-craft our own fresh mozzarella daily. Our employees are frequent contributors to our prepared foods recipes. We offer authentic tastes from many different cultures and backgrounds, and a variety that will please a range of appetites. Our stores offer full displays of many possibilities for delicious sandwiches, side dishes, toppings, platters, snacks and main dishes.

        Specialty.    Our Specialty Imports and Specialty Grocery departments provide shoppers with hard-to-find specialty and gourmet items, such as Lapalisse pure and virgin nut oils; authentic Sicilian foodstuffs; Burgundy's organic La Trinquelinette fruit preserves made in small batches using only unrefined raw cane sugar; ready-to-eat vacuum-packed beets from the Loire Valley; L'Herbier de Milly La Forêt verbena, hibiscus, peppermint and linden blossom infusions; La Quiberonnaise Vintage Sardines from Brittany, France; Pruneaux d'Agen (stuffed prunes); Royal Medjool dates, Quercy's soft dried figs and apricots. We carry approximately 150 varieties of specialty olive oil, including numerous imported unfiltered olive oils, and offer all-day, every day tasting of olive oils in each of our stores.

        Cheese.    At any of our locations, on any day of the week, consumers will find more than 600 artisanal cheeses at affordable prices. Our cheese experts can help customers design cheese platters to suit their needs.

        Butcher.    Our meat department team sources and selects each of our cuts of meat. We have meat delivered every day and it is cut and packaged at each of our stores within 24 hours of receipt. We also receive daily deliveries of fresh ice-packed chicken. This ensures peak freshness of the meat and chicken and proper packaging for discerning customers. We carry a full range of prime beef cuts at everyday low prices and grind our own beef. We also dry age our prime beef on the premises of many of our stores, which improves the flavor, texture and tenderness of the meat.

        Seafood.    We receive the majority of our fish whole and fillet them in our stores, reminiscent of the way fish was sold from an outdoor fresh market in Europe or an old-time fish market in New York City. We typically offer 50 to 80 different selections of fresh fish and seafood in each store every day. We employ high freshness, taste and safety standards in selecting our seafood.

        Bakery.    We utilize a combination of on-site and centralized bakeries to produce our baked goods. The presence of on-site baking enhances our customer's shopping experience and reinforces the freshness of our hand-crafted products. When consumers walk through a Fairway, they will encounter aromas of fresh-baked bagels and baguettes, similar to a European marketplace. Our full-service bakery prepares our signature cookies, tarts, cupcakes, baguettes and bagels.

        Coffee.    All of our coffees are 100% Arabica beans, grown in the high mountains. We buy directly from farmers and from select specialty brokers and roast the coffee ourselves, or have it roasted on our behalf, in small batches six days a week. We offer over 100 types of artisanal coffee beans sold by the pound, as well as over a dozen varieties of Fair Trade certified and organic coffee. Our decaffeinated coffee is water-processed, not chemically processed, which protects the flavor.

        Kosher.    We offer an extensive array of kosher options, including Fairway's branded products, our conventional and specialty groceries, our coffee, as well as our baked goods, dairy, organic, gluten-free, imported, and frozen items. We offer a variety of cuts of kosher poultry, red meat and seafood.

        Conventional grocery.    We carry a full range of conventional grocery items. Our grocery aisles are stacked high with the most recognized national brand names—Tide, Bounty, Kleenex, Charmin, Lysol, Poland Spring, Oreo, Cheerios, Lipton, Hershey's, Coke, Green Giant, and many more. In addition, we offer an extensive array of ethnic groceries that cater to each store's local demographic.

  Fairway-branded products

        Fairway's branded products represent a high-quality, value-oriented specialty alternative unlike the more typical generic, low-cost option presented by conventional food retailers. Our Fairway-branded products are designed to strengthen our relationship with our customers through high-quality gourmet offerings. We display our own brands prominently in our stores, and in product lines where we offer a Fairway-branded alternative it is typically the store's top seller in the category. In fiscal 2012, our portfolio of Fairway-branded items, including prepared foods, represented approximately 7.5% of our sales. We maintain direct relationships with numerous producers with whom we work to develop and provide our Fairway-branded product offerings. These include rare barrel olive oils from Spain, Italy, and France that are exclusive to Fairway. Time Magazine named them one of The Five Best Presents For Foodies in their 2010 Holiday Shopping Guide. At our stores you will also find, among other items, Fairway golden honey, organic maple syrup, organic jams in five flavors, chocolates, a wide selection of spices, olive, artichoke and sundried tomato pastes, pasta and pizza sauces and coffees from exotic coffee-growing regions.

Pricing Strategy

        Our original store was named "FAIRWAY" in 1954 to convey the concept of "fair prices." Our strategy is to price our broad selection of fresh, natural and organic foods, hard-to-find specialty, and gourmet items and prepared foods at prices typically lower than those of natural / specialty stores. We price our full assortment of conventional groceries at prices competitive with those of conventional supermarkets. Beginning late in fiscal 2011, we launched a comprehensive price optimization initiative across our store network to refine the pricing and balance of our promotional activities across our mix of higher-margin perishable items and everyday value oriented traditional grocery items. We believe that the unique combination of our unmatched product selection, our in-store experience, and our value pricing creates a premier food shopping experience that appeals to a broad demographic.

        In our suburban stores, we supplement our value pricing strategy with weekly promotions to highlight discounts in key departments and to compete effectively with conventional supermarkets in the same area. We distribute a weekly circular to the surrounding homes communicating our promotions and discounted items.

Seasonality

        The food retail industry and our sales are affected by seasonality. Our average weekly sales fluctuate during the year and are usually highest in our third fiscal quarter, from October through December, when customers make holiday purchases, and typically lower during the summer months in our second fiscal quarter.

Our Stores

        Our stores are designed to recreate the best features of local specialty markets, such as the butcher shop, fish market, bakery and cheese monger, all in one location. When customers enter a Fairway, they are immediately greeted by our signature towering displays of fresh produce, carefully and methodically stacked high. As they continue through the store, customers will find a market-style "specialty shop" orientation, with sections of each store devoted to categories such as our world class cheese department, full service butcher shop and seafood market that are designed to bring the best of traditional local merchants to our stores. Each individual department is run by an expert who can answer any customer questions and provide the level of service found in a specialty shop. Most stores also have an in-house production bakery, full kitchen and coffee roaster. Our stores typically include sit-down eating areas where food is prepared to order.

        Our stores provide a sensory experience, including aromas of fresh coffee roasts and freshly baked bread, an array of vibrant colors across our produce displays, cheese experts describing selections of our over 600 artisanal cheeses, samples of our approximately 100 varieties of olive oil and free tastings of our delicious prepared foods. Fairway creates a fun and engaging atmosphere in which customers select from an abundance of fresh foods and other high-quality products while interacting with our attentive and knowledgeable employees throughout the store. Our stores feature whimsical and informative signs designed to educate customers about the quality, origin and characteristics of our products, and offer tips and suggestions on food preparation and pairings.

        Each of our stores is organized around distinct departments with engaging merchandise displays that reinforce our emphasis on freshness and service. We position our full-service departments around the perimeter of the store and adjacent to each other to provide a "market feel" and foster interaction between employees and customers. We generally enable our merchandising teams to control our on-shelf product selection and positioning, rather than permitting vendors to do so through slotting fees. This permits Fairway to offer the products customers want most and provides us with the flexibility to expand or contract our product offerings as demand warrants. We have a comprehensive selection of 70,000 SKUs across our store network, many of which we believe are unique to Fairway or carried by a limited number of other food retailers.

        Our Fairway Wine and Spirits locations offer a full assortment of wines and spirits at everyday low prices, and are designed with the same general themes of our food stores, emphasizing abundance, variety and hard to find products from around the world. Our wine stores also offer a full selection of kosher, organic and low sulfite wines. Each store has certified wine specialists. We believe our Fairway Wine and Spirits locations complement our food stores and enhance the shopping experience we offer to consumers.

        We believe that our success and our growth are dependent upon hiring, training, retaining and promoting qualified and enthusiastic employees who share our passion for delivering an extraordinary food shopping experience. Each of our stores is managed by a store manager and one or two assistant managers who oversee full-time and part-time employees within each store. Each store manager is responsible for the day-to-day operations of his or her store, including the unit's operating results, maintaining a clean and appealing store environment and the hiring, training and development of personnel. Many of our store managers are promoted from within, and we actively track and reward mobility to ensure a sufficient pipeline of store managers and assistant store managers. We have well-established store operating policies and procedures and an in-store training program for new store managers, assistant managers and staff. Our customer service and store procedure training programs are designed to enable our employees to assist customers in a friendly manner and to help to create a positive sales-driven environment and culture as well as teach successful operating practices and procedures.

        We employ numerous analytical tools and metrics to monitor "the Fairway customer experience" and ensure that our execution is consistent and predictable. Beginning in 2010, we engaged a third party "secret shopper" service to visit our stores anonymously and measure key customer service parameters. Each visit measures 55 variables across eight categories, such as cleanliness, wait times and cashier friendliness using a survey created by Fairway management. Each store is visited regularly and results are distributed to the entire Fairway management team weekly. Results from the surveys are used by store management to identify specific issues in their store and by senior management to evaluate store management, identify issues that may be affecting the customer experience across the chain and identify emerging trends. We also conduct a quarterly survey with random customers at our stores to get their opinions on topics such as pricing, product selection and other variables that could affect consumer behavior, with a goal of making Fairway the number one destination for shoppers in the markets we serve. We also receive significant feedback from customers via social media, such as Facebook, Twitter and the growing number of food "blogs" in the local New York market. We have a dedicated team of customer service employees who monitor the social media sites and respond to comments about Fairway and distribute important customer comments to key Fairway managers.

Store Growth and Site Selection

        We employ a detailed, analytical process to identify new store locations. We target locations based on demographic characteristics, including income and education levels, drive times and population density, as well as other key characteristics including convenience for customers, visibility, access, signage and parking availability and availability of attractive lease terms. After we have selected a target site, our development group conducts a comprehensive site study and sales projection and develops construction and operating cost estimates. We generally visit a potential location multiple times to perform on-site diligence and interview potential customers. As a result of our iconic brand and customer traffic, many landlords seek us out as a tenant.

        We have a dedicated new store opening team, including a new store operations manager, which is exclusively focused on ensuring a consistent new store opening process and training our new store employees. We generally hire employees for our new stores several months in advance and provide them with extensive training at existing stores prior to the store opening. A new store is typically staffed by a combination of new employees and experienced employees from other Fairway locations being promoted into new store jobs.

        Although we have a prototypical layout we prefer, our first priority is the quality of the location, and we will creatively work to fit our departments into any potential layout. Our new suburban food store operating model is based primarily on a store size of approximately 60,000 gross square feet (approximately 40,000 selling square feet), a net cash investment, including store opening costs, of $15 million to $16 million, not all of which requires an immediate cash outlay, net sales after two years of $45 million to $55 million, a contribution margin at maturity of 10% to 13%, and an average payback period on our initial investment of 3 to 3.5 years. We anticipate that a majority of stores that we will open in the near term will be in suburban areas.

        Our new urban food store operating model is based primarily a store size of approximately 40,000 gross square feet (approximately 25,000 selling square feet), a net cash investment, including store opening costs, of $17 million to $19 million, not all of which requires an immediate cash outlay, net sales after two years of $75 million to $85 million, a contribution margin at maturity of 17% to 20%, and an average payback period on our initial investment of less than two years.

        The required cash investment for new stores varies depending on the size of the store, geographic location, degree of work performed by the landlord and complexity of site development issues. As a result, the average cost per square foot may vary significantly from project to project and from year to year.

        New store openings may negatively impact our financial results in the short-term due to the effect of store opening costs and lower sales and contribution margin during the initial period following opening. A new store builds its sales volume and customer base over time and, as a result, generally has lower margins and higher operating expenses, as a percentage of sales, than our more mature stores. A new store can take a year or more to achieve a level of operating performance comparable to our similarly existing stores. Stores that we have opened in higher density urban markets typically have generated higher sales volumes and margins than stores in suburban areas. We anticipate that a majority of stores that we open in the near term will be in suburban areas due to the relative availability of attractive new store sites.

Marketing and Advertising

        We believe that the distinct and superior food shopping experience we offer our customers, and our customers' association of that shopping experience with Fairway, are major drivers of our comparable store sales and enable us to spend less on advertising than our conventional competitors. We employ various advertising and promotional strategies to reinforce the quality, value and appeal of our products and services. We promote these core values using many of the traditional advertising vehicles including radio, television, newspaper, and sponsorship. We also connect and engage with our customers through social media websites, in addition to e-newsletters, and our own website. Our stores spend most of their marketing budgets on in-store merchandising-related activities, including promotional signage and events such as taste fairs, classes, tours, cooking demonstrations and product samplings. We use in-store signage to highlight new products and any differentiated aspects of our products.

Sourcing and Distribution

        We source our products from approximately 1,000 vendors and suppliers. Our in-house merchants source only those products that meet our high specifications for quality, and we maintain strict control over the products that are sold in our stores. We have built longstanding vendor relationships that enable us to achieve attractive pricing on our broad offering of hard-to-find fresh, specialty and natural / organic offerings. Fairway is viewed as an important strategic partner to many of these small businesses.

        Substantially all of our products are delivered directly to our stores by our suppliers and vendors. Direct-store-distribution eliminates multiple logistical layers, further compressing the supply chain and reducing costs. A refrigerated cross-docking facility opened in October 2010 at the Harlem location supports this flexible supply chain.

        White Rose, Inc. is our single largest third-party supplier, accounting for approximately 13% of our total purchases in fiscal 2012. Under our agreement with White Rose, we are obligated to purchase all our requirements for specified products, principally warehouse conventional grocery, dairy, frozen food and ice cream products, for our existing stores. In addition, United Natural Foods, Inc. ("UNFI"), which is our primary supplier of specified natural and organic products, principally dry grocery, frozen food, vitamins/supplements and health, beauty and wellness, accounted for approximately 9% of our total purchases in fiscal 2012. The use of White Rose and UNFI gives us purchasing power through the volume discounts they receive from manufacturers. See "Risk Factors—Risks Relating to Our Business—Disruption of significant supplier relationships could negatively affect our business."

Properties

        We currently operate 10 locations in New York, New Jersey and Connecticut, three of which include Fairway Wine and Spirits stores. We lease all of our locations, most of them pursuant to long-term leases with initial terms of at least 15 years and several five to 10 year renewal options. We believe our portfolio of long-term leases is a valuable asset supporting our retail operations. Information regarding our stores is as follows:

Location	Date Opened	Selling Square Footage(1)		Gross Square Footage
Broadway (Manhattan), New York(2)	1933	21,731		59,468
Harlem (Manhattan), New York(3)	December 1995	25,853		52,005
Plainview, New York	May 2001	36,579		55,180
Brooklyn, New York(3)	May 2006	38,977		80,591
Paramus, New Jersey	March 2009	32,643		50,307
Pelham Manor, New York	April 2010	49,963	(4)	75,310
Stamford, Connecticut	November 2010	48,691	(4)	86,062
Upper East Side (Manhattan), New York	July 2011	22,109		41,394
Douglaston, New York	November 2011	38,239		57,360
Woodland Park, New Jersey	June 2012	41,452	(4)	63,491
Westbury, New York	Not yet open	44,640	(5)	68,357	(5)
Kips Bay (Manhattan), New York	Not yet open	25,480	(5)	43,284	(5)
Nanuet, New York	Not yet open	50,500	(5)	66,000	(5)

(1)
Includes any outdoor produce areas, café and bakery areas, but excludes the square footage of the kitchen, bakery, meat department and produce coolers in our stores.

(2)
The landlord for a portion of this property has the right, at any time after June 30, 2017, to terminate this lease, upon at least 18 months' prior notice, in order to make substantial renovations to the existing building or construct a new building. If the landlord elects to terminate the lease, then we have the option to enter into a new lease for space on the lower level, ground floor and second levels of the renovated or new building constructed on those premises with no less than the current square footage. See "Risk Factors—Risks Relating to Our Business—The landlord for a portion of our Broadway store has the right to terminate the lease at any time after June 30, 2017, which could adversely affect our business." We lease the remainder of this property from an entity in which Howard Glickberg, our vice chairman of development and a director, owns an interest. This property is currently the subject of an arbitration to set the fair market value rent. See "Certain Relationships and Related Party Transactions—Transactions with Howard Glickberg—Real Estate Leases" and "Risk Factors—Risks Relating to Our Business—We lease certain of our stores from a related party."

(3)
We lease this property from entities in which Howard Glickberg, our vice chairman of development and a director, owns an interest. This property is currently the subject of an arbitration to set the fair market value rent. See "Certain Relationships and Related Party Transactions—Transactions with Howard Glickberg—Real Estate Leases" and "Risk Factors—Risks Relating to Our Business—We lease certain of our stores from a related party."

(4)
Selling square footage includes adjacent (Pelham Manor, 4,808 sq. ft.; Stamford, 5,736 sq. ft.) or integrated (Woodland Park, 2,500 sq. ft.) Fairway Wine and Spirits location.

(5)
Estimated, as these locations have not yet opened.

        We lease our corporate headquarters, parking lots by certain of our stores and warehouse space.

Employees

        As of April 1, 2012, we had approximately 3,400 employees, of which 550 are full-time employees and 2,850 are part-time employees. Under our collective bargaining agreements, employees working 35 hours or less Monday through Friday are considered part-time employees, even if such employees also work during the weekend.

        Approximately 21% of our employees were not subject to a collective bargaining agreement as of April 1, 2012. With respect to our unionized employees, we had three collective bargaining agreements in effect as of April 1, 2012 covering 89.6%, 9.3% and 1.1% of our unionized employees and scheduled to expire March 29, 2014, February 28, 2013 and March 29, 2014, respectively. We consider our employee relations to be good. We have never experienced a strike or significant work stoppage.

Information Technology

        Our management information systems provide a full range of business process assistance and timely information to support our merchandising strategy, warehouse management, stores and operating and financial teams. We currently use a combination of off-the-shelf and custom software running on clusters of commodity computers.

        We believe our current systems provide us with competitive advantages, operational efficiencies, scalability, management control and timely reporting that allow us to identify and respond to merchandising, pricing, cost and operating trends in our business. We use a combination of internal and external resources and systems to support store point-of-sale, merchandise planning and buying, inventory management, financial reporting, customer contact and administrative functions. We believe that our information systems have the capacity to accommodate our growth plans. We constantly evaluate new hardware alternatives and software techniques to help further reduce our costs and enhance our competitive advantage through innovation.

Intellectual Property

        We maintain registered trademarks such as FAIRWAY®, FAIRWAY "Like No Other Market"®, LIKE NO OTHER MARKET® and FAIRWAY WINES & SPIRITS®. Trademarks are generally renewable on a 10 year cycle. We consider our trademarks to be valuable assets that reinforce our customers' favorable perception of our stores and an important way to establish and protect our brands in a competitive environment.

        From time to time, third parties have used names similar to ours, have applied to register trademarks similar to ours and, we believe, have infringed or misappropriated our intellectual property rights. We respond to these actions on a case-by-case basis, including, where appropriate, by sending cease and desist letters and commencing opposition actions and litigation. The outcomes of these actions have included both negotiated out-of-court settlements as well as litigation. We are currently party to an agreement with a midwestern company, Fareway, with respect to the use of the Fairway name and trademarks which prohibits us from using the Fairway name other than on the East Coast, California and certain parts of Michigan and Ohio, and prohibits that company from using the Fareway name on the East Coast, California and certain parts of Michigan and Ohio. Our inability to use the Fairway name in these prohibited areas could adversely affect our growth strategy. We are also party to a settlement agreement that prohibits us from opening any new stores under the Fairway name in the New Jersey counties of Bergen, Essex, Hudson and Passaic. We believe this agreement will preclude us from opening one store that we otherwise might have opened in this territory. See "Risk Factors—Risks Relating to Our Business—We may be unable to protect or maintain our intellectual property, which could result in customer confusion, a negative perception of our brand and adversely affect our business."

Competition

        The food retail industry as a whole, particularly in the Greater New York City metropolitan area, is highly competitive. We compete with various types of retailers, including alternative food retailers, such as natural foods stores, smaller specialty stores and farmers' markets, conventional supermarkets, supercenters and membership warehouse clubs. Our principal competitors include alternative food retailers such as Whole Foods and Trader Joe's, traditional supermarkets such as Stop & Shop, ShopRite, Food Emporium and A&P, retailers with "big box" formats such as Target and Wal-Mart and warehouse clubs such as Costco and BJ's Wholesale Club. These businesses compete with us for customers, products and locations. In addition, some are expanding aggressively in marketing a range of natural and organic foods, prepared foods and quality specialty grocery items. Some of these potential competitors have more experience operating multiple store locations or have greater financial or marketing resources than we do and are able to devote greater resources to sourcing, promoting and selling their products. As competition in certain areas intensifies, our operating results may be negatively impacted through a loss of sales, reduction in margin from competitive price changes, and/or greater operating costs such as marketing. We also face limited competition from restaurants and fast-food chains. In addition, other established food retailers could enter our markets, increasing competition for market share.

Regulation

        We are subject to federal, state and local laws and regulations relating to zoning, land use, environmental protection, workplace safety, food safety, public health, community right-to-know and alcoholic beverage and tobacco sales. In particular, the states in which we operate and several local jurisdictions regulate the licensing of supermarkets and the sale of alcoholic beverages. In addition, certain local regulations may limit our ability to sell alcoholic beverages at certain times. We are also subject to laws governing our relationship with employees, including minimum wage requirements, overtime, working conditions, immigration, disabled access and work permit requirements. Our stores are subject to regular but unscheduled inspections. Certain of our parking lots and warehouses and our bakery either have only temporary certificates of occupancy or are awaiting a certificate of occupancy. Additionally, a number of federal, state and local laws impose requirements or restrictions on business owners with respect to access by disabled persons. We believe that we are in material compliance with such laws and regulations. See "Risk Factors—Risks Relating to Our Business—Various aspects of our business are subject to federal, state and local laws and regulations. Our compliance with these regulations may require additional capital expenditures and could materially adversely affect our ability to conduct our business as planned."

Legal Proceedings

        We are subject to various legal claims and proceedings which arise in the ordinary course of our business, including employment related claims, involving routine claims incidental to our business. Although the outcome of these routine claims cannot be predicted with certainty, we do not believe that the ultimate resolution of these claims will have a material adverse effect on our results of operations, financial condition or cash flows.

MANAGEMENT

        Below is a list of the names and ages, as of July 1, 2012, of the members of the board of directors of the issuer and our executive officers, as well as a summary of their business experience.

Name	Age	Position
Charles W. Santoro	53	Chairman of the Board of Directors
Michael Barr	41	Director
Daniel Glickberg	29	Director
Howard Glickberg	65	Director and Vice Chairman of Development
Stephen Key	69	Director
William Selden	64	Director
Farid Suleman	60	Director
Herbert Ruetsch	53	Chief Executive Officer
William E. Sanford	52	President and Chief Financial Officer
Nathalie Augustin	42	Senior Vice President—General Counsel & Secretary
Aaron J. Fleishaker	51	Senior Vice President—Real Estate and Development
Kevin McDonnell	48	Senior Vice President—Chief Operating Officer
Brian Riesenburger	46	Senior Vice President—Chief Merchandising Officer
Larry Santoro	53	Senior Vice President—Chief Administrative Officer
Ray Venezia	53	Senior Vice President—Perishable Store Operations
Peter Romano	54	Vice President—Produce

Directors

        We believe our board of directors should be comprised of individuals with sophistication and experience in many substantive areas that impact our business. We believe experience, qualifications or skills in the following areas are most important: retail sales, marketing, accounting, finance and capital structure, strategic planning and leadership of complex organizations, legal and regulatory affairs, people management and board practices of other entities. We believe that all of our current board members possess the professional and personal qualifications necessary for board service and have highlighted particularly noteworthy attributes for each board member in the individual biographies below.

        Charles W. Santoro has served as Chairman of the Board of Fairway since January 2007. Mr. Santoro is co-founder and a managing partner of Sterling Investment Partners, a Westport, Connecticut based private equity firm. Before co-founding Sterling Investment Partners in 1998, Mr. Santoro was Vice Chairman, Investment Banking of Paine Webber Group, Inc. from 1995 to May 2000. Prior to joining Paine Webber in 1995, Mr. Santoro was a Managing Director of Smith Barney, Inc., in charge of that firm's Multi-Industry and New Business Development Groups. Prior to that, Mr. Santoro was responsible for Smith Barney's cross-border and international investment banking activities in New York and London, serving on its International Board of Directors. Mr. Santoro began his career at Morgan Stanley in New York and London, where he served as vice president, and was the operations officer of the European Mergers & Acquisitions Department. Mr. Santoro earned a B.A. degree from Columbia University and an M.B.A. from Harvard Business School. From April 2000 through May 2012, Mr. Santoro served on the Board of Directors of Interline Brands, Inc., a New York Stock Exchange listed leading national distributor and direct marketer of maintenance, repair and operations products, and its predecessors. Mr. Santoro also serves as chairman of the board or a director of a variety of private companies. Mr. Santoro's qualifications to sit on our board include his substantial experience in the areas of operations, corporate strategy, international and domestic business, logistics and distribution, outsourcing, sales and marketing, and finance, including capital markets and mergers and acquisitions.

        Michael A. Barr has served as a director of Fairway since January 2007. Mr. Barr is a principal of Sterling Investment Partners. From 1999 until joining Sterling Investment Partners in 2001, Mr. Barr served as Vice President of Finance of Wellsteads, Inc., an eRestaurant start-up company offering takeout and delivery, where he was responsible for all financial functions. From 1998 to 1999, Mr. Barr was an Associate in the Corporate Finance Department of Lehman Brothers, Inc. and from 1993 to 1996, he was an auditor at Arthur Andersen, L.L.P. Mr. Barr earned a B.A. degree from Claremont McKenna College and an M.B.A. from The Wharton School at the University of Pennsylvania. Mr. Barr also serves as a director of a variety of private companies. Mr. Barr's qualifications to sit on our board include his substantial experience in the areas of corporate strategy, accounting, operations, logistics and distribution, and finance, including capital markets and mergers and acquisitions.

        Daniel Glickberg has served as a director of Fairway since June 2010. Mr. Glickberg has served as one of our Vice Presidents since January 2007, and has been involved with Fairway in various capacities since September 2005. Mr. Glickberg earned a B.A. degree from Trinity College. Mr. Glickberg's qualifications to sit on our board include his substantial experience with Fairway in the areas of merchandising and marketing. Mr. Glickberg is the great grandson of our founder.

        Howard Glickberg has served as a director since January 2007 and as our Vice Chairman of Development since January 1, 2012. He previously served as our Chief Executive Officer from January 2007, when we were acquired by Sterling Investment Partners, to December 2011 and as our President from January 2007 until June 2010. Prior to our acquisition by Sterling Investment Partners, Mr. Glickberg served our company in various capacities since 1974, including Chief Executive Officer, President and Chief Financial Officer. Mr. Glickberg is the grandson of our founder. Mr. Glickberg's qualifications to sit on our board include his involvement as an owner and operator of our company for almost 40 years and his substantial experience in the areas of retail food sales, merchandising, marketing, store development, strategic planning and leadership of complex organizations and people management.

        Stephen Key has served as a director of Fairway since July 2012. Since 2003, Mr. Key has been the sole proprietor of Key Consulting, LLC, a financial consulting firm. From 1995 to 2001, Mr. Key served as Executive Vice President and Chief Financial Officer of Textron Inc., a New York Stock Exchange listed major diversified aerospace and defense company. From 1992 to 1995, Mr. Key served as the Executive Vice President and Chief Financial Officer of ConAgra, Inc., a New York Stock Exchange listed leading food company in North America. Prior to this, Mr. Key occupied multiple roles at Ernst & Young, including Managing Partner of the New York Office from 1988 to 1992. Mr. Key is a Certified Public Accountant in the State of New York. Mr. Key earned an A.B. from Dartmouth College and an M.B.A. from Cornell University. Mr. Key has served as a member of the Board of Directors and Chairman of the Audit Committee of Greenhill & Co., Inc., an investment bank, since 2004, and 1-800 Contacts, Inc., a contact lens distributor, from 2005 to June 2012. From 2010 through 2012, Mr. Key served on the Board of Directors of Forward Industries, Inc., a manufacturer of carrying cases. From 2006 through 2007, Mr. Key served on the Board of Directors of Sitel, a business-to-business service provider. He previously served as a member of the Senior Executive Advisory Board of Sterling Investment Partners. Mr. Key's qualifications to sit on our board include his substantial experience in the areas of public accounting, his knowledge of the food industry and his service on the board of directors and audit committees of other public companies.

        William L. Selden has served as a director of Fairway since January 2007. Mr. Selden is co-founder and a managing partner of Sterling Investment Partners, a Westport, Connecticut based private equity firm. Before co-founding Sterling Investment Partners in 1998 and its predecessor, Sterling Ventures Limited, in 1991, Mr. Selden was a Managing Director at Shearson Lehman Brothers, Inc., an Executive Vice President at E.F. Hutton & Co., Inc., a Vice President at Eastdil Realty, Inc., Chief Financial Officer of Sunbelt Communications, Inc. and a Vice President at Bankers Trust Co. Mr. Selden earned a B.A. degree from Dartmouth College and an M.B.A. from Columbia University.

Mr. Selden also serves as chairman of the board or as a director of a variety of private companies, and served as chairman of the board of American Buildings Company, a publicly-traded diversified manufacturer and marketer of construction products and services for non-residential and residential applications. Mr. Selden's qualifications to sit on our board include his substantial experience in the areas of real estate, corporate strategy, international and domestic business, logistics and distribution, sales and marketing, and finance, including capital markets and mergers and acquisitions.

        Farid Suleman has served as a director of Fairway since July 2012. Mr. Suleman was the President and Chief Executive Officer of Citadel Broadcasting Corporation and a member of its board of directors from March 2002 to September 2011 and was also the Chairman of the board from March 2002 through June 2010. From February 1994 until February 2007, he was a director of Westwood One, Inc. and was a special limited partner of Forstmann Little & Co., a private equity firm, from March 2002 until June 2007. He previously served as a member of the Senior Executive Advisory Board of Sterling Investment Partners. Mr. Suleman's qualifications to sit on our board include his substantial experience in the areas of corporate strategy, as well as general executive and leadership expertise and his service on the board of directors and audit committees of other public companies.

        Each of the current members of our board of directors was elected according to our stockholders' agreement, pursuant to which Sterling Investment Partners has the right to designate four directors in aggregate, one of whom shall serve as Chairman, and Howard Glickberg and Harold Seybert, acting jointly, have the right to designate two directors. Messrs. Barr, Santoro and Selden are the designees of Sterling Investment Partners and Messrs. Howard Glickberg and Daniel Glickberg are the designees of Messrs. Glickberg and Seybert pursuant to our stockholders' agreement.

Executive Officers

        Herbert Ruetsch has served as our Chief Executive Officer since February 2012, as our President from June 2010 until March 2012, as our Chief Operating Officer from January 2007 to December 2011 and as our Chief Financial Officer from September 1998 to September 2007. Prior to joining us in September 1998, Mr. Ruetsch served in various financial positions for Grand Union for approximately 16 years. Mr. Ruetsch earned a B.S. degree from LaSalle College and is a certified public accountant.

        William E. Sanford has served as our President since March 2012 and as our Chief Financial Officer since April 2012. Mr. Sanford joined us in October 2008 as our Chief Administrative Officer and served as our acting Chief Financial Officer from September 2011. Mr. Sanford has been an operating partner of Sterling Investment Partners since 2008, assisting them in their review of industrial and consumer value-added distribution opportunities, and serves on the board of directors of two other portfolio companies of Sterling Investment Partners. From 1998 to June 2008, Mr. Sanford held various senior positions, including chief financial officer, president and chief operating officer, with Interline Brands, Inc., a New York Stock Exchange listed company that is a leading national distributor and direct marketer of maintenance, repair and operations products. Mr. Sanford has over 25 years of experience in the wholesale distribution field, having also held senior positions with Airgas and MSC Industrial Direct. Mr. Sanford is also a director of EverBank Financial Corp., a diversified financial services company that is listed on the New York Stock Exchange. Mr. Sanford earned a B.S. degree from Vanderbilt University.

        Nathalie Augustin has served as our Senior Vice President—General Counsel and Secretary since April 2012. Ms. Augustin joined us in June 2007 as Vice President—General Counsel and Secretary. Prior to joining us, Ms. Augustin served in various capacities at The Donna Karan Company LLC, an international fashion design house and a subsidiary of LVMH Moët Hennessy Louis Vuitton, from June 1999 to May 2007, most recently as Vice President and Associate General Counsel. Prior to joining Donna Karan, Ms. Augustin was an associate at Cleary Gottlieb Steen & Hamilton LLP for approximately 5 years. Ms. Augustin began her legal career as a law clerk to the Honorable Sterling

Johnson of the United States District Court for the Eastern District of New York. She received her law degree from Harvard Law School and a B.A. degree from Columbia College.

        Aaron Fleishaker has served as our Senior Vice President—Real Estate and Development since September 2011. Mr. Fleishaker joined us in February 2008 as our Vice President—Real Estate. Prior to joining us, Mr. Fleishaker was Senior Vice President, Real Estate, of United Retail Group, Inc., a specialty retailer of large-size women's fashion apparel, from November 2006, Senior Managing Director, Equity Investments of DJM Asset Management, LLC, a diversified real estate consulting and advisory firm, from September 2005 to November 2006, Executive Vice President of Kimco Realty Corporation, a New York Stock Exchange listed real estate investment trust that owns and operates neighborhood and community shopping centers, from February 2002 to September 2005, Senior Vice President, General Counsel, Director of Real Estate for Modell's Sporting Goods, a sporting goods retailer, from July 1991 to January 2002 and General Counsel of Dresses for Less, a retail and wholesale women's garment company, from March 1989 to June 1991. Mr. Fleishaker began his career as a real estate attorney. Mr. Fleishaker received his law degree from Boston University School of Law and a B.S.B.A. degree from the Boston University School of Management.

        Kevin McDonnell has served as our Senior Vice President—Chief Operating Officer since March 2012, and served as our Chief Merchandising Officer from August 2007 to April 2011. Prior to joining us in August 2007, Mr. McDonnell served in various capacities at The Great Atlantic & Pacific Tea Company for over 27 years, most recently as Senior Vice President of Sales and Merchandising.

        Brian Riesenburger has served as our Senior Vice President—Chief Merchandising Officer since April 2012, and served as Senior Vice President of Merchandising and Operations from January 2011 to April 2012 and Vice President of Merchandising and Operations from January 2007 to December 2010. Mr. Riesenburger joined us in May 1995 and served in various capacities, including specialty products buyer, General Manager of our Broadway store and from 2002 to January 2007 as a junior partner responsible for merchandising and operations. Prior to joining us in May 1995, Mr. Riesenburger spent approximately five years working as a restaurant manager in South Africa.

        Larry Santoro has served as our Senior Vice President—Chief Administrative Officer since March 2012. Prior to joining us, Mr. Santoro served as a consultant to us from December 2010 to March 2012, primarily in connection with a strategic review of our financial systems and operations. Prior to joining us, Mr. Santoro was an operating partner at Sterling Investment Partners, where he was responsible for direct new opportunity outreach and business development. From 2004 to 2010, Mr. Santoro was the founding partner responsible for the U.S. private equity effort of New Vernon Capital, LLC, an asset management firm investing in a range of Indian and U.S. assets. Before that, Mr. Santoro was a Managing Director in Merrill Lynch's Investment Banking Group, where he variously served as Head of Global Internet Infrastructure Investment Banking, Head of East Coast Technology Investment Banking and as a member of the Mergers and Acquisitions Group. Mr. Santoro joined Merrill Lynch in 1987. Prior to joining Merrill Lynch, Mr. Santoro worked as an electrical engineer for Intel Corporation. Mr. Santoro received an M.B.A. from Harvard Business School in 1987 and his Bachelor of Engineering from Dartmouth College in 1982. Mr. Santoro is the brother of Charles Santoro, our chairman.

        Ray Venezia has served as our Senior Vice President—Perishable Store Operations since July 2012, and served as Vice President—Meat since January 2007. He also served as Super General Manager of our Red Hook Store from 2007 to July 2012. From 2002 to 2007, he was a junior partner responsible for our meat operations. Mr. Venezia served as the General Manager of our Harlem store from 2000 to 2002 and in various positions from 1998 to 2000. Prior to joining us in July 1998, Mr. Venezia was employed in various capacities at Corrado's Market, Clifton, New Jersey for 18 years. From 1975 to 1978, he was a butcher at Food Town.

        Peter Romano has served as our Vice President—Produce since January 2007. He joined the company in April 1977 and served in various capacities, including as produce buyer, produce supervisor, produce manager and, from 2002 to January 2007 as a junior partner responsible for produce.

Family Relationships of Directors and Executive Officers

        Howard Glickberg, a director and executive officer of Fairway, is the father of Daniel Glickberg, a vice president and director of Fairway. Larry Santoro, our Senior Vice President—Chief Administrative Officer, is the brother of Charles W. Santoro, our Chairman.

Corporate Governance

  Board Composition

        Each of the current members of our board of directors was elected according to our Stockholders' Agreement, pursuant to which Sterling Investment Partners has the right to designate four directors in aggregate, one of whom shall serve as Chairman, and Howard Glickberg and Harold Seybert, acting jointly, have the right to designate two directors. Messrs. Barr, Santoro and Selden are the designees of Sterling Investment Partners and Messrs. Howard Glickberg and Daniel Glickberg are the designees of Messrs. Glickberg and Seybert. Our certificate of incorporation, which will be in effect prior to the completion of this offering, will provide that our board of directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Initially, our board of directors will consist of seven members, of whom Messrs. [Key and Suleman] each qualify as an "independent director," as defined under the rules of the exchange on which we will list our common stock. Any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office. For so long as the outstanding shares of our Class B common stock represent a majority of the combined voting power of common stock, Sterling Investment Partners will have the ability to control the election of our board of directors.

  Classified Board

        So long as shares of our Class B common stock are outstanding, we will not have a classified board of directors, and all directors will be elected for annual terms.

        When we no longer have outstanding shares of our Class B common stock, we will have a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Our directors will be assigned by the then-current board of directors to a class.

        Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director's term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal.

        So long as our board of directors is classified, only our board of directors may fill vacancies on our board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

        The classification of our board of directors may have the effect of delaying or preventing changes in our control or management. See "Description of Capital Stock—Anti-Takeover Provisions—Restated Certificate of Incorporation and Bylaw Provisions."

  Controlled Company

        Upon completion of this offering, Sterling Investment Partners will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a "controlled company" under the corporate governance standards of the exchange on which we will list our Class A common stock. As a controlled company, we may elect not to comply with certain corporate governance requirements, including the requirements:

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  that a majority of our board of directors consists of "independent directors," as defined under the rules of the exchange on which we will list our Class A common stock;

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  that we have a nominating committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

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  that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

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  that we conduct annual performance evaluations of the nominating committee and compensation committee.

        These exemptions do not modify the independence requirements for our audit committee, and we intend to comply with the applicable requirements of the Sarbanes-Oxley Act and rules with respect to our audit committee within the applicable time frame. The rules of the exchange on which we will list our Class A common stock permit the composition of our audit committee to be phased-in as follows: (1) one independent committee member at the time of this offering; (2) a majority of independent committee members within 90 days of this offering; and (3) all independent committee members within one year of the effective date of the registration statement of which this prospectus is a part. When Sterling Investment Partners no longer otherwise owns or controls more than 50% of the voting power of our outstanding common stock, we will no longer be a "controlled company." At that time, we will have to comply with the independent board committee requirements as they relate to the nominating and compensation committees, on the same phase-in schedule as set forth above, with the trigger date being the date we are no longer a "controlled company." Additionally, we will have 12 months from the date we cease to be a "controlled company" to have a majority of independent directors on our board of directors.

        Additionally, as described in the section entitled "Description of Capital Stock—Anti-Takeover Provisions—Restated Certificate of Incorporation and Bylaw Provisions," so long as the outstanding shares of our Class B common stock represent a majority of the combined voting power of our common stock, Sterling Investment Partners will be able to effectively control all matters submitted to our stockholders for a vote, as well as the overall management and direction of our company.

  Board Committees

        In connection with this offering, our board of directors will establish an audit committee, a compensation committee and a nominating and corporate governance committee. Each of the committees will report to the board of directors as it deems appropriate and as the board may request. The composition, duties and responsibilities of these committees are set forth below. In the future, our board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

  Audit Committee

        The audit committee will be responsible for, among other matters: (1) appointing, retaining, terminating, and evaluating our independent registered public accounting firm and approving all services to be performed by them; (2) overseeing our independent registered accounting firm's qualifications, independence and performance; (3) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (4) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (5) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (6) reviewing and approving certain related person transactions.

        Upon completion of this offering, our audit committee will consist of Messrs. Key, Suleman and Barr, and Mr. Key will serve as the chairman of such committee. We believe Mr. Key will qualify as our "audit committee financial expert," as such term is defined in Item 401(h) of Regulation S-K. The designation does not impose on Mr. Key any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. We expect to add another board member to our audit committee who will qualify as an independent director according to the rules of the SEC and the exchange on which we will list our common stock with respect to audit committee membership within one year of the effective date of the registration statement of which this prospectus is a part, at which time Mr. Barr will resign from our audit committee. Our board of directors will adopt a written charter for the audit committee, which will be available on our corporate website at http://www.fairwaymarket.com upon the completion of this offering. The information on our website is not part of this prospectus.

  Compensation Committee

        The compensation committee will be responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans.

        Upon completion of this offering, our compensation committee will consist of Messrs. Suleman and Barr and Mr. Suleman will serve as the chairman of such committee.

  Risk Oversight

        The board of directors oversees the risk management activities designed and implemented by our management. The board of directors executes its oversight responsibility for risk management both directly and through its committees. The full board of directors considers specific risk topics, including risks associated with our strategic plan, business operations and capital structure. In addition, the board of directors receives detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

        The board has delegated to the audit committee oversight of our risk management process. Our other board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

  Compensation Committee Interlocks and Insider Participation

        Prior to the offering being made hereby, our board served as our compensation committee. During fiscal 2010, 2011 and 2012, we paid to an affiliate of Sterling Investment Partners ("Sterling Advisers") monitoring and transaction fees aggregating $3,920,717, $6,186,340 and $3,293,737, respectively, and in fiscal 2011 and 2012 paid to Mr. Glickberg transaction related bonuses of $630,000 and $383,484, respectively. Messrs. Santoro and Selden are managing members, and Mr. Barr is a principal, of Sterling Advisers. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

  Code of Business Conduct

        We will adopt a code of business conduct applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code will be available on our corporate website at http://www.fairwaymarket.com upon completion of this offering. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website. The information on our website is not part of this prospectus.

  Limitation on Liability and Indemnification Matters

        Our amended and restated certificate of incorporation, which will become effective immediately prior to the consummation of this offering, contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

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  any breach of the director's duty of loyalty to us or our stockholders;

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  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

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  any transaction from which the director derived an improper personal benefit.

        Our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective immediately prior to the consummation of this offering, provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. We intend to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements will provide for indemnification for related expenses including, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

        The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damages.

  Director Compensation

        To date, we have not provided any compensation to non-employee members of our board of directors for service on our board of directors and none of our non-employee directors received any cash or equity compensation during fiscal 2012, although we paid Sterling Advisers monitoring and management fees. We did, however, reimburse our directors for their expenses incurred in connection with attending board and committee meetings and fulfilling their duties as members of our board of directors.

        Upon completion of this offering, our non-employee directors will receive the following annual compensation:

        Upon completion of this offering, directors will be entitled to equity awards pursuant to our 2012 Equity Incentive Plan. See "Executive Compensation—Equity Compensation Plans—2012 Equity Incentive Plan."

        In addition, we will continue to reimburse our non-employee directors for reasonable travel expenses and other out-of-pocket costs incurred in connection with attending board and committee meetings and fulfilling their duties as members of our board of directors.

        The table below sets forth the annual compensation earned by Mr. Daniel Glickberg in his capacity as an officer of Fairway in fiscal 2012. Information relating to the compensation paid to Mr. Howard Glickberg is set forth below under "Executive Compensation."

Name	Salary ($)	Stock Awards ($)		Non-equity incentive plan compensation	All other compensation ($)		Total ($)
Daniel Glickberg	175,000	63,709	(1)	90,000	18,722	(2)	347,431	(2)

(1)
Aggregate grant date fair value in excess of cost computed in accordance with FASB ASC Topic 718 of [    •    ] shares of restricted stock issued to Mr. Glickberg on April 20, 2011 at a cost of $[    •    ] per share (determined using the Black-Scholes option pricing model, and valued based on volatility of 41.0%, an estimated life of 3.0 years and a risk-free rate of return of 1.31%).

(2)
Includes $18,632 for automobile-related expenses and $90 of group term life insurance premiums.

        We entered into an employment agreement with Mr. Daniel Glickberg on January 18, 2007. The initial term of his employment ends on January 18, 2017, but automatically extends for two additional one year periods unless either we or Mr. Glickberg elects to terminate the agreement. Mr. Glickberg currently receives an annual base salary of $175,000, which is subject to increase, but not decrease, by the board of directors. In addition, Mr. Glickberg is entitled to participate in our benefit plans and arrangements for senior management personnel. Mr. Glickberg's employment agreement also contains customary non-competition and non-disclosure provisions.

        Mr. Glickberg is also entitled to a bonus in the event of a "qualifying liquidity event" (as defined in his employment agreement), such as our initial public offering, in an amount determined based on the net proceeds or our initial public offering or the amount received by our stockholders in a sale of the company and the internal rate of return and cash on cash return received by Sterling Investment Partners. Upon consummation of this offering, Mr. Glickberg will receive a bonus of $[    •    ], assuming an initial public offering price of $[    •    ] per share, which is the midpoint of the price range set forth on the cover of this prospectus.

        Mr. Glickberg's employment will terminate upon his death, disability, termination by the board of directors with or without "justifiable cause," termination by Mr. Glickberg with or without "good reason" or upon our non-renewal of his employment agreement (as such terms are defined in his employment agreement). We are prohibited from terminating Mr. Glickberg's employment without "justifiable cause" prior to the occurrence of a "qualifying liquidity event."

        In the event Mr. Glickberg's employment is terminated by us without justifiable cause or by Mr. Glickberg for good reason, he is entitled to his annual salary for a period ending on the later of

January 18, 2017 or one year following the date of termination of his employment. In addition, he is entitled to the amount of any bonuses which have been accrued through the date of his termination. If we elect not to renew Mr. Glickberg's employment during either of the two automatic renewals, he is entitled to continue to receive his salary for a period of one year, as well as any accrued bonuses. In the event his employment is terminated by us without justifiable cause or by Mr. Glickberg for good reason within 24 months after a "change of control" of the company (as defined in his employment agreement), Mr. Glickberg is entitled, for a period of two years from the date of termination, to an amount equal to (x) his then current annual salary and (y) the amount of any bonus, if any, awarded to him in the year prior to termination of his employment. Pursuant to Mr. Glickberg's employment agreement, this offering does not constitute a change of control. If Mr. Glickberg's employment is terminated, as described above, we will also pay Mr. Glickberg's and his eligible dependents' COBRA health coverage premiums until the earliest of (i) the end of the "severance period" (as defined in his employment agreement), (ii) his employment with another company offering substantially similar benefits or (iii) he or his dependents ceasing to be eligible for coverage. These severance payments are contingent on Mr. Glickberg executing a general release and his compliance with certain provisions in his employment agreement.

EXECUTIVE COMPENSATION

        We are providing compensation disclosure that satisfies the requirements applicable to emerging growth companies, as defined in the JOBS Act.

Summary Compensation Table

        As an emerging growth company, we have opted to comply with the executive compensation rules applicable to "smaller reporting companies," as such term is defined under the Securities Act, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. The table below sets forth the annual compensation earned during fiscal 2012 by our principal executive officer and our next two most highly-compensated executive officers (our "Named Executive Officers" or "NEOs").

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Herbert Ruetsch Chief Executive Officer(3)	450,000	180,000	—	34,393	(2)	664,393	(2)
Howard Glickberg Director and Vice Chairman of Development(5)	1,088,128	383,484	—	112,500	(4)	1,584,112	(4)
William E. Sanford President and Chief Financial Officer(7)	325,000	180,000	94,927	186,690	(6)	786,617	(6)

(1)
Aggregate grant date fair value in excess of cost computed in accordance with FASB ASC Topic 718 of [    •    ] shares of restricted stock issued to Mr. Sanford on May 24, 2011 at a cost of $[    •    ] per share (determined using the Black-Scholes option pricing model, and valued based on volatility of 41.0%, an estimated life of 3.0 years and a risk-free rate of return of 1.31%).

(2)
Includes $17,551 for automobile-related expenses, a $15,600 food allowance and $1,242 of group term life insurance premiums.

(3)
Mr. Ruetsch became our Chief Executive Officer in February 2012; prior to that he served as our President and Chief Operating Officer.

(4)
Includes a $50,000 food and materials allowance, $35,000 of reimbursement of legal fees in negotiating his employment agreement, $23,936 for automobile-related expenses and $3,564 of group term life insurance premiums.

(5)
Mr. Glickberg served as our Chief Executive Officer until January 2012.

(6)
Includes $176,825 for housing-related expenses (of which $49,470 relates to an income tax gross up for calendar 2010 that was paid in December 2011), $8,623 for automobile-related expenses and $1,242 of group term life insurance premiums.

(7)
Mr. Sanford became our President in March 2012 and our Chief Financial Officer in April 2012. Prior to becoming our President, he served as Vice President—Chief Administrative Officer and from August 2011 as our acting Chief Financial Officer.

        Only Mr. Sanford received a stock award during fiscal 2012; none of our NEOs received option awards or non-equity incentive plan compensation during fiscal 2012. In addition, we did not maintain a pension plan or non-qualified deferred compensation plan for any of our NEOs in fiscal 2012.

Narrative Disclosure to the Summary Compensation Table

        Each of our NEOs has entered into an employment agreement with us. Under the employment agreements, each NEO is entitled to an annualized base salary and is eligible for discretionary bonuses, bonuses based upon performance criteria or bonuses payable upon the occurrence of specified events, as described in his respective employment agreement. In addition, each NEO is entitled to a food allowance and other specified perquisites. The employment agreements also contain severance provisions, including potential payments upon termination or a change in control. See "—Employment Agreements" for a summary of each employment agreement.

        Our employment agreements with Messrs. Ruetsch and Glickberg were effective during fiscal 2012. Our employment agreement with Mr. Sanford was entered into in fiscal 2013. Mr. Sanford's base salary of $325,000, bonus and other compensation for fiscal 2012 were set pursuant to discussions among Mr. Sanford, Sterling Investment Partners and us. His fiscal 2012 compensation included the payment of housing expenses of $176,825, consisting of reimbursement of apartment rental and parking expenses of $15,100 and $54,000 in respect of the first quarter of the 2012 and the 2011 calendar years, and the payment of income tax gross-ups amounts of $58,255 and $49,470 with respect to Mr. Sanford's 2011 and 2010 calendar year housing expenses.

        Under Mr. Ruetsch's employment agreement, he was eligible for an annual bonus of $150,000 if our actual EBITDA equaled 100% of the target EBITDA (as such terms are defined in his employment agreement), subject to specified adjustment if actual EBITDA was less than or greater than target EBITDA, and up to $150,000 based on meeting criteria established by the board of directors. Pursuant to Mr. Glickberg's employment agreement, he was awarded bonuses in fiscal 2012 equal to a specified percentage of the gross proceeds received by us in connection with our senior credit facility. The bonus for Mr. Sanford for fiscal 2012 was determined by our board of directors and was based on our financial performance compared to our budget as well as his individual performance. See "—Employment Agreements" for additional information regarding the bonuses due Messrs. Ruetsch and Glickberg.

Employment Agreements

        Herbert Ruetsch.    We entered into an amended and restated employment agreement with Mr. Ruetsch, our Chief Executive Officer, on January 1, 2011. The initial term of his employment ends on March 31, 2013, but automatically extends for additional 18 month periods unless either we or Mr. Ruetsch elect to terminate the agreement. Mr. Ruetsch currently receives an annual base salary of $450,000, which is subject to increase, but not decrease, by the board of directors. In addition, Mr. Ruetsch receives a car and food allowance of $30,000 annually and is entitled to participate in our benefit plans and arrangements for senior management personnel. Mr. Ruetsch's employment agreement also contains customary non-competition and non-disclosure provisions.

        Mr. Ruetsch is eligible for an annual bonus of $150,000 if our actual EBITDA equals 100% of the target EBITDA for the fiscal year (as such terms are defined in his employment agreement). This annual bonus is subject to adjustment in the event that the actual EBITDA is greater or lower than the target EBITDA. If the actual EBITDA is less than 100% of the target EBITDA but at least 90% of the target EBITDA, the bonus amount equals the difference between (1) $150,000 and (2) the product determined by multiplying (x) $450,000 by (y) a fraction, the numerator of which is the difference between target EBITDA and actual EBITDA and the denominator of which is the target EBITDA. If the actual EBITDA is more than 100% of the target EBITDA, the bonus amount equals the sum of (1) $150,000 plus (2) the product determined by multiplying $450,000 by (y) a fraction, the numerator of which is the difference between the target EBITDA and the actual EBITDA and the denominator of which is the target EBITDA. If the actual EBITDA is less than 90% of the target EBITDA, Mr. Ruetsch is not entitled to a bonus based on EBITDA performance.

        Mr. Ruetsch is also entitled to a bonus of up to $150,000, which is based on meeting criteria established by the board of directors. He is also entitled to a bonus in the event of a "qualifying liquidity event" (as defined in his employment agreement) such as our initial public offering. If the qualifying liquidity event is our initial public offering, the amount of his bonus is equal to the lesser of (x) 0.642857% of the IPO Net Proceeds (as defined in his employment agreement) or (y) $642,857.00. If the qualifying event were a sale of the company (as defined in his employment agreement), Mr. Ruetsch would have received a bonus equal to the lesser of (x) 0.3214285% of the Net Sale Proceeds (as defined in his employment agreement) or (y) $1,071,428.50. In addition, if at December 31, 2012 and through the closing of a sale of the company, we were in compliance with all accounting requirements necessary to consummate an initial public offering, but sold the company instead of conducting an offering, Mr. Ruetsch would have been entitled to receive an additional bonus. Upon consummation of this offering, Mr. Ruetsch will receive a bonus of $[    •    ], assuming an initial public offering price of $[    •    ] per share, which is the midpoint of the price range set forth on the cover of this prospectus.

        Mr. Ruetsch's employment will terminate upon his death, disability, termination by the board of directors with or without "justifiable cause," termination by Mr. Ruetsch with or without "good reason" or upon the expiration of his employment term (as such terms are defined in his employment agreement).

        In the event Mr. Ruetsch's employment is terminated by us without justifiable cause or by Mr. Ruetsch for good reason, he is entitled to his annual salary for a period ending 18 months following the date of termination of his employment. In addition, he is entitled to the amount of any bonuses which have been accrued through the date of his termination. In the event his employment is terminated by us without justifiable cause or by Mr. Ruetsch for good reason within 24 months after a "change of control" of the company (as defined in his employment agreement), Mr. Ruetsch is entitled, for a period of two years from the date of termination, to an amount equal to (x) his then current annual salary and (y) the amount of any bonus, if any, awarded to him in the year prior to termination of his employment. Pursuant to Mr. Ruetsch's employment agreement, this offering does not constitute a change of control. If Mr. Ruetsch's employment is terminated, as described above, we will also pay Mr. Ruetsch's and his eligible dependents' COBRA health coverage premiums until the earliest of (i) the end of the "severance period" (as defined in his employment agreement), (ii) his employment with another company offering substantially similar benefits or (iii) he or his dependents ceasing to be eligible for coverage. These severance payments are contingent on Mr. Ruetsch executing a general release and his compliance with certain provisions in his employment agreement.

        Howard Glickberg.    We entered into an amended and restated employment agreement with Mr. Glickberg, our Vice Chairman of Development, on December 29, 2011. Pursuant to his employment agreement, Mr. Glickberg reports solely to the board of directors. The employment agreement has an initial term ending January 18, 2015, which initial term automatically extends for two one-year periods unless either Mr. Glickberg or we give notice of non-extension. After this two year period, we may extend Mr. Glickberg's employment for additional one year periods, but Mr. Glickberg may elect not to accept the extension of his employment term. If during the initial term a "qualifying sale" (as defined in his employment agreement) occurs, the initial term is automatically extended to January 18, 2017 and the two automatic extensions terminate; provided, that he may retire at any time beginning 12 months after such qualifying sale and take a lump sum severance payment equal to the remaining salary he would have received through January 18, 2017 and bonuses based on an average of historical bonuses over the employment term.

        Mr. Glickberg currently receives an annual base salary of $1,100,000, which is subject to increase, but not decrease, by the board of directors. Mr. Glickberg is entitled to bonuses as determined by the board of directors. In the event of a "Qualifying Liquidity Event" (i.e., an initial public offering of our equity securities or a sale of the company as defined in his employment agreement), Mr. Glickberg is entitled to a cash bonus equal to 20% of the gross amount received by Sterling Advisers.

        In the event that Sterling Advisers, an affiliate of Sterling Investment Partners, receives a fee for assisting us in (i) an equity or debt financing (other than this offering) or in a transaction that results in a sale of Fairway, whether public or private, or (ii) any acquisition by us, Mr. Glickberg is entitled to a bonus equal to (x) 0.45% of the gross proceeds received by us in any equity financing other than this offering, (y) 0.30% of the gross proceeds of any debt financing, and (z) 0.45% of the transaction value of an acquisition by us. Mr. Glickberg is not entitled to such amounts in the event of a "sale of the company" (as defined in his employment agreement).

        In the event that there had been a "sale of the company" prior to conducting this initial public offering, Mr. Glickberg would have been entitled to an additional bonus based on the proceeds to the stockholders and the returns achieved by Sterling Investment Partners.

        In addition, Mr. Glickberg's employment agreement provides that if we become a publicly-traded company and in connection with the offering adopt an equity compensation program, he will be able to participate in the program at a level determined by the board of directors taking into account his duties, level of responsibility and performance.

        In addition, Mr. Glickberg receives a yearly food and materials allowance of $50,000 and is entitled to participate in our benefit plans and arrangements for senior management personnel. Mr. Glickberg's employment agreement contains customary non-competition (for a period of 5 years) and non-disclosure provisions.

        Mr. Glickberg's employment will terminate upon his death, disability, termination by the board of directors with or without "justifiable cause," his resignation with or without "good reason" (as defined in Mr. Glickberg's employment agreement) or upon the expiration of his employment term.

        In the event that we terminate Mr. Glickberg's employment without justifiable cause or Mr. Glickberg terminates his employment for good reason during his initial term, he is entitled to: (i) his annual salary for a period equal to the longer of (x) the remainder of the initial term or (y) one year from the date of termination and (ii) the amount of any bonus which has been accrued through the date of termination. In the event we terminate Mr. Glickberg's employment without justifiable cause or Mr. Glickberg terminates his employment for good reason after the initial term, Mr. Glickberg is entitled to (i) his then annual salary for a period of one year from the date of termination and (ii) the amount of any bonus which has been accrued through the date of termination. In the event we elect not to renew Mr. Glickberg's employment agreement for an additional term, we will, following the end of the applicable term, (i) continue to pay Mr. Glickberg his annual salary for a period of one year from the earlier of (x) the date we notify Mr. Glickberg that we do not intend to renew his employment agreement or (y) the 59th day prior to the expiration date of the then applicable term and (ii) pay Mr. Glickberg the amount of any bonus which has been accrued through the date of termination. If Mr. Glickberg's employment is terminated, as described above, we will, in addition, pay Mr. Glickberg's and his eligible dependents' COBRA continuation health coverage premiums until the earlier of (i) the end of the severance period, (ii) his employment with another company offering substantially similar benefits or (iii) he and his dependents ceasing to be eligible for coverage. These "severance payments" (as defined in his employment agreement) are contingent on Mr. Glickberg executing a general release and his compliance with certain provisions in his employment agreement.

        William E. Sanford.    We entered into an employment agreement with Mr. Sanford, our President and Chief Financial Officer, on [    •    ], 2012. The initial term of his employment ends March 31, 2014, but automatically extends for additional one year periods unless either we or Mr. Sanford elect to terminate the agreement. During each fiscal year, Mr. Sanford shall be eligible for an annual performance bonus determined by the board of directors from time to time in its sole discretion. Such bonus will be targeted at fifty percent (50%) of annual salary and will be based upon, among other things, his performance and our financial performance. Mr. Sanford currently receives an annual base salary of $385,000, which is subject to increase, but not decrease, by the board of directors. In addition, Mr. Sanford receives a car allowance of $[    •    ] annually, an annual housing allowance of $60,000 and is entitled to participate in our benefit plans and arrangements for senior management personnel. His employment agreement also contains customary non-competition and non-disclosure provisions.

        Mr. Sanford's employment will terminate upon his death, disability, termination by the board of directors with or without "justifiable cause" or upon the expiration of his employment term (as such terms are defined in his employment agreement). In the event Mr. Sanford's employment is terminated by us without justifiable cause, he is entitled to his annual salary for a period ending one year following the date of termination of his employment. In addition, he is entitled to the amount of any bonuses which have been accrued through the date of termination. In the event Mr. Sanford's employment is terminated by us without justifiable cause within one year after a "change of control" of us (as defined in his employment agreement), Mr. Sanford is entitled, for a period of two years from the date of termination, to an amount equal to (x) his then current annual salary and (y) the amount of any bonus, if any, awarded to him in the year prior to his termination. Pursuant to Mr. Sanford's employment agreement, this offering does not constitute a change of control. If Mr. Sanford's employment is terminated, as described above, we will also pay Mr. Sanford's and his eligible dependents' COBRA health coverage premiums until the earliest of (i) the end of the "severance period" (as defined in his employment agreement), (ii) his employment with another company offering substantially similar benefits or (iii) he or his dependents ceasing to be eligible for coverage. These severance payments are contingent on Mr. Sanford executing a general release and his compliance with certain provisions in his employment agreement.

Outstanding Equity Awards at Fiscal 2012 Year-End

        As of April 1, 2012, we had not granted any options to purchase shares of our common stock. We have not granted shares of restricted stock to Mr. Glickberg under our 2007 Equity Compensation Plan. In May 2011, we granted [    •    ] shares of restricted common stock to Mr. Sanford under our 2007 Equity Compensation Plan, of which [    •    ] shares are vested and an additional [    •    ] shares will vest on each of June 1, 2013 and 2014. We have the right to repurchase all unvested shares at cost upon Mr. Sanford ceasing to be an employee, and the right to repurchase vested shares at cost if Mr. Sanford's employment is terminated for "justifiable cause" or if, following his ceasing to be an employee, he violates his non-compete obligations; however, the right to repurchase the vested shares will terminate upon consummation of this offering. All shares of restricted common stock granted to Mr. Ruetsch under our 2007 Equity Compensation Plan are fully vested. We have the right to repurchase certain of Mr. Ruetsch's vested shares if his employment is terminated for "justifiable cause", he terminates his employment without "good reason" or following his ceasing to be an employee, he violates his non-compete obligations; however, the right to repurchase the vested shares will terminate upon consummation of this offering. See "Security Ownership of Certain Beneficial Owners."

Outstanding Equity Awards at Fiscal Year-End April 1, 2012

	Stock Awards
Name	Equity incentive plan awards: Number of shares that have not vested (#)		Equity incentive plan awards: Market value of shares that have not vested ($)
William E. Sanford President and Chief Financial Officer	[•]	(1)	[•]	(2)

(1)
[    •    ] shares will vest on each of June 1, 2013 and 2014.

(2)
Based on an initial public offering price of $[    •    ] per share, which is the midpoint of the price range set forth on the cover of this prospectus.

Equity Compensation Plans

  2012 Equity Incentive Plan

        In connection with this offering, we intend to adopt a 2012 Equity Incentive Plan that will provide for the grant of various forms of equity awards, including incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, to our employees and any of our subsidiary corporations' employees, and for the grant of non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares to our employees, directors and consultants and our subsidiary corporations' employees and consultants. No further grants will be made under our 2007 Equity Compensation Plan, described below, after this offering. We will provide a more detailed description of the 2012 Equity Incentive Plan in a subsequent filing once the terms are finalized.

  2007 Equity Compensation Plan

        Our board of directors adopted, and our stockholders approved, the 2007 Equity Compensation Plan in January 2007. The 2007 Plan provided for the grant of options and restricted stock awards. As of April 1, 2012, we had issued [    •    ] shares of restricted stock under the 2007 Plan at a weighted average exercise price per share of $[    •    ], of which [    •    ] are fully vested. No stock options have been granted under the 2007 Plan. As of April 1, 2012, [    •    ] shares of our common stock are available for future issuance pursuant to awards granted under the 2007 Plan. Following this offering and in connection with the effectiveness of our 2012 Equity Incentive Plan, the 2007 Plan will terminate and no further awards will be granted under the 2007 Plan. However, all outstanding awards will continue to be governed by their existing terms.

        Administration.    Our board of directors, or a committee thereof appointed by our board of directors, has the authority to administer the 2007 Plan and the awards granted under it.

        Stock Options.    The 2007 Plan provides for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Code, and non-qualified stock options, or NQSOs. ISOs may be granted only to employees. NQSOs may be granted to employees, directors or consultants. The exercise price of ISOs granted to employees who at the time of grant own stock representing more than 10% of the voting power of all classes of our common stock may not be less than 110% of the fair market value per share of our common stock on the date of grant, and the exercise price of ISOs granted to any other employees may not be less than 100% of the fair market value per share of our common stock on the date of grant. The exercise price of NQSOs to employees, directors or consultants may not be less than the par value of our common stock. Our board, or the committee administering the 2007 Plan, had the authority to establish the vesting and other terms of the options.

        Restricted Stock Awards.    The 2007 Plan provides that we may issue restricted stock awards. Each restricted stock award will be governed by a restricted stock purchase agreement. Generally, we have the right to repurchase the unvested restricted shares of our common stock upon the termination of the purchaser's status as an employee, director or consultant for any reason, and the vested shares upon a termination of employment for cause or following termination of employment for any reason, violation of any non-competition or solicitation obligation. In general, the repurchase price for unvested shares is the original price paid by the purchaser and for vested shares is fair market value. Most the unvested shares of restricted stock will become automatically vested upon consummation of this offering. Our right to repurchase vested shares and, in certain circumstances, unvested shares will terminate upon consummation of this offering.

Additional Narrative Disclosure

  401(k) Plan

        We adopted our 401(k) plan for employees in 2007. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Service Code of 1986, as amended, so that contributions to the 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to the employees until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us when made. Under the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan.

        The 401(k) plan permits us to make contributions up to the limits allowed by law on behalf of all eligible employees.

  IPO Bonuses

        Upon consummation of this offering, Daniel Glickberg and Randi Glickberg, the son and sister, respectively, of Howard Glickberg, our vice chairman of development and a director, will receive a bonus of $[    •    ] and [    •    ], respectively, assuming an initial public offering price of $[    •    ] per share, which is the midpoint of the price range set forth on the cover of this prospectus. In addition, each of Messrs. Jenkins, our vice president—specialty products, Riesenburger, Romano, Rossi, our vice president—fresh food operations, Ruetsch Venezia and Weiner, our vice president—organic groceries, will receive a bonus of $[    •    ], $[    •    ], $[    •    ], $[    •    ], $[    •    ], $[    •    ] and $[    •    ], respectively, assuming an initial public offering price of $[    •    ] per share, which is the midpoint of the price range set forth on the cover of this prospectus, upon consummation of this offering, pursuant to their employment agreements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth information regarding the beneficial ownership of our common stock as of [    •    ], 2012, after giving effect to the Exchange, and the anticipated beneficial ownership percentages immediately following this offering, by:

  •
  each person or group who is known by us to own beneficially more than 5% of our outstanding shares of common stock;

  •
  each of our NEOs; and

  •
  all of our executive officers and directors as a group.

        For further information regarding material transactions between us and certain of our stockholders or their affiliates, see "Certain Relationships and Related Party Transactions."

        Each stockholder's percentage ownership before the offering is based on [    •    ] shares of our common stock outstanding as of [    •    ], 2012, as adjusted to give effect to the Exchange. Each stockholder's percentage ownership after the offering is based on [    •    ] shares of our common stock outstanding immediately after the completion of this offering. We have granted the underwriters an option to purchase up to an aggregate of [    •    ] additional shares of our Class A common stock from us to cover over-allotments, if any, and the table below assumes no exercise of that option.

        Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Fairway Group Holdings Corp., 2284 12th Avenue, New York, New York 10027.

	Shares of Class B Common Stock Beneficially Owned Prior to this Offering				Shares of Class B Common Stock Beneficially Owned After this Offering
	Number		Percent		Number		Percent
5% Stockholders:
Funds managed by affiliates of Sterling Investment Partners L.P.(1)				%				%
Daniel Glickberg		(2)				(2)
Named Executive Officers and Directors:
Herbert Ruetsch
Daniel Glickberg		(2)				(2)
Howard Glickberg		(3)				(3)
William E. Sanford
Charles W. Santoro(4)
William Selden(4)
Michael Barr
Stephen Key(6)
Farid Suleman(7)
All current directors and executive officers as a group ([•] persons)		(5)%				(5)%

(1)
Represents [    •    ] shares and warrants to purchase [    •    ] shares held directly by Sterling Investment Partners, L.P. ("Fund I"), [    •    ] shares and warrants to purchase [    •    ] shares held directly by Sterling Investment Partners Side-By-Side, L.P. ("SBS I"), [    •    ] shares and warrants to purchase [    •    ] shares held directly by Sterling Investment Partners II, L.P. ("Fund II"), and [    •    ] shares and warrants to purchase [    •    ] shares held directly by Sterling Investment Partners Side-By-Side II, L.P. ("SBS II" and together with Fund I, SBS I and Fund II, the "Sterling Funds"). Messrs. Santoro and Selden are managing members of the general partner of each of the Sterling Funds. Each of Fund I, SBS I, Fund II and SBS II expressly disclaim beneficial ownership of any securities in which they do not have a pecuniary interest. The address of each of the Sterling Funds is c/o Sterling Investment Partners, 285 Riverside Avenue, Suite 300, Westport, CT, 06880.

(2)
Includes warrants to purchase [    •    ] shares.

(3)
Consists of warrants to purchase [    •    ] shares. Does not include shares of common stock owned by Mr. Glickberg's sister, son or daughter.

(4)
Includes [    •    ] shares and warrants to purchase [    •    ] shares beneficially owned by the Sterling Funds. As a member of the general partner of each Sterling Fund, each of Messrs. Santoro and Selden has shared voting and investment power with respect to, and therefore may be deemed to be the beneficial owner of, the shares beneficially owned by the Sterling Funds. Each of Messrs. Santoro and Selden disclaims beneficial ownership of the shares beneficially owned by the Sterling Funds, other than the shares attributable to his limited and general partnership interest therein.

(5)
Includes warrants to purchase [    •    ] shares.

(6)
Mr. Key has a less than 1% capital commitment to each of SBS I and SBS II.

(7)
Mr. Suleman has a less than 1% capital commitment to SBS II.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Our board of directors currently is primarily responsible for developing and implementing processes and controls to obtain information from our directors, executive officers and significant stockholders regarding related-person transactions and then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in these transactions. Following this offering, we expect that our audit committee will be responsible for the review, approval and ratification of "related-person transactions" between us and any related person. Under SEC rules, a related person is an director, executive officer, nominee for director or beneficial holder of more than of 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. In the course of its review and approval or ratification of a related-person transaction, the audit committee will consider:

  •
  the nature of the related person's interest in the transaction;

  •
  the material terms of the transaction, including the amount involved and type of transaction;

  •
  the importance of the transaction to the related person and to our company;

  •
  whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

  •
  any other matters the audit committee deems appropriate.

        Any member of the audit committee who is a related person with respect to a transaction under review will not be able to participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

        Other than compensation agreements and other arrangements which are described under "Executive Compensation," and the transactions described below, since March 29, 2010, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

Transactions with Howard Glickberg

  Real Estate Leases

        Howard Glickberg, one of our directors and executive officers, owns a one-third interest in entities which lease to us the premises at which a portion of our Broadway store is located, the premises at which our Harlem store, Harlem bakery and Harlem warehouse are located and the premises at which the parking lot for our Harlem store is located. The remainder of these entities is owned by Mr. Glickberg's former business partners (the "Former Partners"). Each lease commenced on January 18, 2007 and terminates on January 31, 2032, with two five-year renewal options. Each lease provides that the base rent is to be reset to fair market rent based upon the highest and best retail use of the premises (without reference to the lease), as of February 1, 2012, 2019, 2024 and 2029 and, if the renewal options are exercised, 2034 and 2039, subject to a cap on the amount of the increase in the base rent of (i) 150% of the first lease year annual base rent for the fair market adjustment as of February 1, 2012 and (ii) 200% of the sixth lease year annual base rent for the fair market adjustment as of February 1, 2017, and no cap thereafter. In all other years the annual base rent is to be increased by an amount equal to the percentage increase in the consumer price index, subject to an annual 5% cap. Annual base rent payable under these leases during the lease years ended January 31, 2011 and 2012 aggregated $2.52 million and $2.55 million, respectively. During fiscal 2010, fiscal 2011 and fiscal 2012, rental payments (excluding maintenance and taxes that we are obligated to pay) under these leases aggregated $2,519,755, $2,525,583 and $2,569,403, respectively. The leases for these premises provide that if we and the landlord are unable to agree upon the fair market rent, it will be determined by "baseball" style arbitration, where we propose a fair market rent for each property and the landlord proposes a fair market rent for each property and a neutral arbitrator chooses either our proposal or the landlord's proposal. The landlords' proposed annual fair market base rent for these properties aggregates $4.8 million, while our proposal aggregates $3.7 million. We cannot predict the outcome of any arbitration; however, if the arbitrator chooses the amounts proposed by our landlord, it could have an adverse effect on our results of operations and gross margin.

        Mr. Glickberg also owns a 16.67% interest in the landlord for the premises where our Red Hook store is located. The Former Partners own an additional 33.33% interest in the landlord. The initial term of the lease commenced on May 1, 2006 (with rent payments commencing on November 1, 2006) and expired October 31, 2011. We exercised the first of our four five-year renewal options and the current expiration date for the lease is October 31, 2016. Upon any exercise of a renewal option, the annual base rent is to be reset to fair market rent based upon the highest and best retail use of the premises. Annual base rent payable under this lease during the lease years ended October 31, 2010 and 2011 aggregated $850,000 and $863,063, respectively. During fiscal 2010, fiscal 2011 and fiscal 2012, rental payments (excluding taxes that we are obligated to pay) under the lease were $1,461,595, $1,421,151 and $1,421,151, respectively. As a result of our exercise of our first renewal option, the annual base rent must be reset to fair market value as of November 1, 2011. To date, we and the landlord have been unable to agree upon the fair market value. If we and the landlord cannot agree upon the fair market rent, it will be determined by arbitration. We cannot predict the outcome of any arbitration; however, if the arbitrator chooses an amount closer to the amount proposed by our landlord, it could have an adverse effect on our results of operations and gross margin.

        Mr. Glickberg also owns a 16.67% interest in the owner of a co-generation plant from which the Red Hook store purchases electricity, heated/chilled water, hot and cold potable water and sewer services. The Former Partners own an additional 33.33% interest in the owner of the co-generation plant. There is a disagreement between the parties regarding the applicable methodology to be used to calculate utility billings. We believe that the owner of the co-generation plant has overcharged us for utilities since our initial occupancy of the premises in December 2005. Since November 2008, we have not fully paid the utility invoices, but instead remitted lesser amounts based on the methodology that we believe represents the parties' original intentions with respect to the utility charge calculations. We believe that we will be successful in negotiating an amicable resolution of the outstanding utility issues between the parties. We also believe that the resolution of these issues will not have a material adverse effect on our financial condition and results of operations.

        Until July 2012, Mr. Ruetsch, our chief executive officer, performed certain financial and management functions for the entities that lease these properties to us.

  Subordinated Notes

        In January 2007, we issued to entities in which Mr. Glickberg had a one-third interest subordinated promissory notes in an aggregate principal amount of $22.0 million. The notes bore interest at a rate of 10% per annum, which rate was increased to 12% in April 2010, with the additional two percent paid in kind rather than cash, and were due January 18, 2015. In March 2011, we repaid these notes with borrowings under our senior credit facility, and in May 2011 we sold to Mr. Glickberg a subordinated promissory note in the aggregate principal amount of $7.3 million. This note bears interest at a rate of 12% per annum, of which 10% is paid in cash and 2% is paid in kind, and is due March 3, 2018.

  Employment Agreement

        See "Executive Compensation—Employment Agreements" for information regarding our employment agreement with Mr. Glickberg. See "Executive Compensation—IPO Bonuses" for

information regarding payments to the son and sister of Mr. Glickberg upon consummation of this offering.

  Signage

        In addition, we have the right to use the "LED" above our Harlem store, which sign is owned by 2328 On Twelfth, LLC. Although we do not pay for use of the sign, we pay the costs and expenses of operating the sign, primarily electricity and maintenance. We paid $30,866, $32,332 and $33,625 in fiscal 2010, fiscal 2011 and fiscal 2012, respectively, with respect to electricity and maintenance services for the LED sign.

Management Agreement with Sterling Advisers

        We are a party to a management agreement with Sterling Advisers, an affiliate of Sterling Investment Partners. Messrs. Santoro and Selden, two of our directors, are managing members of, and Mr. Barr, one of our directors is a principal of, Sterling Advisers. Pursuant to the agreement, Sterling Advisers agreed to consult with our board of directors and management on business and financial matters, including:

  •
  developing and implementing corporate strategy;

  •
  budgeting future corporate investments;

  •
  developing acquisition and divestiture strategies; and

  •
  subsequent debt and equity financings.

        Under the terms of the management agreement, we agreed to pay Sterling Advisers an annual fee of $1,258,584, which fee would be increased by $250,000 once our trailing twelve months earnings before interest, taxes, depreciation and amortization ("EBITDA") on a pro forma basis giving effect to any new store openings (commencing with the Stamford, CT store) and acquisitions consummated during the period exceeds $35 million, and increased by an additional $250,000 for each additional $5 million of trailing twelve months' EBITDA. The fee would also increase on a pro rata basis if funds affiliated with Sterling Advisers provided us with additional equity capital. The agreement provides that the annual fee will be suspended to the extent making such payments would violate our senior credit facility. In case payment of the annual fee is suspended, the annual fees payable to Sterling Advisers will accrue without interest until the event which caused the suspension is cured or waived, at which time we will resume paying the annual fee and the accrued fee will be paid to Sterling Advisers. Sterling Advisers is also entitled to specified fees in connection with certain merger and acquisition and financing transactions, including the offering being made hereby. We are also required to reimburse Sterling Advisers for its reasonable travel and other direct out-of-pocket expenses.

        The agreement provides for an initial five year term (ending October 2015) and will automatically renew for successive one-year terms as long as the current stockholders own at least 20% of our outstanding common stock.

        Pursuant to the agreement, we paid Sterling Advisers monitoring and transaction fees of $3,920,717, $6,186,340 and $3,293,737 in fiscal 2010, fiscal 2011 and fiscal 2012, respectively.

        The management agreement will terminate in connection with the closing of the offering upon our payment of $[    •    ] to Sterling Advisers, of which $[    •    ] will be paid in cash [and the remainder through the issuance of [    •    ] shares of Class B common stock, assuming an initial public offering price of $[    •    ] per share, which is the midpoint of the price range set forth on the cover of this prospectus].

Registration Rights Agreement

        We have entered into a Registration Rights Agreement with Sterling Investment Partners, Howard Glickberg, Harold Seybert, Herbert Ruetsch, Ray Venezia, Brian Riesenburger, Peter Romano, John Rossi, Steven Jenkins, Paul Weiner, Jerry Seybert, Will Sneddon, Randi Glickberg, Tom Hoover, Daniel Glickberg and Joanna Glickberg, who we refer to collectively as the "Stockholders."

        Sterling Investment Partners may at any time require that we register their shares under the Securities Act. Upon the request for a demand registration, we must notify the other Stockholders party to the Registration Rights Agreement of the request and give them the opportunity to request that their shares be included in the registration.

        We call the right to require us to register shares a "demand registration right" and the resulting registration a "demand registration." Sterling Investment Partners may request up to two long-form registrations of Registrable Securities (as defined in the Registration Rights Agreement) on Form S-1. In addition, the Stockholders may request an unlimited number of short-form registrations of Registrable Securities on Form S-3 after we have qualified for the use of Form S-3. Demand registrations will be short-form registrations whenever we are permitted to use Form S-3.

        The Stockholders can request to participate in registrations of any of our securities for sale by us or by a third-party other than in an initial public offering, in a demand registration or in a registration on a Form S-4 or Form S-8 or similar or successor forms. We call this right a "piggyback right" and the resulting registration a "piggyback registration."

        The registration rights outlined above are subject to conditions and limitations, including (i) the right of the underwriters to limit the number of shares to be included in a registration statement, and, with respect to demand registrations by Sterling Investment Partners, the right of Sterling Investment Partners to withdraw the registration statement.

        With respect to both demand registrations and piggyback registrations, if the offering is an underwritten offering, the Stockholder's right to include its Registrable Securities in such registration will be conditioned upon such stockholder's participation in the underwritten offering and entering into an underwriting agreement with the underwriters. If the Stockholder does not agree with the terms of the underwriting, it may withdraw its Registrable Securities from the registration.

        We are not required to effect a demand registration within six months after the effective date of a previous demand registration. We may also delay for a reasonable period not to exceed 120 days the filing of a registration statement for a demand registration if our board of directors determines that the filing of the registration statement would require disclosure of information not otherwise then required to be disclosed and that such disclosure would adversely affect any material business opportunity, transaction or negotiation then contemplated by us. The underwriters in any demand registration requested by Sterling Investment Partners will be selected by Sterling Investment Partners and must be reasonably acceptable to us.

        Other than underwriting discounts and commissions, we will pay all registration expenses in connection with a registration, including the expense of a single special counsel to the holders for each registration.

Equity Awards and Employment Agreements

        We have granted stock options or restricted stock to our executive officers and our directors. For a description of these equity awards, see "Executive Compensation—Equity Compensation Plans" and "Management—Director Compensation."

        We have entered into employment agreements with Nathalie Augustin, Aaron J. Fleishaker, Daniel Glickberg, Howard Glickberg, Kevin McDonnell, Brian Riesenburger, Peter Romano, Herbert Ruetsch,

Larry Santoro, Bill Sanford and Ray Venezia. Pursuant to these employment agreements, Messrs. Daniel Glickberg, Riesenburger, Romano, Ruetsch and Venezia will receive a bonus upon consummation of this offering. For more information regarding these agreements, see "Management—Director Compensation" and "Executive Compensation—Employment Agreements."

Employment Arrangements With Immediate Family Members of Our Executive Officers and Directors

        Larry Santoro, our Senior Vice President—Chief Administrative Officer, is the brother of Charles W. Santoro, our Chairman. During fiscal 2011 and 2012, Mr. L. Santoro served as a consultant and received consulting fees (including bonuses) aggregating $80,000 and $322,475, respectively. See "Executive Compensation—Employment Agreements."

        Mr. Daniel Glickberg, one of our vice presidents and a director, is the son of Howard Glickberg, our Vice Chairman of Development and a director. During fiscal 2010, 2011 and 2012, Mr. Daniel Glickberg received total compensation (including bonus and perquisites) aggregating $259,158, $336,210 and $283,723, respectively. See "Management—Director Compensation."

        Ms. Randi Glickberg, one of our vice presidents, is the sister of Howard Glickberg, our Vice Chairman of Development and a director. During fiscal 2010, 2011 and 2012, Ms. Randi Glickberg received total compensation (including bonus and perquisites) aggregating $360,021, $383,019 and $346,848, respectively.

        We also employ a nephew of Charles Santoro, our chairman, a son of Herbert Ruetsch, our chief executive officer, two brothers of Brian Riesenburger, our senior vice president—chief merchandising officer, a son of Peter Romano, our vice present—produce, two sons and a daughter of Ray Venezia, our senior vice president—perishable store operations, as well as the children and relatives of certain of our key employees. One of Mr. Riesenburger's brothers received annual salary, bonus and perquisites of $225,971 in fiscal 2012 and Mr. Romano's son received annual salary, bonus and perquisites of $140,604 in fiscal 2012.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facility

        In March 2011, we and our wholly-owned subsidiary Fairway Group Acquisition Company, as the borrower, entered into a senior secured credit facility consisting of a $175 million term loan, which was increased to $200 million in December 2011 (the "Term Facility"), and a $25 million revolving credit facility, which was increased to $35 million in July 2012 and includes a $25 million letter of credit subfacility (the "Revolving Facility" and together with the Term Facility, the "Credit Facility") with the Term Facility maturing in March 2017 and the Revolving Facility maturing in March 2016. We used the proceeds from the Term Facility to repay our existing senior debt, the subordinated notes we issued in connection with our acquisition of the four Fairway stores in 2007 and to finance our growth. Cash borrowings under the Revolving Facility cannot exceed $25 million, and cash borrowings and letters of credit under the Revolving Facility cannot exceed $35 million. Affiliates of certain of the underwriters participate as lenders under the Credit Facility, and Credit Suisse AG, an affiliate of Credit Suisse Securities (USA) LLC, acts as administrative agent and collateral agent. Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies Finance LLC, an affiliate of Jefferies & Company, Inc., acted as joint bookrunners and lead arrangers of the Credit Facility, and Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, acted as syndication agent.

        Borrowings under the Credit Facility bear interest, at our option, at (i) adjusted LIBOR (subject to a 1.5% floor) plus 6% or (ii) an alternate base rate plus 5%. In addition, there is a fee payable quarterly in an amount equal to 1% per annum of the undrawn portion of the Revolving Facility, calculated based on a 360-day year. Interest is payable quarterly in the case of base rate loans and on maturity dates or every three months, whichever is shorter, in the case of adjusted LIBOR loans.

        All of the borrower's obligations under the Credit Facility are unconditionally guaranteed (the "Guarantees") by us and each of our direct and indirect subsidiaries (other than the borrower and any future unrestricted subsidiaries as we may designate, at our discretion, from time to time) (the "Guarantors"). Additionally, the Credit Facility and the Guarantees are secured by a first-priority perfected security interest in substantially all present and future assets of the borrower and each Guarantor, including accounts receivable, equipment, inventory, general intangibles, leases, intellectual property, investment property and intercompany notes among Guarantors.

        Mandatory prepayments under the Credit Facility are required with (i) 50% of adjusted excess cash flow (which percentage will decrease to 25% upon achievement and maintenance of a leverage ratio of less than 2.5:1.0, and to 0% upon achievement and maintenance of a leverage ratio of less than 2.0:1.0); (ii) 100% of the net cash proceeds of assets sales or other dispositions of property by us and our restricted subsidiaries (subject to certain exceptions and reinvestment provisions); and (iii) 100% of the net cash proceeds of issuances, offerings or placements of debt obligations (subject to certain exceptions).

        The Credit Facility contains customary affirmative covenants, including (i) maintenance of legal existence and compliance with laws and regulations; (ii) delivery of consolidated financial statements and other information; (iii) maintenance of properties in good working order; (iv) payment of taxes; (v) delivery of notices of defaults, litigation, ERISA events and material adverse changes; (vi) maintenance of adequate insurance; and (vii) inspection of books and records.

        The Credit Facility also contains customary negative covenants, including restrictions on (i) the incurrence of additional debt; (ii) liens and sale-leaseback transactions; (iii) loans and investments; (iv) guarantees and hedging agreements; (v) the sale, transfer or disposition of assets and businesses; (vi) dividends on, and redemptions of, equity interests and other restricted payments; (vii) transactions with affiliates; (viii) changes in the business conducted by us; (ix) payment or amendment of subordinated debt and organizational documents; and (x) maximum capital expenditures. We are also required to comply with the following financial covenants: (i) a maximum total leverage ratio and (ii) a minimum cash interest coverage ratio.

        Events of default under the Credit Facility include:

  •
  failure to pay principal, interest, fees or other amounts under the Credit Facility when due, taking into account any applicable grace period;

  •
  any representation or warranty proving to have been incorrect in any material respect when made;

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  failure to perform or observe covenants or other terms of the Credit Facility subject to certain grace periods;

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  a cross-default and cross-acceleration with certain other debt;

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  bankruptcy events;

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  certain defaults under ERISA; and

  •
  the invalidity or impairment of any security interest.

        The foregoing is a brief summary of the material terms of the Credit Facility, and is qualified in its entirety by reference to the Credit Facility filed as an exhibit to the registration statement relating to this prospectus. See "Where You Can Find More Information."

Subordinated Note

        In May 2011, we sold to Mr. Howard Glickberg, our Vice Chairman of Development and a director, a subordinated promissory note in the aggregate principal amount of $7.3 million. This note bears interest at a rate of 12% per annum, of which 10% is paid in cash and 2% is paid in kind, and is due March 3, 2018. See "Certain Relationships and Related Party Transactions—Transactions with Howard Glickberg—Subordinated Note."

DESCRIPTION OF CAPITAL STOCK

        Upon the completion of our initial public offering, our authorized capital stock will consist of [    •    ] shares of Class A common stock, $0.001 par value per share, [    •    ] shares of Class B common stock, $0.001 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.001 par value per share. A description of the material terms and provisions of our restated certificate of incorporation and restated bylaws that will be in effect at the closing our initial public offering and affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to the form of our restated certificate of incorporation and the form of our restated bylaws to be adopted in connection with our initial public offering that will be filed with the registration statement relating to this prospectus.

        After giving effect to the reclassification of our outstanding common stock into shares of Class B common stock and the exchange of the [    •    ] shares of our outstanding preferred stock that are not redeemed with the proceeds of this offering into shares of Class B common stock in connection with our initial public offering, there were outstanding [    •    ] shares of our Class B common stock held by approximately [    •    ] stockholders. [In addition, we have issued options to purchase[    •    ] shares of our Class A common stock pursuant to our 2012 Equity Incentive Plan.]

Common Stock

  Dividend Rights

        Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine. See "Dividend Policy" for more information.

  Voting Rights

        The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share. The holders of our Class A common stock and Class B common stock vote together as a single class, unless otherwise required by law. Delaware law could require either holders of our Class A common stock or our Class B common stock to vote separately as a single class in the following circumstances:

  •
  if we were to seek to amend our certificate of incorporation to increase the authorized number of shares of a class of stock, or to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment; and

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  if we were to seek to amend our certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

        Stockholders do not have the ability to cumulate votes for the election of directors. Our restated certificate of incorporation and restated bylaws that will be in effect at the closing of our initial public offering will provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms, when the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of common stock. Our directors will be assigned by the then-current board of directors to a class when the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of common stock.

  No Preemptive or Similar Rights

        Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions, except for the conversion rights of the Class B common stock discussed below under "—Conversion."

  Right to Receive Liquidation Distributions

        Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

  Conversion

        The outstanding shares of Class B common stock are convertible at any time as follows: (1) at the option of the holder, a share of Class B common stock may be converted at any time into one share of Class A common stock or (2) upon the election of the holders of a majority of the then outstanding shares of Class B common stock, all outstanding shares of Class B common stock may be converted into shares of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, which occurs after the closing of our initial public offering, except for certain transfers described in our restated certificate of incorporation, including transfers to family members, trusts solely for the benefit of the stockholder or their family members, and partnerships, corporations, and other entities exclusively owned by the stockholder or their family members. Once converted or transferred and converted into Class A common stock, the Class B common stock will not be reissued. In addition, upon the date on which the number of outstanding shares of Class B common stock owned by Sterling Investment Partners represents less than 15% of the aggregate combined number of outstanding shares of Class A common stock and Class B common stock all outstanding shares of Class A common stock and Class B common stock shall convert automatically into a single class of common stock, and no additional shares of Class A common stock or Class B common stock will be issued.

Preferred Stock

        Upon the closing of our initial public offering, no shares of preferred stock will be outstanding, but we will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our Class A common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Options

        We have options to purchase [    •    ] shares of our Class A common stock outstanding pursuant to our 2012 Equity Incentive Plan.

Registration Rights

        See "Certain Relationships and Related Party Transactions—Registration Rights Agreement."

Anti-Takeover Provisions

        So long as the outstanding shares of our Class B common stock represent a majority of the combined voting power of common stock, Sterling Investment Partners will effectively control all matters submitted to our stockholders for a vote, as well as the overall management and direction of our company, which will have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

        After such time as the shares of our Class B common stock no longer represent a majority of the combined voting power of our common stock, the provisions of Delaware law, our restated certificate of incorporation and our restated bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

  Delaware Law

        Upon the closing of our initial public offering, we will be governed by the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation's assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation's outstanding voting stock, unless:

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  the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;

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  upon consummation of the transaction which resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock owned by directors who are also officers of the corporation; or

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  subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

        A Delaware corporation may "opt out" of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

  Restated Certificate of Incorporation and Bylaw Provisions

        Our restated certificate of incorporation and our restated bylaws will include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our company, even after such time as the shares of our Class B common stock no longer represent a majority of the combined voting power of our common stock, including the following:

  •
  Dual Class Stock.  As described above in "—Common Stock—Voting Rights," our restated certificate of incorporation provides for a dual class common stock structure, which provides Sterling Investment Partners with the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

  •
  Supermajority Approvals.  Our restated certificate of incorporation and restated bylaws do not provide that certain amendments to our restated certificate of incorporation or restated bylaws by stockholders will require the approval of two-thirds of the combined vote of our then-outstanding shares of Class A and Class B common stock. However, when we no longer have outstanding shares of our Class B common stock, certain amendments to our restated certificate of incorporation or restated bylaws by stockholders will require the approval of two-thirds of the combined vote of our then-outstanding shares of Class A and Class B common stock. This will have the effect of making it more difficult to amend our certificate of incorporation or restated bylaws to remove or modify certain provisions.

  •
  Board of Directors Vacancies.  Our restated certificate of incorporation and restated bylaws provide that stockholders may fill vacant directorships. When we no longer have outstanding shares of our Class B common stock, our restated certificate of incorporation and restated bylaws authorize only our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors is set only by resolution adopted by a majority vote of our entire board of directors. These provisions restricting the filling of vacancies will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

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  Classified Board.  Our board of directors will not initially be classified. Our restated certificate of incorporation and restated bylaws provide that when we no longer have outstanding shares of our Class B common stock, our board of directors will be classified into three classes of directors each of which will hold office for a three-year term. In addition, thereafter, directors may only be removed from the board of directors for cause. The existence of a classified board could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror.

  •
  Stockholder Action; Special Meeting of Stockholders.  Our restated certificate of incorporation provides that stockholders will be able to take action by written consent. When we no longer have outstanding shares of our Class B common stock, our stockholders will no longer be able to take action by written consent, and will only be able to take action at annual or special meetings of our stockholders. Stockholders will not be permitted to cumulate their votes for the election of directors. Our restated bylaws further provide that special meetings of our stockholders may be called only by a majority of our board of directors or the chairman of our board of directors.

  •
  Advance Notice Requirements for Stockholder Proposals and Director Nominations.  Our restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at any meeting of stockholders. Our restated bylaws also specify certain requirements regarding the form and content of a stockholder's notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders.

  •
  Issuance of Undesignated Preferred Stock.  Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Choice of Forum

        Our restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our restated certificate of incorporation or our restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies' certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Listing

        We intend to apply to list our common stock on [    •    ] under the symbol "[    •    ]".

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is [    •    ].

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our Class A common stock. Future sales of substantial amounts of our Class A common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our Class A common stock. We cannot predict the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of our stock prevailing from time to time.

Sale of Restricted Shares

        Upon completion of this offering, we will have [    •    ] shares of Class A common stock and [    •    ] shares of Class B common stock outstanding. Of these shares of common stock, the [    •    ] shares of Class A common stock being sold in this offering, plus any shares sold upon exercise of the underwriters' option to purchase additional shares, will be freely tradable without restriction under the Securities Act, except for any such shares held or acquired by an "affiliate" of ours, as that term is defined in Rule 144 promulgated under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below. The [    •    ] shares of Class B common stock held by our existing stockholders upon completion of this offering [, or [    •    ] shares if the underwriters exercise their option to purchase additional shares in full,] will be "restricted securities," as that phrase is defined in Rule 144, and may be resold only after registration under the Securities Act or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rule 144 and 701 under the Securities Act, which rules are summarized below. These remaining shares of common stock held by our existing stockholders upon completion of this offering will be available for sale in the public market after the expiration of the lock-up agreements described in "Underwriting," taking into account the provisions of Rules 144 and 701 under the Securities Act.

Rule 144

        In general, under Rule 144 as currently in effect, persons who became the beneficial owner of shares of our common stock prior to the completion of this offering may sell their shares upon the earlier of (1) the expiration of a six-month holding period, if we have been subject to the reporting requirements of the Exchange Act for at least 90 days prior to the date of the sale and have filed all reports required thereunder, or (2) the expiration of a one-year holding period. We believe that holders who acquired their common stock in connection with the Exchange will be permitted to "tack" the holding period of their preferred stock to the holding period of their common stock for purposes of establishing these six-month or one-year holding periods.

        At the expiration of the six-month holding period, assuming we have been subject to the Exchange Act reporting requirements for at least 90 days and have filed all reports required thereunder, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock, and a person who was one of our affiliates at any time during the three months preceding a sale would be entitled to sell, within any three-month period, a number of shares of common stock that does not exceed the greater of either of the following:

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  1% of the number of shares of our common stock then outstanding, which will equal approximately [    •    ] shares immediately after this offering, assuming an initial public offering price of $[    •    ] per share, which is the midpoint of the price range set forth on the cover of this prospectus, or

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  the average weekly trading volume of our common stock on the exchange where we will list our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

        Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

        In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering, or who purchased shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares in reliance upon Rule 144 beginning 90 days after the date of this prospectus. If such person is not an affiliate, the sale may be made subject only to the manner-of-sale restrictions of Rule 144. If such a person is an affiliate, the sale may be made under Rule 144 without compliance with its one-year minimum holding period, but subject to the other Rule 144 restrictions.

Registration Rights

        As described above in "Certain Relationships and Related Party Transactions—Registration Rights Agreement," following the completion of this offering, subject to the 180-day lock-up period described above, holders of an aggregate of [    •    ] shares will be entitled, subject to certain exceptions, to certain rights with respect to the registration under the Securities Act of the shares of common stock held by them. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders could cause the price of the Class A common stock to fall. In addition, any demand to include such shares in our registration statements could have a material adverse effect on our ability to raise needed capital. We have not granted holders of our securities any registration rights other than pursuant to the Registration Rights Agreement.

Stock Plans

        We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock issued or reserved for issuance under our 2007 Equity Compensation Plan and [2012 Equity Incentive Plan]. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the SEC. Accordingly, shares registered under such registration statement will be available for sale in the open market following the effective date, unless such shares are subject to vesting restrictions with us, Rule 144 restrictions applicable to our affiliates or the lock-up restrictions described below.

Lock-Up Agreements

        We, each of our directors and executive officers and substantially all stockholders have agreed that, without the prior written consent of Credit Suisse Securities (USA) LLC, we and they will not (subject to certain exceptions), during the period ending 180 days after the date of this prospectus (subject to certain extensions):

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  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any other securities convertible into or exercisable or exchangeable for common stock; or

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  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. For additional information, see "Underwriting."

MATERIAL U.S. FEDERAL INCOME AND ESTATE
TAX CONSIDERATIONS TO NON-U.S. HOLDERS

        The following is a summary of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our Class A common stock to a non-U.S. holder that purchases shares of our Class A common stock in this offering. This summary applies only to a non-U.S. holder that holds our Class A common stock as a capital asset, within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). For purposes of this summary, a "non-U.S. holder" means any beneficial owner of our Class A common stock other than:

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  a citizen or individual resident of the United States, as defined for U.S. federal income tax purposes;

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  a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in the United States or under the laws of the United States or any political subdivision thereof;

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  an estate whose income is subject to U.S. federal income tax regardless of its source;

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  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes; or

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  a partnership.

        In the case of a holder that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership holding our common stock, then you should consult your own tax advisor.

        This summary is based upon the provisions of the Code, the regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law, possibly with retroactive application, will not alter significantly the tax considerations that we describe in this summary. We have not sought and do not plan to seek any ruling from the U.S. Internal Revenue Service, or the "IRS," with respect to statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

        This summary does not address all aspects of U.S. federal income taxes that may be relevant to non-U.S. holders in light of their personal circumstances, and does not address federal taxes, other than the U.S. federal income tax, and the U.S. federal estate tax or non-U.S., state or local tax considerations. Special rules, not discussed here, may apply to certain non-U.S. holders, including:

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  former citizens or residents of the U.S.;

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  brokers or dealers in securities;

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  persons who hold our common stock as a position in a "straddle," "conversion transaction" or other risk reduction transaction;

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  persons who have engaged in swaps or other derivative transactions with respect to our common stock;

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  controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax;

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  tax-exempt organizations;

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  banks, insurance companies, or other financial institutions; and

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  investors in pass-through entities that are subject to special treatment under the Code.

        Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

        If you are considering the purchase of our Class A common stock, you should consult your own tax advisor concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our Class A common stock, as well as the consequences to you arising under U.S. tax laws other than the federal income tax law or under the laws of any other taxing jurisdiction.

Dividends

        Any distribution of cash or property (other than certain distributions of stock) with respect to our common stock (and certain redemptions that are treated as distributions with respect to common stock) will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by you within the U.S. and, where a tax treaty applies, which are generally attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements including delivery of a properly executed IRS Form W-8ECI must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        If the amount of a distribution paid on our common stock exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among each share of common stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of your adjusted tax basis in each such share, and thereafter as capital gain from a sale or other disposition of such share of common stock that is taxed to you as described below under the heading "Gain on Disposition of Class A Common Stock." Your adjusted tax basis is generally the purchase price of such shares, reduced by the amount of any such tax-free returns of capital.

        If you wish to claim the benefit of an applicable treaty rate to avoid or reduce withholding of U.S. federal income tax for non-effectively connected dividends, then you must (a) provide the withholding agent with a properly completed IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and are eligible for treaty benefits, or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that act as intermediaries (including partnerships).

        If you are eligible for a reduced rate of U.S. federal income tax pursuant to an income tax treaty, then you may obtain a refund or credit of any excess amounts withheld by filing timely an appropriate claim with the IRS.

Gain on Disposition of Class A Common Stock

        You generally will not be subject to U.S. federal income tax with respect to gain realized on the sale or other taxable disposition of our common stock, unless:

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  the gain is effectively connected with a trade or business you conduct in the U.S., and, in cases in which certain tax treaties apply, is attributable to a U.S. permanent establishment;

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  if you are an individual, you are present in the U.S. for 183 days or more in the taxable year of the sale or other taxable disposition, and you have a "tax home" (as defined in the Code) in the U.S.; or

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  we are or have been during a specified testing period a "U.S. real property holding corporation" for U.S. federal income tax purposes, and certain other conditions are met.

        Generally, we will be a "U.S. real property holding corporation" if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market values of our worldwide real property interests and other assets used or held for use in a trade or business, all as determined under applicable U.S. Treasury regulations. We believe that we have not been and are not, and we do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes. Even if we are treated as a "U.S. real property holding corporation," gain realized by you on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) you owned, directly, indirectly and constructively, no more than 5% of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) your holding period and (2) our common stock is regularly traded on an established securities market (as determined under the Code). There can be no assurance that our Class A common stock will continue to qualify as regularly traded on an established securities market.

        If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. Such gains from the sale of shares that have been held for more than 12 months may be taxed at reduced rates. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you generally are not considered a resident of the U.S.) but may not be offset by any capital loss carryovers. If you are a foreign corporation described in the first bullet point above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding Tax

        We must report annually to the IRS and to you the amount of dividends paid to you and the amount of tax, if any, withheld with respect to such dividends. The IRS may make this information available to the tax authorities in the country in which you are resident.

        In addition, you may be subject to information reporting requirements and backup withholding tax (currently at a rate of 28% and scheduled to increase to 31% for taxable years 2013 and thereafter) with respect to dividends paid on, and the proceeds of disposition of, shares of our common stock, unless, generally, you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption. Additional rules relating to information reporting requirements and backup withholding tax with respect to payments of the proceeds from the disposition of shares of our common stock are as follows:

  •
  If the proceeds are paid to or through the U.S. office of a broker, the proceeds generally will be subject to backup withholding tax and information reporting, unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections, or a "U.S.-related person," information reporting and backup withholding tax generally will not apply.

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person, the proceeds generally will be subject to information reporting (but not to backup withholding tax), unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding tax rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the IRS.

Federal Estate Tax

        Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be included in the individual's gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable treaty provides otherwise.

Legislation Affecting Taxation of Class A Common Stock Held By or Through Foreign Entities

        Legislation enacted in March 2010 generally will impose a withholding tax of 30% on dividend income from our common stock and the gross proceeds of a disposition of our common stock paid to a "foreign financial institution", unless such institution enters into an agreement with the U.S. government to withhold on certain payments and collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). For this purpose, a "foreign financial institution" is a non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) as a substantial portion of its business, holds financial assets for the account of others, or (iii) is engaged (or holding itself out as being engaged) primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest (including a futures or forward contract or option) in such securities, partnership interests, or commodities. Absent any applicable exception, this legislation also generally will impose a withholding tax of 30% on dividend income from our common stock and the gross proceeds of a disposition of our common stock paid to a foreign entity that is not a foreign financial institution unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly own more than 10% of the entity. Under certain circumstances, a non-U.S. holder of our common stock might be eligible for refunds or credits of such taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. IRS Guidance issued in July 2011 indicates that regulations will be enacted that will provide that withholding will only be made on payments of dividends made on or after January 1, 2014, and on other withholdable payments (including payments of gross proceeds) made on or after January 1, 2015. Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in our common stock.

        THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR CLASS A COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated [    •    ], 2012, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Jefferies & Company, Inc. and William Blair & Company, L.L.C. are acting as representatives, the following respective numbers of shares of Class A common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Jefferies & Company, Inc.
William Blair & Company, L.L.C.

Total

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of Class A common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to [    •    ] additional shares of Class A common stock at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of Class A common stock.

        The underwriters propose to offer the shares of Class A common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $[    •    ] per share. The underwriters and selling group members may allow a discount of $[    •    ] per share on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

        The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting Discounts and Commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$

        The underwriters have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of common stock being offered.

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 180 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

        Our officers and directors and substantially all our stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 180 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

        We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        We have applied to list the shares of Class A common stock on [    •    ] under the symbol "[    •    ]".

        In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of the Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on [    •    ] or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Relationships with the Underwriters

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In particular, under our senior credit facility, Credit Suisse AG, an affiliate of Credit Suisse Securities (USA) LLC, acts as administrative agent, collateral agent and a lender, Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, serves as syndication agent and a lender and Jefferies Finance LLC, an affiliate of Jefferies & Company, Inc., is a lender. Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies Finance LLC acted as joint bookrunners and joint lead arrangers. Credit Suisse AG, Bank of America, N.A. and Jefferies Finance LLC will receive a portion of the net proceeds of this offering if any such net proceeds are used for the repayment of indebtedness under the Credit Facility. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer.

Foreign Selling Restrictions

  Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), no offer of shares of our Class A common stock may be made to the public in that Relevant Member State other than:

  A.
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  B.
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

  C.
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

  provided that no such offer of shares of our Class A common stock shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person in a Relevant Member State who initially acquires any shares of our Class A common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares of our Class A common stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares of our Class A common stock acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares of our Class A common stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of our Class A common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of our Class A common stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

        We, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

        This prospectus has been prepared on the basis that any offer of shares of our Class A common stock in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of such shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares of our Class A common stock which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares of our Class A common stock in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares of our Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe such shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

  Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

  Notice to Prospective Investors in Switzerland

        The shares of our Class A common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of our Class A common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, Fairway, the shares of our Class A common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of our Class A common stock will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of shares of our Class A common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of our Class A common stock.

  Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of our Class A common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of our Class A common stock offered should conduct their own due diligence on such shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

LEGAL MATTERS

        The validity of the shares of Class A common stock offered by this prospectus will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York. The underwriters have been represented by Shearman & Sterling LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Fairway Group Holdings Corp. as of April 1, 2012 and April 3, 2011 and for each of the three fiscal years in the period ended April 1, 2012, included in this prospectus and registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our Class A common stock to be sold in this offering. The registration statement, including the attached exhibits, contains additional relevant information about us and our Class A common stock. The rules and regulations of the SEC allow us to omit from this document certain information included in the registration statement.

        You may read and copy the reports and other information we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that website is http://www.sec.gov. This reference to the SEC's website is an inactive textual reference only and is not a hyperlink.

        Upon completion of this offering, we will become subject to the reporting, proxy and information requirements of the Exchange Act, and as a result will be required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference room and the website of the SEC referred to above, as well as on our website, without charge, at http://www.fairwaymarket.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

        We intend to furnish our stockholders with annual reports containing audited financial statements and make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

TABLE OF CONTENTS

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Financial Statements
Consolidated Balance Sheets	F-3
Consolidated Statements of Operations	F-4
Consolidated Statements of Changes in Redeemable Preferred Stock and Stockholders' Deficit	F-5
Consolidated Statements of Cash Flows	F-6
Notes to Consolidated Financial Statements	F-7 - 32

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
    Fairway Group Holdings Corp.

        We have audited the accompanying consolidated balance sheets of Fairway Group Holdings Corp. (a Delaware corporation) and subsidiaries (the "Company") as of April 1, 2012 and April 3, 2011, and the related consolidated statements of operations, changes in redeemable preferred stock and stockholders' deficit, and cash flows for each of the three fiscal years in the period ended April 1, 2012. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fairway Group Holdings Corp. and subsidiaries as of April 1, 2012 and April 3, 2011, and the results of their operations and their cash flows for each of the three fiscal years in the period ended April 1, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Melville, New York
June 1, 2012

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

April 3, 2011 and April 1, 2012

	April 3, 2011	April 1, 2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$58,067	$30,172
Accounts receivable, net	2,751	2,282
Merchandise inventories	18,727	19,960
Income taxes receivable	557	709
Prepaid rent	1,628	2,533
Deferred financing fees	1,056	1,183
Prepaid expenses and other	1,647	2,062
Deferred income taxes	1,227	1,657

Total current assets	85,660	60,558
PROPERTY AND EQUIPMENT, NET	66,586	93,937
GOODWILL	95,412	95,412
INTANGIBLE ASSETS, NET	27,722	26,008
DEFERRED INCOME TAXES	20,570	28,837
OTHER ASSETS	17,715	16,838

Total assets	$313,665	$321,590

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Current portion of long-term debt	$15,438	$2,000
Accounts payable	22,344	26,016
Accrued expenses and other	12,907	14,841

Total current liabilities	50,689	42,857
NONCURRENT LIABILITIES
Long-term debt, net of current maturities (inclusive of amounts due to related parties of $21,021 and $7,333, respectively)	178,859	201,552
Other long-term liabilities	8,984	14,122

Total liabilities	238,532	258,531

COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK
Series A Preferred Stock, $0.001 par value per share, 43,058 shares authorized and 52,982 shares issued and outstanding (inclusive of cumulative deemed dividends of $9,873 and $17,786 at April 3, 2011 and April 1, 2012, respectively)	65,848	73,780
Series B Preferred Stock, $0.001 par value per share, 64,018 shares authorized, 64,016.98 issued and outstanding (inclusive of cumulative deemed dividends of $49,830 and $66,626 at April 3, 2011 and April 1, 2012, respectively)	113,847	130,643

Total redeemable preferred stock	179,695	204,423

STOCKHOLDERS' DEFICIT
Common Stock, $0.001 par value per share, 150,000 shares authorized, 103,456 and 105,473 shares issued and outstanding at April 3, 2011 and April 1, 2012, respectively	—	—
Accumulated deficit	(104,562)	(141,364)

Total stockholders' deficit	(104,562)	(141,364)

Total liabilities, redeemable preferred stock and stockholders' deficit	$313,665	$321,590

The accompanying notes are an integral part of these financial statements.

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

March 28, 2010, April 3, 2011 and April 1, 2012

	Fiscal Years Ended
	March 28, 2010	April 3, 2011	April 1, 2012
Net sales	$401,167	$485,712	$554,858
Cost of sales and occupancy costs (exclusive of depreciation and amortization)	271,599	326,207	368,728

Gross profit	129,568	159,505	186,130
Direct store expenses	85,840	109,867	132,446
General and administrative expenses	34,676	40,038	44,331
Store opening costs	3,949	10,006	12,688

(Loss) income from operations	5,103	(406)	(3,335)
Interest expense, net	13,787	19,111	16,918
Loss on early extinguishment of debt	2,837	13,931	—

Loss before income taxes	(11,521)	(33,448)	(20,253)
Income tax benefit	(4,426)	(14,860)	(8,304)

Net loss	(7,095)	(18,588)	(11,949)
Preferred stock dividends	16,655	20,433	24,728

Net loss attributable to common stockholders	$(23,750)	$(39,021)	$(36,677)

Basic and diluted net loss per common share	$(231.03)	$(381.71)	$(356.82)

Weighted average common shares outstanding	102,801	102,228	102,789

The accompanying notes are an integral part of these financial statements.

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Statements of Changes in Redeemable Preferred Stock and Stockholders' Deficit

(In thousands, except share amounts)

Fiscal years ended March 28, 2010, April 3, 2011 and April 1, 2012

	REDEEMABLE PREFERRED STOCK					STOCKHOLDERS' DEFICIT
	Series A Preferred Stock		Series B Preferred Stock
						Common Stock
								Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount	Total	Shares	Amount			Total
Balance at March 29, 2009	20,620	$34,098	64,016.98	$86,632	$120,730	102,673	$—	$—	$(41,792)	$(41,792)
Issuance of common stock	—	—	—	—	—	257	—	—	—	—
Issuance of preferred stock, net of issuance costs	9,650	9,409	—	—	9,409	—	—	—	—	—
Deemed dividends on preferred stock	—	3,914	—	12,741	16,655	—	—	—	(16,655)	(16,655)
Purchase of treasury stock	—	—	—	—	—	(517)	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	(7,095)	(7,095)

Balance at March 28, 2010	30,270	47,421	64,016.98	99,373	146,794	102,413	—	—	(65,542)	(65,542)
Issuance of common stock	—	—	—	—	—	1,094	—	1	—	1
Issuance of preferred stock, net of issuance costs	12,788	12,468	—	—	12,468	—	—	—	—	—
Deemed dividends on preferred stock		5,959	—	14,474	20,433	—	—	(1)	(20,432)	(20,433)
Purchase of treasury stock	—	—	—	—	—	(51)	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	(18,588)	(18,588)

Balance at April 3, 2011	43,058	65,848	64,016.98	113,847	179,695	103,456	—	—	(104,562)	(104,562)
Issuance of common stock	—	—	—	—	—	2,431	—	3	—	3
Purchase of treasury stock	—	—	—	—	—	(414)	—	—	—	—
Non-cash stock compensation expense	—	—	—	—	—	—	—	437	—	437
Deemed dividends on preferred stock	—	7,932	—	16,796	24,728	—	—	(440)	(24,288)	(24,728)
Unamortized discount related to prepayment of related party debt, net of income taxes	—	—	—	—	—	—	—	—	(565)	(565)
Net loss	—	—	—	—	—	—	—	—	(11,949)	(11,949)

Balance at April 1, 2012	43,058	$73,780	64,016.98	$130,643	$204,423	105,473	$—	$—	$(141,364)	$(141,364)

The accompanying notes are an integral part of these financial statements.

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

Fiscal years ended March 28, 2010, April 3, 2011 and April 1, 2012

	Fiscal Years Ended
	March 28, 2010	April 3, 2011	April 1, 2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(7,095)	$(18,588)	$(11,949)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Loss on early extinguishment of debt	2,837	13,931	—
Deferred income taxes	(4,930)	(14,578)	(8,304)
Deferred rent	—	5,317	6,196
Depreciation and amortization of property and equipment	8,942	13,277	17,177
Amortization of intangibles	981	1,000	1,714
Amortization of discount on term loans and subordinated notes	448	660	339
Amortization of deferred financing fees	758	1,654	1,108
Amortization of prepaid rent	311	311	311
Non-cash stock compensation expense	—	—	437
Changes in operating assets and liabilities
Accounts receivable	(541)	(1,632)	469
Merchandise inventories	(2,067)	(4,049)	(1,233)
Prepaid expenses and other	(7)	(2,381)	(1,604)
Other assets	(1,539)	(2,428)	(398)
Accounts payable	1,486	3,654	3,672
Accrued expenses and other	(1,105)	(2,915)	2,572
Other long-term liabilities	1,420	(230)	(1,690)

Net cash provided by (used in) operating activities	(101)	(6,997)	8,817

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(21,658)	(27,797)	(44,528)

Net cash used in investing activities	(21,658)	(27,797)	(44,528)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of issuance costs	95,224	173,535	31,688
Payments on long-term debt	(76,095)	(115,738)	(23,875)
Proceeds from issuance of common stock	—	1	3
Proceeds from issuance of preferred stock, net of issuance costs	9,409	12,468	—

Net cash provided by financing activities	28,538	70,266	7,816

Net (decrease) increase in cash and cash equivalents	6,779	35,472	(27,895)
Cash and cash equivalents—beginning of fiscal year	15,816	22,595	58,067

Cash and cash equivalents—end of fiscal year	$22,595	$58,067	$30,172

Cash paid during the fiscal year for
Interest	$13,781	$16,106	$16,403

Income taxes	$30	$442	$193

The accompanying notes are an integral part of these financial statements.

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 28, 2010, April 3, 2011 and April 1, 2012

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business and Organization

        Fairway Group Holdings Corp. was incorporated in the State of Delaware on September 29, 2006 and is majority owned by investment funds managed by Sterling Investment Partners L.P. and affiliates (collectively, "Sterling").

        Fairway Group Holdings Corp. and subsidiaries (the "Company" or "Fairway") operates in the retail food industry, selling fresh, natural and organic products, prepared foods and hard to find specialty and gourmet offerings along with a full assortment of conventional groceries. The Company operates two stores on the West Side of Manhattan, NY, a store in Plainview, Long Island, a store in Brooklyn, NY (constituting the acquired four retail food store operations); a store in Paramus, NJ which opened in March 2009, a store on the Upper East Side of Manhattan which opened in July 2011 and a store in Douglaston, Queens which opened in November 2011. The Company opened a grocery retail store and a wine and spirits store in Pelham Manor, NY in April 2010 and May 2010, respectively, and a grocery retail store and wine and spirits store in Stamford, CT in November 2010 and December 2010, respectively.

        In January 2007, the Company purchased substantially all of the assets and assumed substantially all of the liabilities from entities under common control constituting the aforementioned acquired four retail food store operations. The consideration paid for the acquisition consisted of $97.4 million in cash, $2.4 million paid approximately two years from the date of the acquisition, 10% subordinated promissory notes in the aggregate principal amount of $22 million, recorded by the Company at fair value of $20 million, 19.9% of the issued and outstanding common and preferred stock of the Company having a value of approximately $12.7 million and transaction costs of approximately of $7.2 million.

        The Company has determined that it has one reportable segment. Substantially all of the Company's revenue comes from the sale of items at its retail food stores.

Principles of Consolidation

        The consolidated financial statements include the accounts of Fairway Group Holdings Corp. and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Year

        The Company has selected a fiscal year ending on the Sunday closest to March 31. These financial statements are presented for the fiscal years ended March 28, 2010 (52 weeks), April 3, 2011 (53 weeks) and April 1, 2012 (52 weeks).

Cash and Cash Equivalents

        The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. Cash and cash equivalents include cash on hand, cash on deposit with banks and receipts from credit and debit card sales transactions which settle within a few days of year end. The amount of credit and debit card sales transactions included within cash and cash

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

March 28, 2010, April 3, 2011 and April 1, 2012

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

equivalents as of April 3, 2011 and April 1, 2012 was approximately $5.8 million and $6.9 million, respectively.

Merchandise Inventories

        Inventories are stated at the lower of cost or market with cost determined under the retail method, which approximates first-in, first-out ("FIFO"). Under the retail method, the valuation of inventories at cost and resulting gross margins are determined by applying a cost-to-retail ratio for various groupings of similar items to the retail value of inventories. Inherent in the retail inventory method calculations are certain management judgments and estimates, including shrinkage, which could impact the ending inventory valuation at cost as well as the resulting gross margins.

Vendor Allowances

        The Company recognizes vendor allowances including merchandise cost adjustments and merchandise volume related rebate allowances as a reduction of cost of sales during the fiscal years when earned.

Accounts Receivable and Allowance for Doubtful Accounts

        Accounts receivable are composed primarily of vendor rebates from the purchase of goods and are stated at historical cost. Included in accounts receivable are amounts due from employees totaling approximately $103,000 and $152,000 at April 3, 2011 and April 1, 2012, respectively. Management evaluates accounts receivable to estimate the amount of accounts receivable that will not be collected in the future and records the appropriate provision. The provision for doubtful accounts is recorded as a charge to operating expense and reduces accounts receivable. The estimated allowance for doubtful accounts is based primarily on management's evaluation of the aging of accounts receivable balances, the financial condition of its vendors and historical trends.

        The Company writes off accounts receivable balances when deemed to be uncollectible. Actual collections of vendor rebates could differ from management's estimates due to changes in future economic, industry or vendors' financial conditions. At April 3, 2011 and April 1, 2012, the allowance for doubtful accounts approximated $218,000 and $562,000, respectively.

Property and Equipment

        Additions to property and equipment are stated at cost.

        Renewals and improvements that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are expensed as incurred.

        Depreciation is computed under the straight-line method over the estimated useful lives of the assets.

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

March 28, 2010, April 3, 2011 and April 1, 2012

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Upon retirement or disposition of property and equipment, the applicable cost and accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the results of operations. The estimated useful lives of property and equipment are as follows:

Equipment	3-7 years
Furniture and fixtures	5 years
Leasehold improvements	The shorter of 10 years or the remaining term of the lease

Goodwill and Other Intangibles Assets

        The Company accounts for goodwill and other intangible assets in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic No. 350—Intangibles—Goodwill and Other. Accordingly, goodwill and identifiable intangible assets with indefinite lives are not amortized, but instead are subject to annual testing for impairment.

        Goodwill is tested for impairment on an annual basis or between annual tests if an event occurs or circumstances change that would reduce the fair value below its carrying amount. The Company performs this test at the end of each fiscal year. The Company is required to perform a second step if there is an indication that the goodwill may be impaired. In this step, the Company compares the implied fair value of goodwill with the carrying amount of goodwill. The implied fair value of goodwill is determined by allocating the fair value of the assets (recognized and unrecognized) and liabilities of the Company in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of goodwill. Based on this annual impairment analysis, there was no impairment of goodwill as of March 28, 2010, April 3, 2011 and April 1, 2012.

        The Company tests intangible assets that are not subject to amortization for impairment annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company tests indefinite-lived assets using a two-step approach. The first step is to determine if the fair value of the asset exceeds the carrying value. The second step measures the amount of impairment, if applicable. The Company uses an undiscounted cash flow analysis to complete the first step in the process. The amount of the impairment loss, if any, is measured as the difference between the net book value of the asset and its estimated fair value. There was no impairment as of March 28, 2010, April 3, 2011 and April 1, 2012.

        To estimate the fair value of the Company, the Company considered an income approach and a market approach. The income approach is based on a discounted cash flow analysis ("DCF") and calculates the fair value by estimating the after-tax cash flows attributable to the Company and then discounting the after-tax cash flows to a present value using a risk-adjusted discount rate. Assumptions used in the DCF require the exercise of significant judgment, including judgment about appropriate discount rates and terminal values, growth rates, and the amount and timing of expected future cash flows. The forecasted cash flows are based on current plans and for years beyond that plan, the estimates are based on assumed growth rates. The Company believes the assumptions are consistent with the plans and estimates used to manage the business. The discount rates, which are intended to reflect the risks inherent in future cash flow projections, used in the DCF are based on estimates of the

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

March 28, 2010, April 3, 2011 and April 1, 2012

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

weighted-average cost of capital ("WACC") of a market participant. Such estimates are derived from the Company's analysis of peer companies and considers the industry weighted average return on debt and equity from a market participant perspective. The Company believes the assumptions used to determine the fair value are reasonable. If different assumptions were used, particularly with respect to forecasted cash flows or WACCs, different estimates of fair value may result and there could be the potential that an impairment charge could result. Actual operating results and the related cash flows of the Company could differ from the estimated operating results and related cash flows. The recoverability of goodwill may be impacted if estimated future operating cash flows are not achieved.

        A market approach values a business by considering the prices at which shares of capital stock of reasonably comparable companies are trading in the public market or the transaction price at which similar companies have been acquired. If comparable companies are not available, the market approach is not used.

        Relative weights are then given to the results of each of these approaches, based on the facts and circumstances of the business being valued. The use of multiple approaches (e.g. income and market approaches) is considered preferable to a single method. In the Company's case, 80% was weighted to the income approach because it generally provides a reliable estimate of value for an ongoing business which has a reliable forecast of operations, and 20% was weighted to the market approach. The income approach closely parallels investors' consideration of the future benefits derived from ownership of an asset.

Impairment of Long-Lived Assets

        ASC 360, "Impairment of Long-Lived Assets" requires that long-lived assets other than goodwill and other non-amortizable intangibles be reviewed for impairment whenever events such as unplanned negative cash flow or other adverse changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying amount of a long-lived asset is not recoverable and is greater than its fair value, the asset is impaired and an impairment loss must be recognized.

        The Company has concluded that the carrying amounts of its long-lived assets were recoverable as of March 28, 2010, April 3, 2011 and April 1, 2012.

Deferred Rent

        The Company leases stores, storage and production facilities and an administrative office under operating leases. These lease agreements generally include rent escalation clauses and rent holidays. The Company recognizes scheduled rent increases and rent holidays on a straight-line basis over the term of the respective leases.

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

March 28, 2010, April 3, 2011 and April 1, 2012

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

        Revenue is recognized at point of sale which is the time of sale. All discounts provided to customers by the Company are recorded as reductions of sales at the time of sale. Net sales exclude sales taxes.

Cost of Sales and Occupancy Costs

        Cost of sales includes the cost of merchandise inventories sold during the year (net of discounts and allowances), distribution and food preparation costs and shipping and handling costs. The Company receives various rebates from third party vendors in the form of purchase or sales volume discounts. Purchase volume discounts are calculated based on actual purchase volumes and are recognized as a reduction of cost of sales when the related merchandise is sold. Occupancy costs include store rental costs and property taxes.

Direct Store Expenses

        Direct store expenses consist of store-level expenses such as salaries and benefit costs for the store work force, supplies, store depreciation and store-specific marketing costs. Store-level labor costs are generally the largest component of direct store expenses.

General and Administrative Expenses

        General and administrative expenses consist primarily of non-store specific employee costs, corporate and marketing expenses, management fees, depreciation and amortization expense as well as other expenses associated with corporate headquarters, and expenses for accounting, information systems, legal, business development, human resources, purchasing and other administrative departments.

Store Opening Costs

        Store opening costs include rent expense incurred during construction of new stores and costs related to new location openings, including costs associated with hiring and training personnel, supplies and other miscellaneous costs. Rent expense is recognized upon taking possession of a store site, which generally ranges from three to six months before the opening of a store, although in some situations, the possession period can exceed twelve months. Store opening costs are expensed as incurred.

Income Taxes

        Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. Deferred tax assets and liabilities are adjusted to reflect changes in tax laws or rates in the period that includes the enactment date. The Company may recognize the tax benefit from an uncertain tax position if it is more likely than not that the tax position will be sustained by the taxing authorities based on technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

March 28, 2010, April 3, 2011 and April 1, 2012

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

settlement. Significant accounting judgment is required in determining the provision for income taxes and related accruals, deferred tax assets and liabilities. The Company believes that its tax positions are consistent with applicable tax law, but certain positions may be challenged by taxing authorities. In the ordinary course of business, there are transactions and calculations where the ultimate tax outcome is uncertain. In addition, the Company is subject to periodic audits and examinations by the Internal Revenue Service ("IRS") and other state and local taxing authorities. Although management believes that the estimates are reasonable, actual results could differ from these estimates.

        The Company does not have any material uncertain tax positions for the fiscal years ended March 28, 2010, April 3, 2011 and April 1, 2012.

Advertising

        Advertising and display costs are expensed as incurred and approximated $3.6 million, $4.7 million and $6.5 million for the fiscal years ended March 28, 2010, April 3, 2011 and April 1, 2012, respectively.

Concentrations of Credit Risks

        The Company's customers are consumers located primarily in the New York metropolitan area who purchase products at the Company's stores. Financial instruments which potentially subject the Company to concentrations of credit risk consist of accounts receivable. As of April 3, 2011 and April 1, 2012, there were no significant concentrations of accounts receivable or related credit risk.

        The Company maintains cash balances at financial institutions. Accounts at U.S. financial institutions are insured by the Federal Deposit Insurance Corporation up to $250,000. At April 3, 2011 and April 1, 2012, the balances exceeding this insurable limit approximated $51.8 million and $27.1 million, respectively.

Fair Value of Financial Instruments

        The Company applies the FASB guidance for "Fair Value Measurements." Under this standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the "exit price") in an orderly transaction between market participants at the measurement date.

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

March 28, 2010, April 3, 2011 and April 1, 2012

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In determining fair value, the Company uses various valuation approaches. The hierarchy of those valuation approaches is broken down into three levels based on the reliability of inputs as follows:

Level 1 —	Inputs that are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis. The valuation under this approach does not entail a significant degree of judgment.
Level 2 —
Inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates and yield curves observable at commonly quoted intervals or current market) and contractual prices for the underlying financial instrument, as well as other relevant economic measures.
Level 3 —
Inputs that are unobservable for the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

        The Company's non-financial assets measured at fair value on a non-recurring basis include goodwill and intangible assets. To measure fair value for such assets, the Company uses techniques including discounted expected future cash flows ("DCF") (Level 3 input). A discounted cash flow analysis calculates the fair value by estimating the after-tax cash flows attributable to a reporting unit or asset and then discounting the after-tax cash flows to a present value using a risk-adjusted discount rate. Assumptions used in the DCF require the exercise of significant judgment, including judgment about appropriate discount rates and terminal values, growth rates and the amount and timing of expected future cash flows.

        The carrying amount of the Company's interest rate cap agreement is measured at fair value, on a recurring basis, using a standard valuation model that incorporates inputs other than quoted prices that are observable. The Company's interest rate cap agreement was classified as Level 2 as of April 3, 2011 and April 1, 2012.

        The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair value due to short term maturities as of April 3, 2011 and April 1, 2012. The long-term debt (Note 7—Long-Term Debt) approximated fair value as of April 3, 2011 and April 1, 2012, because it has variable interest rates which reflect market changes to interest rates and contain variable risk premiums based on current market conditions.

Deferred Financing Fees

        The Company incurred approximately $6 million and $724,000 of deferred financing fees in the fiscal years ended April 3, 2011 and April 1, 2012, respectively, in conjunction with the debt refinancing

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

March 28, 2010, April 3, 2011 and April 1, 2012

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

discussed in Note 7. These costs are being deferred and amortized using the effective interest method over the life of the related debt instrument.

Net Loss Per Common Share

        Basic and diluted net loss per common share is calculated by dividing net loss attributable to common stockholders by the weighted average common shares outstanding for the fiscal year. Diluted net loss per common share is calculated by dividing net loss attributable to common stockholders by the weighted average common shares outstanding for the fiscal year plus the effect of any potential common shares that have been issued if these additional shares were dilutive. For all periods presented, basic and diluted net loss per common share are the same, as any additional common stock equivalents would be anti-dilutive.

        For the fiscal year ended March 28, 2010, there were 16,539 additional potentially dilutive shares of common stock which include 16,282 outstanding warrants and 257 restricted stock awards not vested.

        For the fiscal year ended April 3, 2011, there were 16,812 additional potentially dilutive shares of common stock which include 16,282 outstanding warrants and 530 restricted stock awards not vested.

        For the fiscal year ended April 1, 2012, there were 17,843 additional potentially dilutive shares of common stock which include 16,282 outstanding warrants and 1,561 restricted stock awards not vested.

Stock-Based Compensation

        The Company measures and recognizes stock-based compensation expense for all equity-based payment awards made to employees using estimated fair values. The fair value of the award that is ultimately expected to vest is recognized as compensation expense over the requisite service period. For awards with a change of control condition, an evaluation is made at the grant date and future periods as to the likelihood of the condition being met. Compensation expense is adjusted in future periods for subsequent changes in the expected outcome of the change of control conditions until the vesting date. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include net realizable value of merchandise inventories, valuation of long-lived assets (including goodwill and intangible assets), useful lives associated with amortization and depreciation of intangible assets, property and equipment, and valuation of deferred tax assets.

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

March 28, 2010, April 3, 2011 and April 1, 2012

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassifications

        Certain reclassifications have been made to the prior fiscal years' amounts to conform to the current fiscal year's presentation.

Derivative Instruments

        The Company utilizes derivative financial instruments to hedge its exposure to changes in interest rates. The Company does not use financial instruments or derivatives for any trading or other speculative purposes. Hedge effectiveness is measured by comparing the change in fair value of the hedged item to the change in fair value of the derivative instrument. The effective portion of the gain or loss of the hedge is recorded as other comprehensive income (loss) in the periods presented, if applicable. Any ineffective portion of the hedge, as well as amounts not included in the assessment of effectiveness, is recorded in the consolidated statements of operations under the caption "interest expense." The Company has not applied hedge accounting on its interest rate cap agreement.

Recently Issued Accounting Pronouncements

        In September 2011, the FASB issued Accounting Standards Update ("ASU") No. 2011-08—Intangibles—Goodwill and Other (ASC Topic No. 350)—Testing Goodwill for Impairment. The ASU simplifies how entities test for goodwill impairment. The ASU permits an entity to first assess the qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining if performing the two-step goodwill impairment test, as defined, is necessary. The ASU is effective for annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The Company does not believe that the adoption of this ASU will have a material impact on its consolidated financial statements.

        In September 2011, the FASB issued an amendment related to multiemployer pension plans. This amendment increases the quantitative and qualitative disclosures about an employer's participation in individually significant multiemployer plans that offer pension and other postretirement benefits. The guidance is effective for fiscal years ended after December 15, 2011. The Company has adopted the guidance and modified the disclosures surrounding its participation in multiemployer plans in Note 11—Multiemployer Plan and Employee Benefit Plan.

        In June 2011, the FASB amended its rules regarding the presentation of comprehensive income. The objective of this amendment is to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. Specifically, this amendment requires that all non-owner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The new rules were to become effective for interim and annual periods beginning after December 15, 2011. In December 2011, the FASB deferred certain aspects of this standard beyond the December 15, 2011 effective date, specifically the provisions dealing with reclassification adjustments. Because the standards only affect the display of comprehensive income and do not affect what is included in comprehensive income, the standards will not have a material effect on the Company's consolidated financial statements.

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

March 28, 2010, April 3, 2011 and April 1, 2012

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In May 2011, the FASB amended its standards related to fair value measurements and disclosures. The objective of the amendment is to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with GAAP. This amendment primarily changed the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements. In addition, the amendment clarified the FASB's intent about the application of existing fair value measurement requirements. The new standard also requires additional disclosures related to fair value measurements categorized within Level 3 of the fair value hierarchy and requires disclosure of the categorization in the hierarchy for items that are not recorded at fair value but as to which fair value is required to be disclosed. The new rules became effective for interim and annual periods beginning after December 15, 2011. The Company believes this new standard will not have a material effect on its consolidated financial statements.

        Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on its accompanying consolidated financial statements.

2. PROPERTY AND EQUIPMENT, NET

        Property and equipment consist of the following (in thousands):

	April 3, 2011	April 1, 2012
Leasehold improvements	$51,790	$77,838
Machinery and equipment	21,427	30,052
Computer equipment	16,228	23,081
Furniture and fixtures	6,913	8,771
Transportation equipment	115	233
Construction in process	5,141	6,167

Total property and equipment	101,614	146,142
Less accumulated depreciation	35,028	52,205

Property and equipment, net	$66,586	$93,937

        Depreciation expense for property and equipment included in direct store expenses for the fiscal years ended March 28, 2010, April 3, 2011 and April 1, 2012 was approximately $6.7 million, $10.0 million and $13.2 million, respectively.

        Depreciation expense for property and equipment included in general and administrative expenses for the fiscal years ended March 28, 2010, April 3, 2011 and April 1, 2012 was approximately $2.2 million, $3.3 million and $4.0 million, respectively.

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

March 28, 2010, April 3, 2011 and April 1, 2012

3. OTHER ASSETS

        Other assets consist of the following (in thousands):

	April 3, 2011	April 1, 2012
Prepaid rent, net	$8,553	$8,242
Deferred financing fees, net	4,847	4,314
Long-term deposits	3,848	3,915
Other	467	367

	$17,715	$16,838

        The prepaid rent, net balance represents the unamortized noncurrent portion of a $10.2 million payment made in January 2007 to the lessor of one of the Company's stores to extend the lease on that store through 2039 and is being amortized on a straight-line basis over the remaining term of the lease. Amortization of $311,000 was recorded in each of the fiscal years ended March 28, 2010, April 3, 2011 and April 1, 2012.

4. INTANGIBLE ASSETS, NET

        The Company's intangible assets consist of the following (in thousands):

	April 3, 2011
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Weighted Average Useful Life
Intangible assets:
Trade name	$23,600	$—	$23,600	indefinite
Favorable leases	7,370	3,668	3,702	8.4
Non-compete agreement	890	470	420	8

	$31,860	$4,138	$27,722

	April 1, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Weighted Average Useful Life
Intangible assets:
Trade name	$23,600	$—	$23,600	indefinite
Favorable leases	7,370	5,270	2,100	8.4
Non-compete agreement	890	582	308	8

	$31,860	$5,852	$26,008

        Amortization of intangible assets with finite lives amounted to approximately $981,000, $1.0 million and $1.7 million during the fiscal years ended March 28, 2010, April 3, 2011 and April 1, 2012, respectively.

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

March 28, 2010, April 3, 2011 and April 1, 2012

4. INTANGIBLE ASSETS, NET (Continued)

        The following is a schedule of the future amortization of the finite lived intangible assets as of April 1, 2012 for the fiscal years ending (in thousands):

March 31, 2013	$423
March 30, 2014	423
March 29, 2015	395
April 3, 2016	311
April 2, 2017	311
Thereafter	545

$2,408

5. ACCRUED EXPENSES AND OTHER

        Accrued expenses and other consist of the following (in thousands):

	April 3, 2011	April 1, 2012
Accrued compensation	$7,239	$7,391
Settlement liabililty	—	1,690
Accrued interest	1,634	717
Current portion of deferred rent	719	84
Other accrued expenses	3,315	4,959

	$12,907	$14,841

        Settlement liability relates to an employee termination agreement with a related party entered into during the fiscal year ended March 28, 2010. This amount is due in July 2012. This amount was classified as a long-term liability at April 3, 2011.

6. OTHER LONG-TERM LIABILITIES

        Other long-term liabilities consist of the following (in thousands):

	April 3, 2011	April 1, 2012
Deferred rent	$7,294	$14,122
Settlement liability	1,690	—

	$8,984	$14,122

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

March 28, 2010, April 3, 2011 and April 1, 2012

7. LONG-TERM DEBT

        A summary of long-term debt is as follows (in thousands):

	April 3, 2011	April 1, 2012
Credit facility, net of unamortized discount of $1,724 at April 3, 2011 and $1,906 at April 1, 2012	$173,276	$196,219
Subordinated promissory notes payable to related parties, net of unamortized discount of $979 at April 3, 2011	21,021	7,333

Total	194,297	203,552
Less current maturities	15,438	2,000

Long-term debt, net of current maturities	$178,859	$201,552

2011 Senior Credit Facility

        In March 2011, Fairway Group Holdings Corp. and its wholly-owned subsidiary, Fairway Group Acquisition Company, as the borrower, entered into a senior secured credit facility consisting of a $175 million term loan, which was increased to $200 million in December 2011 (the "2011 Term Facility") and a $25 million revolving credit facility, which includes a $15 million letter of credit sub-facility (the "2011 Revolving Facility" and together with the Term Facility, the "2011 Senior Credit Facility") with the 2011 Term Facility maturing in March 2017 and the 2011 Revolving Facility maturing in March 2016. The Company used the proceeds from the 2011 Term Facility to repay its existing senior debt, the subordinated notes issued in connection with the acquisition of the four Fairway stores in 2007 and to finance growth. Borrowings under the 2011 Senior Credit Facility bear interest, at the option of the Company, at (i) adjusted LIBOR (subject to a 1.5% floor) plus 6% or (ii) an alternate base rate plus 5%. In addition, there is a fee payable quarterly in an amount equal to 1% per annum of the undrawn portion of the 2011 Revolving Facility, calculated based on a 360-day year. Interest is payable quarterly in the case of base rate loans and on the maturity dates or every three months, whichever is shorter, in the case of adjusted LIBOR loans. At April 1, 2012, the interest rate was 7.5%.

        All of the borrower's obligations under the 2011 Senior Credit Facility are unconditionally guaranteed (the "Guarantees") by Fairway Group Holdings Corp. and subsidiaries (other than the borrower and any future unrestricted subsidiaries as the Company may designate, at its discretion, from time to time) (the "Guarantors"). Additionally, the 2011 Senior Credit Facility and the Guarantees are secured by a first-priority perfected security interest in substantially all present and future assets of the borrower and each Guarantor, including accounts receivable, property and equipment, merchandise inventories, general intangibles, leases, intellectual property, investment property and intercompany notes among Guarantors.

        Mandatory prepayments under the 2011 Senior Credit Facility are required with: (i) 50% of adjusted excess cash flow (which percentage shall be reduced to 25% upon achievement and maintenance of a leverage ratio of less than 2.5:1.0, and to 0% upon achievement and maintenance of a leverage ratio of less than 2.0:1.0); (ii) 100% of the net cash proceeds of asset sales or other dispositions of property by the Company and certain of its subsidiaries (subject to certain exceptions

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

March 28, 2010, April 3, 2011 and April 1, 2012

7. LONG-TERM DEBT (Continued)

and reinvestment provisions); and (iii) 100% of the net cash proceeds of issuances, offerings or placements of debt obligations (subject to certain exceptions).

        The 2011 Senior Credit Facility contains negative covenants, including restrictions on: (i) the incurrence of additional debt; (ii) liens and sale-leaseback transactions; (iii) loans and investments; (iv) guarantees and hedging agreements; (v) the sale, transfer or disposition of assets and businesses; (vi) dividends on, and redemptions of, equity interests and other restricted payments; (vii) transactions with affiliates; (viii) changes in the business conducted by the Company; (ix) payment or amendment of subordinated debt and organizational documents; and (x) maximum capital expenditures. The Company is also required to comply with the following financial covenants: (i) a maximum total leverage ratio and (ii) a minimum cash interest coverage ratio.

        The financial covenants of the 2011 Senior Credit Facility commenced with the reporting period ending July 3, 2011. The Company was in compliance with all applicable affirmative, negative and financial covenants of the 2011 Senior Credit Facility at April 1, 2012 and for the fiscal year then ended.

        The 2011 Senior Credit Facility resulted in the Company capitalizing deferred financing fees of approximately $6.0 million and $563,000 during the fiscal years ended April 3, 2011 and April 1, 2012, respectively, to be amortized over the life of the loan on the effective interest method. These costs included administrative fees, advisory fees, title fees, and legal and accounting fees.

        In connection with the early termination of the 2009 Senior Credit Facility as described below, the Company recorded a loss of approximately $13.9 million on the early extinguishment of debt during the fiscal year ended April 3, 2011. The loss included the write off of unamortized deferred financing fees of approximately $6.1 million and the unamortized discount of approximately $2.6 million, and the expensing of debt placement fees made in connection with the 2011 Senior Credit Facility of approximately $5.2 million.

        At April 1, 2012, the Company had $15.1 million of availability under the 2011 Revolving Facility, of which $5.1 million was available for letters of credit. At April 1, 2012, the Company had $9.9 million of letters of credit outstanding.

2009 Senior Credit Facility

        In December 2009, Fairway Group Holdings Corp. and its wholly-owned subsidiary, Fairway Group Acquisition Company, as the borrower, entered into a senior secured credit facility consisting of a $105 million term loan, which was increased to $115 million in November 2010 (the "2009 Term Facility") and a $9 million revolving credit facility, which included a $8 million letter of credit sub-facility (the "2009 Revolving Facility" and together with the 2009 Term Facility, the "2009 Senior Credit Facility") with the 2009 Term Facility maturing in October 2014 and the 2009 Revolving Facility maturing in April 2014. The Company used the proceeds from the 2009 Term Facility to repay existing senior debt and to finance growth. Borrowings under the 2009 Senior Credit Facility bore interest, at the option of the Company, at (i) adjusted LIBOR (subject to a 1.5% floor) plus 6% or (ii) an alternate base rate plus 5%. In addition, there was a fee payable quarterly in an amount equal to 1% per annum of the undrawn portion of the 2009 Revolving Facility, calculated based on a 360-day year.

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

March 28, 2010, April 3, 2011 and April 1, 2012

7. LONG-TERM DEBT (Continued)

Interest was payable quarterly in the case of base rate loans and on the maturity dates or every three months, whichever was shorter, in the case of adjusted LIBOR loans.

        All of the borrower's obligations under the 2009 Senior Credit Facility were unconditionally guaranteed by Fairway Group Holdings Corp. and its subsidiaries and secured by a first-priority perfected security interest in substantially all present and future assets of the borrower and each Guarantor, including accounts receivable, property and equipment, merchandise inventories, general intangibles, leases, intellectual property, investment property and intercompany notes among Guarantors.

        The 2009 Senior Credit Facility resulted in the Company capitalizing deferred financing fees of approximately $7.7 million to be amortized over the life of the loan on the effective interest method. These costs included administrative fees, advisory fees, title fees, and legal and accounting fees.

        In connection with the early termination of the Company's then existing senior debt, the Company recorded a loss of approximately $2.8 million on the early extinguishment of debt during the fiscal year ended March 28, 2010. The loss included a prepayment penalty fee of approximately $1.5 million, and the write off of the unamortized deferred financing fees of approximately $1.3 million.

        All outstanding balances of the 2009 Senior Credit Facility were fully paid at the closing of the 2011 Senior Credit Facility on March 3, 2011.

Subordinated Promissory Notes Payable to Related Parties

        On January 18, 2007, the Company entered into two subordinated promissory notes which were amended on January 10, 2010 and April 1, 2010 (the "Notes") for a total of $22 million with two corporations owned by two preferred stockholders of the Company and a third person (collectively, the owners of the four retail food store operations acquired by the Company in January 2007). The Notes were subordinated to the Company's senior debt and bore 10% interest per annum through March 31, 2010 and 12% interest per annum from April 1, 2010. The interest accrued equal to 10% of the principal amount was payable in cash on the last day of each quarter commencing from March 31, 2007. The interest accrued equal to 2% of the principal amount was payable on the Notes' maturity date. The outstanding principal balance of the Notes and accrued, unpaid interest was payable on the maturity date of January 18, 2015.

        In January 2007, the fair market value of these Notes was determined to be approximately $20 million, net of a discount of approximately $2.0 million, by using a discount rate yielding an interest rate of return of 13%. The amortization of the discount approximated $248,000, $263,000 and $21,000 during the fiscal years ended March 28, 2010, April 3, 2011 and April 1, 2012, respectively, and is reflected in the consolidated statements of operations as interest expense.

        As of April 3, 2011, the amount due to these related parties was approximately $22.5 million, including accrued interest of $462,000. On May 3, 2011, the Company prepaid, in full, the principal balance and accrued interest on the Notes, amounting to approximately $22 million and $700,000, respectively. Consequently, the unamortized discount of the Notes as of May 3, 2011 approximating $958,000 was reversed directly through accumulated deficit (net of income taxes) in fiscal 2012 as the debt between related entities emanated from a capital transaction.

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

March 28, 2010, April 3, 2011 and April 1, 2012

7. LONG-TERM DEBT (Continued)

        On May 13, 2011, for consideration received of approximately $7.3 million, the Company issued a subordinated promissory note to its chief executive officer at the time who was one of the individuals that owned the entities to which the Notes had been issued. The note is subordinated to the 2011 Senior Credit Facility and carries 12% interest per annum. The interest equal to 10% of the principal amount is payable on the last day of each quarter commencing June 30, 2011. The interest equal to 2% of the principal amount shall be paid on the note's maturity date. The outstanding principal balance of the note and accrued, unpaid interest is payable on March 3, 2018. At April 1, 2012, the amount due to this related party was approximately $7.5 million, including accrued interest of $132,000.

        The following is the summary of the aggregate principal annual maturities of the Company's long-term debt as of April 1, 2012 (in thousands):

Fiscal Year Ending
March 31, 2013	$2,000
March 30, 2014	2,000
March 29, 2015	2,000
April 3, 2016	2,000
April 2, 2017	190,125
Thereafter	7,333

Total	$205,458

Interest Rate Cap Agreement

        In accordance with the terms of the 2011 Senior Credit Facility and the 2009 Senior Credit Facility, the Company was required no later than the 180th day after the closing date of each of the agreements, and for a minimum of two years thereafter, to enter into agreements reasonably acceptable to the administrative agent that result in at least 50% of the aggregate principal amount of its funded long-term indebtedness being effectively subject to a fixed or maximum interest rate acceptable to the administrative agent.

        On June 14, 2010, the Company entered into an agreement with the administrative agent to cap the LIBOR interest on $50.1 million of the outstanding term loan. The LIBOR interest rate was capped at 5% for the period June 4, 2010 through June 14, 2011, and is capped at 4% from June 14, 2011 through June 14, 2012. The Company paid a fee of $118,000 for this agreement.

        On July 19, 2011, the Company entered into an agreement with the administrative agent to cap the LIBOR interest rate at 4% on a portion of the outstanding term loan. The notional amount of the agreement is $70 million for the period July 19, 2011 through June 14, 2012, and $120 million from June 14, 2012 through July 19, 2013. The Company paid a fee of $98,000 for this agreement.

8. REDEEMABLE PREFERRED STOCK

        The Series A and B Preferred Stock is classified as redeemable preferred stock at April 3, 2011 and April 1, 2012 since the shares are redeemable at the option of the Board of Directors (the "Board") which is controlled by the holders of the preferred stock.

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

March 28, 2010, April 3, 2011 and April 1, 2012

8. REDEEMABLE PREFERRED STOCK (Continued)

Series B Preferred Stock

        In January 2007, the Company issued 64,016.98 shares of Series B Preferred Stock and received net proceeds of approximately $51.2 million net of issuance costs. In addition, approximately $12.7 million was considered the fair value of the preferred stock issued to the sellers as part of the consideration paid for the four retail food store operations acquired by the Company in January 2007.

        The Series B Preferred Stock is nonvoting and is entitled to receive dividends payable in cash at an annual rate of $140 per share from the date of issuance (January 18, 2007) of such shares. All dividends with respect to Series B Preferred Stock (i) accrue on a daily basis, (ii) are cumulative, whether or not earned or declared, (iii) are compounded quarterly from the date of issuance of such shares and (iv) are payable when declared by the Board. In addition, the Series B Preferred Stock is redeemable at the option of a majority of the Board at a price of $1,000 per share plus all accrued and unpaid dividends (the "Series B Liquidation Value"), whether or not declared. Upon a liquidation event, each share of a Series B Preferred Stock is entitled to receive an amount equal to the Series B Liquidation Value before any payments can be made in respect of the Common Stock. The Company may not redeem any shares of Series B Preferred Stock until it has redeemed all outstanding shares of Series A Preferred Stock (other than those shares that are not being redeemed at the request of the holder). At April 3, 2011 and April 1, 2012, the Series B Preferred Stock cumulative deemed dividends were approximately $49.8 million and $66.6 million, respectively. At April 3, 2011 and April 1, 2012, the total liquidation preference, including dividends, was approximately $113.8 million and $130.6 million, respectively.

Series A Preferred Stock

        On March 26, 2009, the Company issued 20,620 shares of Series A Preferred Stock, par value $0.001 per share, together with 18,240 detachable warrants to purchase up to 18,240 shares of the Company's Common Stock, par value $0.001 per share, at an exercise price of $0.01 per share, in consideration for cash proceeds of $16.6 million net of issuance costs of approximately $4 million.

        On October 29, 2009, the Company issued 9,650 shares of Series A Preferred Stock to existing stockholders in consideration for cash proceeds of approximately $9.4 million net of issuance costs of $241,000.

        In October and December 2010, the Company issued a total of 12,788 shares of Series A Preferred Stock in consideration for cash proceeds of approximately $12.5 million net of issuance costs of $321,000.

        The Series A Preferred Stockholders are entitled to receive dividends at an annual rate of $150 per share from the date of issuance of such shares. All dividends with respect to Series A Preferred Stock (i) accrue on a daily basis until paid, (ii) are cumulative, whether or not earned or declared, (iii) are compounded quarterly from the date of issuance of such shares and (iv) are payable when declared by the Board. In addition, the Series A Preferred Stock is redeemable at the option of a majority of the Board at a price of $1,300 per share plus all accrued and unpaid dividends (the "Series A Liquidation Value"), whether or not declared. Upon a liquidation event, each share of a Series A Preferred Stock is entitled to receive an amount equal to the Series A Liquidation Value before any payments can be made with respect to the Series B Preferred Stock or the Common Stock.

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

March 28, 2010, April 3, 2011 and April 1, 2012

8. REDEEMABLE PREFERRED STOCK (Continued)

At April 3, 2011 and April 1, 2012, the Series A Preferred Stock cumulative deemed dividends were approximately $9.9 million and $17.8 million, respectively. At April 3, 2011 and April 1, 2012, the total liquidation preference, including dividends, was approximately $65.8 million and $73.8 million, respectively.

        The warrants are exercisable at any time on or before March 26, 2016, or the consummation of a liquidation event, as defined. Any warrants that have not been exercised in full before the last day of the exercise period shall be automatically exercised, without further action on the part of the holder, on and as of that date. There were no warrants issued or exercised during the fiscal years ended March 28, 2010, April 3, 2011 and April 1, 2012.

        On February 9, 2010, certain stockholders surrendered warrants to purchase an aggregate of 1,958 shares of common stock to the Company for no consideration and the Board increased the number of shares available for issuance pursuant to the Company's 2007 Equity Compensation Plan by that number of shares.

        As of April 3, 2011 and April 1, 2012, there were 16,282 warrants outstanding.

9. EQUITY COMPENSATION PLAN AND COMMON STOCK

        Effective January 2007, the Board adopted an Equity Compensation Plan (the "Plan") to provide the Company's employees, certain consultants and advisors who perform services for the Company and non-employee members of the Board with an opportunity to receive grants of options to purchase shares of the Company's Common Stock and grant restricted shares of the Company's Common Stock.

        The Plan is administered by the Board or a committee appointed by the Board. The Board may grant incentive stock options, non-qualified stock options or any combination of these two and make restricted stock awards. Incentive stock options may be granted only to employees of the Company and non-qualified stock options and restricted stock shares may be granted to employees, non-employee directors and advisors.

        The term of any option shall not exceed ten years from the date of grant. However, an incentive stock option that is granted to an employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, may not have a term that exceeds five years from the date of grant.

        As of April 3, 2011 and April 1, 2012, 13,456 and 15,471 restricted shares have been issued pursuant to the Plan. The shares vest over a period of four to five years. The Company reserves the right to refuse the transfer of such shares until such conditions have been fulfilled with respect to such transfers. During the fiscal year ended April 3, 2011, 1,094 shares were issued and 51 shares were repurchased for $1.50 per share. During the fiscal year ended April 1, 2012, the Company granted 2,431 restricted shares and repurchased 313 shares for $1.50 per share. During the fiscal year ended April 1, 2012, the Company charged to operations approximately $437,000 for non-cash stock based compensation expense. The fair value of the restricted shares granted was approximately $22,000, $272,000 and $1.0 million for the fiscal years ended March 28, 2010, April 3, 2011 and April 1, 2012, respectively.

        As of April 1, 2012, there was $863,000 of unrecognized compensation related to the nonvested stock-based compensation awards granted under the Plan. The compensation expense is expected to be recognized over a weighted average period of 4 years.

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

March 28, 2010, April 3, 2011 and April 1, 2012

9. EQUITY COMPENSATION PLAN AND COMMON STOCK (Continued)

        The status of the Company's unvested restricted stock grants for the years ended March 28, 2010, April 3, 2011 and April 1, 2012, is summarized as follows:

	Shares	Weighted Average Grant Date Fair Value
Balance at March 29, 2009	—	$—
Granted	257	84.70

Balance at March 28, 2010	257	84.70
Granted	1,094	249.28
Vested	(821)	239.37

Balance at April 3, 2011	530	184.69
Granted	2,431	423.36
Vested	(1,169)	328.25
Forfeited	(231)	84.70

Outstanding unvested awards at April 1, 2012	1,561	$591.66

        As of April 1, 2012, no options have been granted under the Plan.

10. RELATED PARTY TRANSACTIONS

Operating Leases

        The Company leases part of its Broadway/West Side of Manhattan store facility from an entity which is owned by the former owners of the Company, two of whom own preferred stock and one of whom is a director and executive officer. This lease terminates on January 31, 2039. Rent expense on this lease approximated $1.3 million, $1.4 million and $1.5 million for the fiscal years ended March 28, 2010, April 3, 2011 and April 1, 2012, respectively. Included within accrued expenses and other at April 3, 2011 and April 1, 2012 is approximately $0 and $208,000, respectively, due under this lease.

        The Company leases its Brooklyn, NY store facility from an entity which is 16.67% owned by an individual who is a Company director and executive officer. This lease will terminate on October 31, 2016, subject to three 5-year renewal options in favor of the Company. This entity owns the building where the Brooklyn store is located. Rent expense on this lease approximated $1.6 million, $1.9 million and $2.0 million for the fiscal years ended March 28, 2010, April 3, 2011 and April 1, 2012, respectively. Included within accrued expenses and other at April 3, 2011 and April 1, 2012 is approximately $0 and $592,000, respectively, due under this lease.

        The Company leases its Harlem/West Side of Manhattan store facility from an entity which is owned by the former owners of the Company, two of whom own preferred stock and one of whom is a director and executive officer. This lease will terminate on January 31, 2032 unless extended by agreement of the members. Rent expense on this lease approximated $770,000, $884,000 and $857,000 for the fiscal years ended March 28, 2010, April 3, 2011 and April 1, 2012, respectively. Included within accrued expenses and other at April 3, 2011 and April 1, 2012 is approximately $0 and $69,000, respectively, due under this lease.

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

March 28, 2010, April 3, 2011 and April 1, 2012

10. RELATED PARTY TRANSACTIONS (Continued)

        The Company leases the property that houses the production bakery and the cheese and dried fruits and nuts warehouses from an entity which is owned by the former owners of the Company, two of whom own preferred stock and one of whom is a director and executive officer, which holds real estate adjacent to the Harlem/West Side of Manhattan store facility. This lease will terminate on January 31, 2032. The Company also rents the space used as the store's parking lot from this entity. Rent expense on this lease approximated $144,000, $193,000 and $475,000 for the fiscal years ended March 28, 2010, April 3, 2011 and April 1, 2012, respectively.

        The rent expense was recorded as part of direct store expenses and general and administrative expenses in the consolidated statements of operations.

        The Company is in the process of arbitration related to the related party leases for its Manhattan properties which contain fair market value rent adjustments ranging from adjusted base rent in the aggregate of $3.7 million as proposed by the Company to $4.8 million as proposed by the related party. During the fiscal year ended April 1, 2012, base rent under such leases aggregated approximately $2.6 million. The Company has recognized its estimate of the anticipated fair market value adjustments for leases in which such clauses were triggered in fiscal 2012 and has accrued for the effect of such anticipated adjustments as additional rent expense as of and for the fiscal year ended April 1, 2012.

Utility Services

        The Company obtains utility services for its Brooklyn, NY store facility from an entity which is 16.67% owned by an individual who is a Company director and executive officer. Payments made for these services approximated $1.0 million, $1.1 million and $993,000 for the fiscal years ended March 28, 2010, April 3, 2011 and April 1, 2012, respectively, and were recorded as direct store expenses in the consolidated statements of operations (Note 13—Commitments and Contingencies).

Management Agreement

        Pursuant to a management agreement, the Company pays Sterling Investment Partners Advisers, LLC ("Sterling Advisers"), an affiliate of the Company's controlling stockholders, an annual management advisory fee (the "advisory fee"). The advisory fee is subject to increases based on the incremental percentage increase in Sterling's future total investment and the Company achieving specified thresholds, as defined.

        The advisory fee amounted to approximately $1.2 million, $1.6 million and $2.6 million in the fiscal years ended March 28, 2010, April 3, 2011 and April 1, 2012, respectively, and are recorded as part of general and administrative expenses in the consolidated statements of operations.

        As a result of the debt financings in December 2009, March 2011 and December 2011, further described in Note 7, the Company paid Sterling Advisers debt financing fees of approximately $2.7 million, $4.0 million and $500,000, respectively. The current and noncurrent unamortized portions of the debt financing fees are capitalized and classified as deferred financing fees and other assets, respectively.

        As a result of the equity financings in October 2009 and October 2010, the Company paid Sterling Advisers equity financing fees of approximately $241,000 and $321,000, respectively. These costs were netted against the proceeds of the preferred stock issuances as further described in Note 8—Redeemable Preferred Stock.

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

March 28, 2010, April 3, 2011 and April 1, 2012

11. MULTIEMPLOYER PLAN AND EMPLOYEE BENEFIT PLAN

        The Company contributes to a multiemployer defined benefit pension plan under the terms of a collective-bargaining agreement that covers certain of its union-represented employees. The risks of participating in this multiemployer plan are different from single-employer plans. Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers. If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers. Additionally, if the Company chooses to stop participating in its multiemployer plan, it will be required to pay this plan an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

        The Company's participation in this plan for the fiscal years 2010, 2011 and 2012 is outlined in the table below. The "EIN/Pension Plan Number" column provides the Employer Identification Number ("EIN") and the three-digit plan number, if applicable. The most recent Pension Protection Act ("PPA") zone status available as of January 1, 2012 is indicated below. The zone status is based on information that the Company received from the plan and is certified by the plan's actuary. Among other factors, plans in the red zone are generally less than 65 percent funded, plans in the yellow zone are less than 80 percent funded, and plans in the green zone are at least 80 percent funded. The "FIP/RP Status Pending/Implemented" column indicates plans for which a financial improvement plan ("FIP") or a rehabilitation plan ("RP") is either pending or has been implemented. In addition to regular plan contributions, the Company may be subject to a surcharge if the plan is in the red zone. The "Surcharge Imposed" column indicates whether a surcharge has been imposed on contributions to the plan. The last column lists the expiration date of the collective-bargaining agreement to which the plan is subject and any minimum funding requirements. There have been no significant changes that affect the comparability of total employer contributions of fiscal years 2010, 2011 and 2012.

				(In thousands) Company Contributions
								Expiration Date of Collecive Bargaining Agreement
		Pension Protection Act Zone Status
Pension Fund	EIN/Pension Plan Number		FIP/RP Status Pending	Fiscal 2010	Fiscal 2011	Fiscal 2012	Surcharge Imposed
Local 1500 Fund	23-7176372/001	Yellow	Implemented	$1,400	$1,800	$2,300	No	March 2014

        At the date the Company's financial statements were issued, certain Forms 5500 were not available.

        The Company also offers a noncontributory, defined contribution 401(k) profit sharing plan to all of its nonunion employees. Employees become eligible when they attain both age 18 and complete one half year of service. Employee contributions are based on annual salary with a contribution rate ranging up to 15%. Employer contributions can range up to 3% of an employee's annual salary, as determined by management, on a discretionary basis. The Company did not make employer contributions to the plan for the fiscal years 2010, 2011 and 2012.

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

March 28, 2010, April 3, 2011 and April 1, 2012

12. INCOME TAXES

        The components of the provision for (benefit from) income taxes for the fiscal years ended March 28, 2010, April 3, 2011 and April 1, 2012 are as follows (in thousands):

	March 28, 2010	April 3, 2011	April 1, 2012
Current income tax provision (benefit)
Federal	$114	$—	$—
State and city	390	(283)	(1)

	504	(283)	(1)

Deferred income tax (benefit)
Federal	(3,156)	(10,046)	(5,557)
State and city	(1,774)	(4,531)	(2,746)

	(4,930)	(14,577)	(8,303)

Total benefit from income taxes	$(4,426)	$(14,860)	$(8,304)

        The reconciliation of the U.S. statutory rate with the Company's effective tax rate for the fiscal years ended March 28, 2010, April 3, 2011 and April 1, 2012 is summarized as follows:

	March 28, 2010	April 3, 2011	April 1, 2012
Federal statutory rate	34.0%	34.0%	34.0%
Effect of:
State income taxes (net of federal tax benefit)	7.9%	9.5%	8.9%
Permanent differences	(2.9)	0.4	(1.4)
Other	(0.9)	0.4	(0.6)

Effective rate	38.1%	44.3%	40.9%

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

March 28, 2010, April 3, 2011 and April 1, 2012

12. INCOME TAXES (Continued)

        The tax effects of the temporary differences which give rise to the deferred tax assets and liabilities are as follows (in thousands):

	April 3, 2011	April 1, 2012
CURRENT DEFERRED TAX ASSETS
Provision for bad debts	$—	$242
Accrued compensation	287	367
Inventory capitalization	940	1,048

Total current deferred tax assets	1,227	1,657

NONCURRENT DEFERRED TAX ASSETS
Favorable leases	677	1,153
Non-compete agreements	94	116
Sales tax reserve	—	44
Interest—discount	191	557
Debt issuance costs	2,463	1,841
Deferred rent	2,920	5,602
Tax credits	762	901
Charitable contributions	575	625
Accrued severance	724	728
Depreciation	—	1,491
Other	—	189
Net operating losses	27,644	34,339

Total noncurrent deferred tax assets	36,050	47,586

NONCURRENT DEFERRED TAX LIABILITIES
Goodwill	11,589	14,386
Trade names	2,867	3,558
Prepaid rent	648	805
Depreciation	376	—

Total deferred tax liabilities	15,480	18,749

Net deferred tax asset	$21,797	$30,494

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

March 28, 2010, April 3, 2011 and April 1, 2012

12. INCOME TAXES (Continued)

        At April 1, 2012, the Company had available U.S. federal net operating losses of approximately $79.7 million. These federal net operating loss carry forwards expire at various times beginning in calendar year 2027 through fiscal 2032. In addition, the Company has various state net operating losses that expire in varying amounts through fiscal year 2032. The Company expects to incur additional net operating losses through fiscal 2014 before generating future taxable income. These cumulative net operating losses are primarily attributable to the Company's expansion including the building of new stores, increased production and corporate overhead and associated costs of capital.

        The Company has net deferred tax assets of approximately $30.5 million, the most significant of which is the deferred tax asset for net operating losses of $34.3 million. In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portion or the entire deferred tax asset will be realized. Ultimately, the realization of the deferred tax asset is dependent upon the generation of sufficient taxable income in those periods in which temporary differences become deductible and net operating loss carry forwards can be utilized.

        The Company has evaluated both positive and negative evidence, including the historical levels of taxable income, scheduled reversals of temporary differences, tax planning strategies, targeted number of new store openings and forecasts of the Company's future operational performance and taxable income, adjusted by varying probability factors, in making a determination as to whether it is more likely than not that all or some portion of the deferred tax assets will be realized. The Company also considered cumulative losses as well as the impact of its expansion in assessing its core pretax earnings.

        Assumptions regarding future taxable income require significant analysis and judgment. This analysis includes financial forecasts based on the historical performance of the business, targeted number of new store openings and measurement of the year in which taxable income from existing stores exceeds the future costs and losses incurred from new store openings. Based on this analysis, the Company is projecting that it will generate future taxable income beginning in fiscal 2015 and will utilize all prior year's net operating losses by no later than fiscal 2018. Accordingly, the Company has concluded that no valuation allowance was required.

        The Company files U.S. federal and various state corporate income tax returns. The IRS concluded a review of our federal income tax return for the fiscal year ended March 29, 2009. The IRS made no changes to the tax return. The Company has not been notified of any other federal or state income tax examination. The Company's federal and state income tax returns for tax years 2007 and afterwards remain subject to examination due to net operating losses generated in those years.

13. COMMITMENTS AND CONTINGENCIES

Operating Leases

        The Company occupies premises pursuant to non-cancelable lease agreements, including the lease agreements with related parties as described in Note 10, whom were assigned to the Company as of January 18, 2007. The leases expire through 2039. Rent under these agreements, except for certain lease years when the rent is determined by arbitration, increases annually by either 50% of the percentage increase in the consumer price index or by the percentage increase in the consumer price index of up to 5%.

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

March 28, 2010, April 3, 2011 and April 1, 2012

13. COMMITMENTS AND CONTINGENCIES (Continued)

        The aggregate minimum rental commitments under all operating leases as of April 1, 2012 are as follows for the fiscal years ending (in thousands):

March 31, 2013	$19,745
March 30, 2014	20,501
March 29, 2015	20,718
April 3, 2016	20,876
April 2, 2017	21,128
Thereafter	363,742

Total	$466,710

        Rent expense for the fiscal years ended March 28, 2010, April 3, 2011 and April 1, 2012 approximated $10.2 million, $16.7 million and $23.1 million, respectively. As of April 1, 2012, the Company is contractually committed for construction contracts related to the building and opening of new stores for approximately $3.9 million.

        The Company is in the process of arbitration related to its leases with related parties which contain fair market value adjustments (Note 10—Related Party Transactions).

Employment Agreements

        The employment agreements with certain of the Company's management employees include, among others, various noncompetition provisions, salary and benefits continuation and severance payments.

        The future minimum cash payments under the terms of those agreements as of April 1, 2012 are as follows for the fiscal years ending (in thousands):

March 31, 2013	$4,275
March 30, 2014	4,290
March 29, 2015	3,053
April 3, 2016	1,150
April 2, 2017	958

Total	$13,726

        The employment agreement with one of the Company's executives provides that in the event of a qualifying sale, as defined, of the Company during the initial term of the employment agreement, and if such executive is working full-time for the Company, the agreement which otherwise would expire in January 2015 if the Company or the executive officer elects not to renew, will be automatically extended until January 2017. If the executive is then working for the Company but does not have an employment agreement, he will receive a three-year employment agreement commencing on the date of the qualifying sale. In either case, the executive may retire at any time after 12 months from the closing of such qualifying sale and take a lump-sum severance payment equal to the balance due for the remaining employment term, as extended. The liability created under these circumstances would be

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

March 28, 2010, April 3, 2011 and April 1, 2012

13. COMMITMENTS AND CONTINGENCIES (Continued)

approximately $3.3 million at current compensation levels and cannot exceed $5.5 million in the aggregate for the executive.

Other Contingencies

        The Company obtains its utility services for the Brooklyn, NY store from an entity which is 16.67% owned by an individual who is a Company director and executive officer. The Company believes that the entity has overcharged for utilities since its initial occupancy of the premises. Since November 2008, the Company has taken deductions from the utility invoices based on the methodology that the Company believes represents the parties' original intentions with respect to the utility calculations. The Company believes that it will be successful in negotiating an amicable resolution of this matter between the parties. The Company also believes that the resolution of this matter will not have a material adverse effect on its financial condition and results of operations.

        The Company, from time to time, is and may be subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of the ultimate liability with respect to actions filed against the Company will not materially affect the financial position or results of operations of the Company.

14. SUBSEQUENT EVENTS

        Subsequent events have been evaluated through June 1, 2012 which is the date the financial statements were available to be issued.